Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

CORE NETWORKS INCORPORATED,

CORE NETWORKS (EUROPE) B.V.,

CORE NETWORKS (U.S.) INC.,

THE PRINCIPAL STOCKHOLDERS SIGNATORIES HERETO,

SUPPORTSOFT, INC.

AND

SUPPORTSOFT CANADA INC.

Dated as of July 20, 2004

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretation	12

ARTICLE II SALE AND PURCHASE OF ASSETS; ASSUMPTION OF ASSUMED OBLIGATIONS		12
2.1	Purchase and Sale of Assets	12
2.2	Certain Provisions Regarding Assignments.	15
2.3	Excluded Assets	16
2.4	Assumed Obligations	17
2.5	Retained Obligations	17
2.6	Prorations	20
2.7	Risk of Loss	20

ARTICLE III PURCHASE PRICE; ESCROW; ADJUSTMENT; ALLOCATION		20
3.1	Payment of Purchase Price.	20
3.2	Escrow.	21
3.3	Allocation of Consideration for Assets	22
3.4	Payment of Transfer Taxes	22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES AND THE PRINCIPAL STOCKHOLDERS IN RESPECT OF THE SELLING PARTIES, THE ASSETS AND THE BUSINESS		22
4.1	Due Organization	22
4.2	Due Authorization; Capitalization; Stockholder Approval.	23
4.3	Consents and Approvals; Authority Relative to this Agreement.	24
4.4	Financial Statements.	24
4.5	Absence of Changes	25
4.6	Title to Assets.	25
4.7	Business Assets	26
4.8	Real Property	26
4.9	Personal Property	28
4.10	Customers; Suppliers; TVC.	28
4.11	Proceedings	29
4.12	Intellectual Property.	30
4.13	Contracts	37
4.14	Permits.	39
4.15	Insurance	40
4.16	Employee Benefit Plans and Employment Agreements	40
4.17	Employment and Labor Matters.	42
4.18	Taxes	44
4.19	Compliance with Laws	44
4.20	Environmental Matters	45

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4.21	Accounts Receivable	46
4.22	Selling Parties	46
4.23	[intentionally omitted.]	46
4.24	Transactions with Affiliates	46
4.25	Effect of Transactions	47
4.26	Brokers	47
4.27	Bankruptcy	47
4.28	Complete Copies	48
4.29	Disclosure	48
4.30	Canadian Employee Benefit Plans	48
4.31	Representations and Warranties of Principal Stockholders in Respect of Themselves	51

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		52
5.1	Due Incorporation and Corporate Power	52
5.2	Due Authorization	52
5.3	Consents and Approvals; Authority Relative to this Agreement	52
5.4	Proceedings	53
5.5	Financing	53
5.6	GST Registrant	53

ARTICLE VI COVENANTS		53
6.1	Access to Information	53
6.2	Preservation of Business	54
6.3	Consents and Approvals	57
6.4	Post-Closing Cooperation; Access and Assistance	59
6.5	Insurance	60
6.6	Confidentiality	60
6.7	Release of Liens	62
6.8	Exclusive Dealing	62
6.9	Transfer Taxes	63
6.10	Collection of Receivables	63
6.11	Supplemental Disclosure	64
6.12	Stockholder Approval	64
6.13	Change of Selling Parties’ Names	64
6.14	Internal Control Over Financial Reporting	64

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER		65
7.1	Warranties True	65
7.2	Compliance with Agreements and Covenants	65
7.3	Certificate of Compliance	65
7.4	[Intentionally Omitted]	66
7.5	No Injunctions or Other Legal Restraints	66
7.6	Absence of Proceedings	66
7.7	Delivery of Financial Statements	66
7.8	Transfer Taxes	66
7.9	Consents and Authorizations	67

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7.10	Legal Opinion	67
7.11	Material Adverse Effect	67
7.12	Other Documents	67
7.13	Liens	67
7.14	Stockholder Approval	67
7.15	Earlier Executed Agreements	67
7.16	Employee Matters	67
7.17	Termination of Employment Agreements	67
7.18	Minimum Cash and Accounts Receivable Balance	68
7.19	Estoppel Certificate	68
7.20	Executed License Agreements	68
7.21	Employee Plans	68

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING PARTIES		68
8.1	Warranties True	68
8.2	Compliance with Agreements and Covenants	68
8.3	Certificate of Compliance	68
8.4	[Intentionally Omitted]	68
8.5	No Injunctions or Other Legal Restraints	69
8.6	Absence of Proceedings	69
8.7	Stockholder Approval	69
8.8	Related Agreements	69
8.9	Other Documents	69
8.10	Assumed Contracts	69

ARTICLE IX CLOSING		69
9.1	Closing	69
9.2	Deliveries by the Selling Parties	70
9.3	Deliveries by the Purchaser	70

ARTICLE X TERMINATION		71
10.1	Termination	71
10.2	Effect of Termination	72

ARTICLE XI EMPLOYEES AND EMPLOYEE BENEFITS		72
11.1	Offers of Employment; Transferred Employees	72
11.2	Employee Benefits – Generally	73
11.3	COBRA	73
11.4	Workers and Unemployment Compensation	73
11.5	Wages	74
11.6	Severance	74
11.7	No Third Party Beneficiaries	74
11.8	Cooperation	74
11.9	Pension Plan Deficit or Solvency Deficiency	74

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ARTICLE XII INDEMNIFICATION		74
12.1	Survival	74
12.2	Indemnification by the Selling Parties and Principal Stockholders	74
12.3	Indemnification by the Purchaser	76
12.4	Limitations on Liability	76
12.5	Claims.	78
12.6	Objections to Claims	78
12.7	Resolution of Conflicts; Arbitration	79
12.8	Notice of Third Party Claims	79
12.9	Time Limits	80
12.10	Net Losses and Subrogation	80
12.11	General Indemnification Provisions	80
12.12	Purchase Price Adjustments	81
12.13	Other Adjustments	81

ARTICLE XIII MISCELLANEOUS		81
13.1	Expenses	81
13.2	Amendment	81
13.3	Notices	81
13.4	Payments in Dollars	83
13.5	Waivers; Time of the Essence	83
13.6	Assignment	83
13.7	Publicity	84
13.8	Further Assurances	84
13.9	Severability	84
13.10	Entire Understanding; Conflicts	84
13.11	Language	85
13.12	Applicable Law	85
13.13	Remittances	85
13.14	Jurisdiction of Disputes; Waiver of Jury Trial	85
13.15	Schedules	85
13.16	Counterparts; Facsimile Signatures	86

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EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Voting Agreement
Exhibit D	Escrow Agreement
Exhibit E	Form of Employment Agreement
Exhibit F	Opinion of LaBarge Weinstein LLP

SCHEDULES

Schedule 1.1A	Current Employees
Schedule 1.1B	Former Employees
Schedule 1.1C	Purchaser’s knowledge
Schedule 1.1D	Seller’s knowledge
Schedule 2.1(b)	Equipment; Personal Property
Schedule 2.1(g)	Software Products, Documentation and Manuals
Schedule 2.3(f)	Excluded Leases and Property
Schedule 2.3(k)	Excluded Contracts
Schedule 2.3(o)	Other Excluded Assets
Schedule 3.3	Purchase Price Allocation
Schedule 4.2(b)	Capitalization
Schedule 4.2(c)	Outstanding Capitalization
Schedule 4.2(d)	Warrant, Options and Rights
Schedule 4.3(a)	Consents and Approvals
Schedule 4.4(a)	Balance Sheet
Schedule 4.4(b)	Liabilities
Schedule 4.5	Absence of Changes
Schedule 4.6(a)	Title to Assets
Schedule 4.6(b)	Investments
Schedule 4.7	Business Assets
Schedule 4.8(a)	Real Property
Schedule 4.8(g)	Real Property Leases
Schedule 4.9	Personal Property
Schedule 4.10(a)	Customers
Schedule 4.10(b)	Suppliers
Schedule 4.11	Proceedings
Schedule 4.12(a)	Trademarks, Patents, Copyrights, Domain Names and Trade Secrets
Schedule 4.12(b)(ii)	Trademark Exceptions
Schedule 4.12(d)(i)	Copyright Exceptions
Schedule 4.12(e)(ii)	Proprietary Inventions Agreement Exceptions
Schedule 4.12(f)(i)	Core Inbound License Agreements
Schedule 4.12(f)(ii)	Core Outbound License Agreements
Schedule 4.12(f)(iii)	Agreements with Exclusivity
Schedule 4.12(f)(iv)	Support, Maintenance or Similar Services

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Schedule 4.12(f)(v)	Number of Copies and Internal Users for Transferred Technology
Schedule 4.12(f)(vi)	Sublicense or Use
Schedule 4.12(g)	Core Domain Names
Schedule 4.12(m)	Source Code; Standards
Schedule 4.12(n)	Future Products
Schedule 4.12(o)	Royalties and Licenses
Schedule 4.13(a)	Contracts
Schedule 4.13(b)	Exceptions to Contracts
Schedule 4.13(c)	Consents
Schedule 4.14	Permits
Schedule 4.15	Insurance
Schedule 4.16(a)	Employee Plans
Schedule 4.16(d)	Severance or Accelerated Benefits
Schedule 4.16(g)	Non-U.S. Benefit Plans
Schedule 4.17(a)	Employment and Labor Matters
Schedule 4.17(c)	Employees
Schedule 4.17(d)	Severance Policies and Plans
Schedule 4.17(e)	Contingent Workers
Schedule 4.18	Tax Returns
Schedule 4.19(a)	Compliance with Laws
Schedule 4.20	Environmental Matters
Schedule 4.22	Selling Parties
Schedule 4.24	Transactions with Affiliates
Schedule 4.24(a)	Affiliate Contracts
Schedule 4.24(c)	Other Affiliate Contracts
Schedule 4.24(d)	Arm’s Length Contracts
Schedule 4.25	Effect of Transactions
Schedule 4.26	Brokers
Schedule 4.30(a)	Canadian Employee Plans
Schedule 4.30(f)	Canadian Pension Plans
Schedule 4.30(i)	Canadian Employee Plans Promises and Commitments
Schedule 4.30(k)	Contributing Holidays
Schedule 5.3(a)	Purchaser Consents and Approvals
Schedule 6.3(e)	License Agreements to be Obtained [schedule to be provided by Purchaser]
Schedule 7.9	Consents
Schedule 7.16	Employees [schedule to be provided by Purchaser]
Schedule 7.20	Executed License Agreements
Schedule 11.4	Workers and Unemployment Compensation and WARN Act
Schedule 12.2(i)	Certain Disclosure Matters [schedule to be provided by Purchaser]

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of July 20, 2004, by and between SupportSoft, Inc., a Delaware corporation (“SupportSoft”), SupportSoft Canada Inc., a corporation organized under the laws of New Brunswick (“Sub” and collectively with SupportSoft, the “Purchaser”), Core Networks Incorporated, a corporation continued under the laws of Canada (“Core”), Core Networks (Europe) B.V., a Netherlands corporation (“Core Euro”), Core Networks (U.S.) Inc., a Delaware corporation (“Core US” and together with Core Euro and Core, the “Selling Parties” and each a “Selling Party”), and the undersigned stockholders of Core (the “Principal Stockholders”). Certain capitalized terms used herein are defined in Article I.

RECITALS:

WHEREAS, the Selling Parties own, directly or indirectly, certain assets used in the development of software solutions for service providers, and the Purchaser wishes to purchase from the Selling Parties, and each of the Selling Parties wishes to sell to the Purchaser, the assets used in or necessary for the operation or conduct of the Business by the Selling Parties, and the Purchaser desires to assume from the Selling Parties, and the Selling Parties desire to assign to the Purchaser, certain obligations and Liabilities relating to the Business, all upon the terms and subject to the conditions contained herein; and

WHEREAS, Core’s Board of Directors has determined that the sale of the Business and the Assets to the Purchaser as provided herein is in the best interests of the Selling Parties, and, subject to obtaining the Required Stockholder Approval (as defined herein), has taken all necessary and appropriate steps to approve the sale of the Business to Purchaser hereunder; and

WHEREAS, contemporaneously herewith, as a condition and an inducement to Purchaser’s willingness to enter into this Agreement, each of the Principal Stockholders has entered into a Voting Agreement with Purchaser, in substantially the form attached hereto as Exhibit C (collectively, the “Voting Agreements”); and

WHEREAS, either prior to the date hereof or contemporaneously herewith, as a condition and an inducement to Purchaser’s willingness to enter into this Agreement, certain employees of the Selling Parties have entered into an Employment Agreement with Purchaser, each to become effective on the Closing Date and in the form attached hereto as Exhibit E (collectively, the “Employment Agreements”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the Purchaser and the Selling Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Accounts Payable” shall have the meaning set forth in Section 2.5(e).

“Accounts Receivable” shall have the meaning set forth in Section 2.1(d).

“Accrued Compensation and Benefits” shall mean, as of a specified date, the aggregate PTO for the Transferred Employees (a schedule by employee will be provided), but shall specifically exclude (to the extent otherwise included therein) any obligation for severance to any Employee, including but not limited to any Assumed Severance.

“Acquisition” shall mean the purchase and sale of the Assets and the assumption of the Assumed Obligations pursuant to the terms and conditions of this Agreement.

“Acquisition Proposal” shall have the meaning set forth in Section 6.8.

“Affiliate” shall mean, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) ten percent (10%) or more of any class of equity securities of that Person or any of its Affiliates or (ii) ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized Person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Affiliate Contracts” shall have the meaning set forth in Section 4.24.

“Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar defined group under a similar provision of state, local or foreign Law, including any consolidated, combined, unitary or other similar group.

“Aggregate Outstanding Claims” shall have the meaning set forth in Section 3.2(c).

“Agreement” shall mean this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Assets” shall mean the assets described in Section 2.1, but excluding the Excluded Assets.

“Assigned Contracts” shall have the meaning set forth in Section 2.1(j).

“Assigned Permits” shall have the meaning set forth in Section 2.1(i).

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement, which document, when agreed to prior to Closing, shall be in customary form for transactions of this nature, and at such time shall be attached to this agreement as Exhibit E.

“Assumed New TVC Development Obligation” shall mean $35,318 of the TVC Development Obligations.

“Assumed Obligations” shall have the meaning set forth in Section 2.4.

“Assumed Severance” shall mean, as of a specified date, the aggregate Liabilities of any of the Selling Parties to or with respect to Transferred Employees only for statutorily-required (or required by Law or Governmental Authority) severance amounts, and excludes any contractual Liability to any Employees of the Selling Parties or the Business (regardless of whether such Employees are Transferred Employees, Key Employees or otherwise, or whether such Employees are resident in Canada, the United States or the Netherlands).

“Audited Core Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Balance Sheet” shall have the meaning set forth in Section 4.4(a).

“Bankruptcy Acquisition” shall have the meaning set forth in Section 4.10(d).

“Bankruptcy Acquisition Order” shall have the meaning set forth in Section 4.10(d).

“Bill of Sale” shall mean a bill of sale or a General Conveyance, Assignment and Assumption Agreement, which document, when agreed to prior to Closing, shall be in customary form for transactions of this nature, and at such time shall be attached to this agreement as Exhibit F.

“Business” shall mean the business, as conducted by the Selling Parties, of the development of software solutions for service providers.

“Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in San Francisco, California or Halifax, Nova Scotia generally are closed for business.

“Business Material Adverse Effect” shall mean any event, change or occurrence which, individually or together with any other event, change or occurrence has, or that would reasonably be expected to (A) have a material adverse effect on the operations, properties, assets, results of operations, prospects or financial condition of the Business as a whole or (B) otherwise materially impair the Purchaser’s ability following the Closing to conduct the operation of the Business as currently conducted; provided, however, that a Business Material Adverse Effect shall not be deemed to have occurred if such effect is attributable to changes in general U.S., Canadian or world economic or capital market conditions or changes generally affecting the industry in which the Selling Parties operate the Business (provided that such changes do not have a disproportionate adverse impact on the Business).

“Business Properties” shall mean the Office Building Property and any other real property owned or leased or operated in any way by any of the Selling Parties and used primarily by Employees, whether in the past or present.

“Canadian Employee Plans” shall have the meaning set forth in Section 4.30(a).

“Canadian Pension Plans” shall have the meaning set forth in Section 4.30(f).

“Cash” shall have the meaning set forth in Section 2.1(a).

“Closing” shall mean the consummation of the Acquisition and the other transactions contemplated herein in accordance with Article IX.

“Closing Date” shall mean the date on which the Closing occurs.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (which shall only apply to U.S. employees of the Business, if at all).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning set forth in Section 6.6(b).

“Consent” shall mean a consent, authorization or approval of a Person, or other action by or filing or registration with a Person.

“Content” shall have the meaning set forth in Section 4.12(g).

“Contingent Workers” shall have the meaning set forth in Section 4.17(e).

“Contract” shall mean any contract, license, lease, sales order, purchase order, indenture, mortgage, note, bond, warrant, option, commitment, agreement and all other legally binding arrangements, in each case whether oral or written.

“Copyrights” shall have the meaning set forth in Section 4.12(a).

“Core” shall have the meaning set forth in the preamble.

“Core Copyrights” shall have the meaning set forth in Section 4.12(d)(i).

“Core Domain Names” shall have the meaning set forth in Section 4.12(g).

“Core Euro” shall have the meaning set forth in the preamble.

“Core Inbound License Agreements” shall have the meaning set forth in Section 4.12(f)(i).

“Core Name” shall mean the “Core” name, brand name, trade name, trademark, service mark, and domain name, any business name, brand name, trade name, trademark, service mark and domain name that includes the word “Core”, any portion thereof, any and all other derivatives thereof and all “Core” logos.

“Core Outbound License Agreements” shall have the meaning set forth in Section 4.12(f)(ii).

“Core Trademarks” shall have the meaning set forth in Section 4.12(b)(i).

“Core US” shall have the meaning set forth in the preamble.

“Credits and Prepaids” shall have the meaning set forth in Section 2.1(k).

“Current Employee” shall mean any Person who is employed by the Selling Parties or any of their Affiliates immediately prior to the date hereof primarily in connection with the Business, including any such Person on leave of absence, maternity or paternity leave, vacation, sick leave, short term or long term disability, military leave, jury duty or bereavement leave. All such Persons are listed in Schedule 1.1A.

“Customer Contract” shall have the meaning set forth in Section 2.4(a).

“Debt Releases” shall have the meaning set forth in Section 6.7.

“Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

“Domain Names” shall have the meaning set forth in Section 4.12(a).

“Employee Plans” shall have the meaning set forth in Section 4.16(a).

“Employees” shall mean, collectively, Current Employees and Former Employees.

“Enforceability Limitations” shall mean limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors’ rights generally from time to time in effect or general principles of equity.

“Environmental Claim” shall mean any claim, demand, action, judicial or administrative Proceeding, notice of noncompliance, notice of violation, consent order, or consent agreement under any Environmental Law.

“Environmental Law” shall mean any Law, or judicial or administrative interpretation thereof, relating to pollution or protection of the environment, natural resources and public and occupational health and safety, including, without limitation, any Law that imposes liability or standards of conduct concerning discharges, emissions, Releases or threatened Releases of any Hazardous Substance into the environment, including into ambient air, surface water, groundwater or land, or otherwise relating to the generation, treatment, storage, disposal, cleanup, transport or handling of any Hazardous Substance.

“Environmental Permit” shall mean any Permit required by or pursuant to any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (which shall only apply to U.S. employees of the Business, if at all).

“Escrow Account” shall have the meaning set forth in Section 3.2.

“Escrow Agent” shall mean BNY Trust Company of Canada.

“Escrow Agreement” shall mean the escrow agreement substantially in the form attached as Exhibit D.

“Escrow Amount” shall have the meaning set forth in Section 3.2.

“ETA” shall mean the Excise Tax Act (Canada).

“Excluded Assets” shall have the meaning set forth in Section 2.3.

“Excluded Contracts” shall have the meaning set forth in Section 2.3(k).

“Excluded Leases and Property” shall have the meaning set forth in Section 2.3(f).

“Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Former Employee” shall mean any Person who is not employed by any of the Selling Parties or any of their Affiliates immediately prior to the Closing Date and who, immediately prior to such individual’s termination of employment with any of the Selling Parties or their Affiliate, was employed by any of Selling Parties primarily in connection with the Business. All such Persons are listed in Schedule 1.1B.

“GAAP” shall mean generally accepted accounting principles in Canada.

“Governmental Authority” shall mean any United States, Canadian or Netherlands Federal, state, provincial, territorial, local or foreign government or subdivision thereof, or any agency, entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Federal, state, provincial, territorial, local or foreign government.

“Governmental Required Consent” shall mean, with respect to a Person, compliance by such Person with, and filings by such Person under any applicable Law.

“Hazardous Substance” shall mean any pollutant, contaminant, waste, material or substance that is defined as hazardous, or is prohibited, restricted, regulated, or controlled under any Environmental Law.

“Indebtedness” shall have the meaning set forth in Section 4.13(a)(ix).

“Indebtedness Guarantees” shall have the meaning set forth in Section 4.13(a)(x).

“Indemnified Person” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article XII.

“Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article XII.

“Information and Records” shall have the meaning set forth in Section 2.1(e).

“Intellectual Property” shall have the meaning set forth in Section 2.1(f).

“Interim Period Unaudited Core Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Inventory” shall have the meaning set forth in Section 2.1(c).

“Investments” shall have the meaning set forth in Section 2.1(k).

“ITA” shall mean the Income Tax Act (Canada), as amended.

“Judgment” shall have the meaning set forth in Section 4.3(b).

“Key Employees” shall mean Craig Soderquist, Christopher Thornhill and Stephen Johnston.

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated or imposed by any Governmental Authority.

“Leased Property” shall have the meaning set forth in Section 4.8(g).

“Liability” shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued in accordance with GAAP on the financial statements of such Person.

“Lien” shall mean any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale contract, title retention contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable securities Law.

“Loss” or “Losses” shall mean any and all damages, fines, fees, Taxes, penalties, deficiencies, losses (including lost profits or diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other Proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of legal counsel, incurred in connection with (a) the investigation or defense of any Third Party Claims, (b) asserting or disputing any rights under this Agreement against any party hereto or otherwise, or (c) settling any action or Proceeding or threatened action or Proceeding).

“Material Contracts” shall have the meaning set forth in Section 4.13(b).

“New TVC” shall have the meaning set forth in Section 4.10(d).

“Net Proceeds” shall mean, with respect to an individual Principal Stockholder, the Dollar amount equal to the aggregate proceeds actually received by such Principal Stockholder (including such Principal Stockholder’s pro rata portion of the Escrow Amount) pursuant to this Agreement, whether as a stockholder or debenture holder (after the Acquisition and distribution of the Purchase Price to the stockholders of Core and/or the liquidation and dissolution of Core).

“Non-U.S. Benefit Plans” shall have the meaning set forth in Section 4.16(g).

“Objection Notice” shall have the meaning set forth in Section 12.6.

“Office Building Property” shall mean the real property located at 155 Chain Lake Drive, Suite 19, Halifax, Nova Scotia, Canada, together with the office building and all other improvements thereon and all rights appurtenant thereto.

“Officer’s Certificate” shall have the meaning set forth in Section 12.5.

“Old TVC” shall have the meaning set forth in Section 4.10(d).

“Patents” shall have the meaning set forth in Section 4.12(a).

“Permit” shall mean any permit, license, approval or other authorization required or granted by any Governmental Authority.

“Permitted Liens” shall mean Liens for Taxes that are not yet due.

“Person” shall mean any natural person, corporation, proprietorship, firm, partnership, limited partnership, limited liability company or partnership, trust, joint venture, union, association, Governmental Authority or other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(b).

“Personnel” shall have the meaning set forth in Section 4.12(e)(ii).

“Petition Date” shall have the meaning set forth in Section 4.10(d).

“Pre-Closing Environmental Liability” shall mean any loss, claim, demand, requirement, lawsuit, responsibility or other Liability arising out of Environmental Laws and (1) any condition of the Assets or Excluded Assets existing on or prior to the Closing Date, (2) the ownership or operation of the Business (including by any former owner or operator thereof) or the Assets or any Excluded Asset (or any assets previously owned or operated in connection with the Business) on or prior to the Closing Date, (3)(A) personal injury, property damage or exposure to a

Hazardous Substance or (B) investigation, remediation, natural resources damages or other response actions, including claims related to any Releases arising out of the ownership or operation of the Business (including by any former owner or operator thereof) or the Assets or any Excluded Asset (or any assets previously owned or operated in connection with the Business) on or prior to the Closing Date or (4) the transportation, Release or recycling of a Hazardous Substance or the arrangement for such activities, from, at or to any off-site location on or prior to the Closing Date.

“Preference Payment” shall have the meaning set forth in Section 4.10(d).

“Principal Stockholders” shall have the meaning set forth in the preamble.

“Proceeding” shall have the meaning set forth in Section 2.5(d).

“PTO” shall mean any accrued but unused paid time off to which any Employee is entitled (whether for vacation, sick pay or otherwise) (for greater clarity, PTO shall exclude severance obligations, to the extent otherwise included).

“Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 12.2.

“Purchaser’s knowledge,” or any similar expression with regard to the knowledge or awareness of or receipt of notice by the Purchaser, shall mean the actual, direct and personal knowledge of any of the Persons listed in Schedule 1.1C, and the knowledge of any facts that such individuals should have after due inquiry. For this Agreement, “due inquiry” with respect to any matter means inquiry of and consultations with (a) the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as such officers and directors, (b) other employees of and the advisors to such Person, including legal counsel and outside auditors, who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter, and (c) the Persons owning more than ten percent (10%) of the equity interests, by vote or value, of such Person.

“R&D Tax Credit” shall mean the Selling Parties’ rights to receive a Tax credit or payment from any Canadian Taxing Authority, or to have any such amount applied to reduce any such Selling Parties’ Tax payable, in connection with any previously completed fiscal years, and up to the Closing Date for any stub period.

“Real Property” shall have the meaning set forth in Section 4.8(a).

“Real Property Leases” shall have the meaning set forth in Section 4.8(g).

“Related Agreement” shall mean any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Escrow Agreement, Employment Agreements, Voting Agreements, Assignment and Assumption Agreement and Bill of Sale. The Related Agreements executed by a specified Person shall be referred to as such “Person’s Related Agreements,” “its Related Agreements” or such other similar expression.

“Release” shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the environment.

“Relevant Assurance” shall have the meaning set forth in Section 6.3.

“Representatives” shall mean any officer, director, employee, accountant, counsel, investment banker, financial advisor or other representative of or any Affiliate of, such Person.

“Required Stockholder Approval” shall have the meaning set forth in Section 4.2(e).

“Resolved Claim Notice” shall have the meaning set forth in Section 12.7(b).

“Restricted Contracts” shall have the meaning set forth in Section 4.13(c).

“Retained Obligations” shall have the meaning set forth in Section 2.5.

“SEC” shall have the meaning set forth in Section 6.14.

“Section 404 Compliance Project” shall have the meaning set forth in Section 6.14.

“Seller Affiliated Group” shall have the meaning set forth in Section 2.5(g).

“Seller Indemnified Party” shall have the meaning set forth in Section 12.3.

“Seller’s knowledge,” or any similar expression with regard to the knowledge or awareness of or receipt of notice by any of the Selling Parties, shall mean the actual, direct and personal knowledge of any of the executive officers of any of the Selling Parties and of the Persons listed in Schedule 1.1D, and the knowledge of any facts that such individuals should have after due inquiry. Schedule 1.1D shall set forth each manager level employee and above of the Business and any individual or person among any of the Selling Parties with decision-making authority for an area covered by the Agreement.

“Selling Parties” and “Selling Party” shall have the meaning set forth in the preamble.

“Sub” shall have the meaning set forth in the preamble.

“Subsidiaries” shall mean any Person subject to control by any Selling Party, the Purchaser, or any of their respective Affiliates. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“SupportSoft” shall have the meaning set forth in the preamble.

“Tax” or “Taxes” means all (i) United States and Canadian Federal, state, provincial, territorial, local, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, goods and services tax, harmonized sales tax, receipts, value added, profits, license, withholding, payroll, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, employment insurance, government pension, payroll, environmental, alternative minimum, occupation, employer health, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an Affiliated Group and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Tax Return” shall mean any report, return, declaration, election, notice, filing form, statement or other information required to be supplied to a Governmental Authority in connection with any Taxes, and any amendments, schedules, attachments, supplements, appendices and exhibits thereto.

“Tax Statute of Limitations Date” shall mean the close of business on the 60th day after the expiration of the applicable statute of limitations with respect to any Tax, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Technology” shall have the meaning set forth in Section 2.1(g).

“Termination Date” shall have the meaning set forth in Section 10.1(b).

“Third Party Claim” shall have the meaning set forth in Section 12.8.

“Trade Secrets” shall have the meaning set forth in Section 4.12(e)(i).

“Trademarks” shall have the meaning set forth in Section 4.12(a).

“Transfer Taxes” shall have the meaning set forth in Section 2.5(h).

“Transferred Employee” shall have the meaning set forth in Section 11.1.

“Transferred Intellectual Property” shall have the meaning set forth in Section 2.1(f).

“Transferred Technology” shall have the meaning provided in Section 2.1(g).

“TVC Development Obligation” shall mean the development obligations of the Selling Parties to New TVC, Old TVC, or any of their customers or Affiliates.

“US Qualified Plan” shall have the meaning set forth in Section 11.5.

“VAR Agreement” shall have the meaning set forth in Section 4.10(d).

1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE II

SALE AND PURCHASE OF ASSETS; ASSUMPTION OF ASSUMED OBLIGATIONS

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, the relevant Selling Parties shall sell, assign, convey, transfer and deliver to the relevant Purchaser free and clear of any Liens other than Permitted Liens, and the relevant Purchaser shall purchase and acquire from the relevant Selling Parties and take assignment and delivery from the relevant Selling Parties all of the Seller Parties’ right, title and interest in and to all of the property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, used, held for use, intended to be used or reasonably necessary to or required in the operation or conduct of the Business, other than the Excluded Assets, including, without limitation, the following:

(a) Cash. All cash, certificates of deposit, bank deposits, negotiable instruments, marketable securities and other cash equivalents, together with all accrued but unpaid interest thereon (“Cash”);

(b) Equipment; Personal Property. All equipment, machinery, computers, computer hardware, servers, network equipment and connections, program documentation, tapes, manuals, forms, guides and other materials with respect thereto and related licenses, furniture, furnishings, tools, spare parts, vehicles and all other items of tangible personal property and interests therein owned or leased by any of the Selling Parties that are used, held for use, intended to be used or reasonably necessary or required in the operation or conduct of the Business or in connection with any Asset (whether or not paid for, and whether or not an obligation is due or recordable as a Liability) (collectively, the “Personal Property”), including those items described in Schedule 2.1(b) and Schedule 4.9;

(c) Inventory. All supplies, materials and other inventories of raw materials, works-in-progress and finished goods of the Selling Parties (wherever located) to which the Selling Parties hold title that are used, held for use, intended to be used or reasonably necessary or required in the operation or conduct of the Business (collectively, the “Inventory”);

(d) Accounts Receivable. All accounts receivable, trade receivables, notes receivable and other receivables and other rights to receive payment of the Selling Parties arising out of or from the operation or conduct of the Business or in connection with any Asset or any Assumed Obligation, including receivables from suppliers, if any, but excluding receivables relating to the Excluded Assets, and any claim, remedy or right to the foregoing (collectively, the “Accounts Receivable”);

(e) Information and Records. All sales and business records, service records, books of account, ledgers, general, financial and accounting records, personnel records, files, invoices, inventory records, engineering, maintenance, operating and production records, cost and pricing information, business plans, catalogs, quality control records, blueprints, research and development files, records, patent disclosures, patent life histories, litigation files, subscribers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals, subscriber and supplier correspondence (in all cases, in any form or medium), of the Selling Parties that relate or pertain to or are used, held for use, intended to be used or reasonably necessary or required in, or that arise out of, the operation or conduct of the Business or in connection with any Asset or any Assumed Obligation (collectively, the “Information and Records”);

(f) Intellectual Property. All Trademarks, Patents, Copyrights, Domain Names, Trade Secrets and other intellectual property and proprietary rights, including contract rights having equivalent effect, and further including moral and economic rights of authors and inventors, recognized in any jurisdiction worldwide (collectively, “Intellectual Property”), of the Selling Parties that relate or pertain to or are used, held for use, intended to be used or reasonably necessary or required in the operation or conduct of the Business or in connection with any Asset, but excluding any Intellectual Property that is an Excluded Asset (such included Intellectual Property, as well as the right to sue for any pre-Closing infringements of such Intellectual Property, being the “Transferred Intellectual Property”);

(g) Technology. All software, programs, source codes, algorithms, databases and data collections, documentation, technical manuals, compilers, interpreters, product designs and/or specifications, technical information, firmware, research records, records of inventions, works of authorship (whether or not copyrightable), test information, market surveys and marketing know-how, and any and all other inventions, discoveries, know-how, formulae, practices, processes, procedures, ideas, specifications, engineering data, reports, information and materials of a technical nature or concerning research and development and/or engineering or programming activities, including works in progress and technology under development, and all media carrying any of the aforesaid (collectively, “Technology”) of the Selling Parties that relate or pertain to or are used, held for use, intended to be used or reasonably necessary or required in the operation or conduct of the Business or in connection with any Asset, including without limitation the software products and related documentation, technical manuals and specifications listed on Schedule 2.1(g) (the “Transferred Technology”);

(h) Goodwill. All of the Selling Parties’ customer relationships, supplier relationships and goodwill generated by or associated with the Business or the operation or conduct of the Business or in connection with any Asset, including the exclusive right to represent oneself as the successor of the Business;

(i) Permits. All assignable Permits and all pending applications or renewals thereof of the Selling Parties that relate or pertain to or are used, held for use, intended to be used or reasonably necessary or required in the operation or conduct of the Business or in connection with any Asset (the “Assigned Permits”);

(j) Contracts. All Contracts to which any of the Selling Parties is a party or by which any of the Selling Parties is bound that are listed in Schedule 4.8, 4.9, 4.12 or 4.13 and all other Contracts (including purchase orders and sales orders) to which any of the Selling Parties is a party or by which any of the Selling Parties is bound that relate or pertain to or are used, held for use, intended to be used or reasonably necessary or required in, or that arise out of, the operation or conduct of the Business or in connection with any Asset or Assumed Obligation, including all rights to receive payments for products or services sold before the Closing Date, to receive goods and services purchased pursuant to such Assigned Contracts and to assert claims and take other actions in respect of breaches or other violations thereof, but excluding the Excluded Contracts (the “Assigned Contracts”);

(k) Investments. All partnership interests or any other equity interest in any Person (other than in Core, Core Euro and Core US) (“Investments”) listed in Schedule 4.6(b), if any, and all other Investments that are used, held for use, intended to be used or reasonably necessary or required in, or that arise out of, the operation or conduct of the Business or in connection with any Asset;

(l) Credits and Prepaids. All credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items that are used, held for use, intended to be used or reasonably necessary or required in, or that arise out of, the operation or conduct of the Business or in connection with any Asset or any Assumed Obligation (“Credits and Prepaids”);

(m) Claims. All rights, claims and credits to the extent arising out of the operation or conduct of or relating to the Business or any Asset or any Assumed Obligation, including claims in bankruptcy, and any such items arising under insurance policies and all guarantees, warranties, offsets, indemnities and all other intangible property rights or claims, asserted or unasserted, contingent or fixed, known or unknown, against third parties (but excluding obligations or Liabilities relating thereto) and similar rights in favor of any of the Selling Parties in respect of the Business or any Asset or any Assumed Obligation, but excluding the R&D Tax Credit;

(n) Real Property. All real property ownership interests in the land and buildings described on Schedule 4.8(a) and defined as Real Property.

(o) Leases. All right, title and interest to the Real Property Leases that are not Excluded Leases and Property.

(p) Personal Property Leases. All leases of Personal Property that are used in or are reasonably necessary or required in the operation or conduct of the Business or in connection with any Asset;

(q) Non-Disclosure Obligations. All non-disclosure, confidentiality and similar obligations owed to any of the Selling Parties to the extent related to the Business;

(r) Employee Non-Compete Obligations. All rights with respect to any obligation of any Employee to refrain from competing with the Business, to the extent such rights and obligations are assignable without the Employee’s consent; and

(s) Core Name. The Core Name.

All of the property and assets to be transferred to the Purchaser hereunder are herein referred to collectively as the “Assets.” The Purchaser and the Selling Parties shall agree prior to Closing which Purchaser (SupportSoft or Sub) will be purchasing which Assets, and the Bill(s) of Sale and Assignment and Assumption Agreement(s) executed and delivered at Closing shall reflect such agreement.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless the Purchaser expressly assumes that Liability pursuant to Section 2.4.

2.2 Certain Provisions Regarding Assignments.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of the Selling Parties or, upon transfer, the Purchaser under such asset. If any transfer or assignment by the Selling Parties to, or any assumption by the Purchaser of, any interest in, or Liability under, any asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained. To the extent any Assigned Contract may not be assigned to the Purchaser by reason of the absence of any such consent, the Purchaser shall not be required to assume any Assumed Obligations arising under such Assigned Contract.

(b) If any such consent is not obtained prior to the Closing, the Selling Parties and the Purchaser shall cooperate (at their own expense) in any lawful and reasonable arrangement reasonably proposed by the Purchaser under which the Purchaser shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to the Purchaser of any and all rights of the Selling Parties against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by the Selling Parties of such rights. To the extent, and only to the extent, the Purchaser is able to receive the economic claims, rights and benefits under an asset as set forth above, the Purchaser shall be responsible for the Assumed Obligations, if any, arising under such asset.

(c) Subsections (a) and (b) above shall not be deemed to limit (i) the rights and remedies available to the Purchaser hereunder or otherwise in the event a consent is not obtained prior to Closing or (ii) the obligations of the Selling Parties hereunder.

2.3 Excluded Assets. Notwithstanding the provisions of Section 2.1 and Section 2.2, the Selling Parties shall not sell, assign, convey, transfer or deliver to the Purchaser, and the Purchaser shall not purchase, acquire or take assignment or delivery of, any of the following assets or Contracts, or any right, title or interest therein (collectively, the “Excluded Assets”):

(a) [intentionally omitted];

(b) Corporate Records. All minute books and corporate records of the Selling Parties and their Affiliates;

(c) Employee Records. All personnel, employee compensation, medical and benefits and labor relations records relating to employees or past employees of the Selling Parties and their Affiliates; provided, however, copies of all such materials relating to the Transferred Employees shall be delivered to the Purchaser;

(d) Sale Documents. All books and records prepared in connection with the proposed sale of the Business, including offers received from prospective purchasers; provided, however, copies of all such materials shall be delivered to the Purchaser;

(e) Selling Parties’ Rights. The Selling Parties’ right, title and interest under this Agreement;

(f) Leases. All right, title and interest to the Real Property Leases (other than easements reasonably necessary or required to operate or to conduct the Business) set forth in Schedule 2.3(f) (the “Excluded Leases and Property”);

(g) Benefits. All Employee Plans, which also includes, without limitation, Canadian Employee Plans;

(h) Intercompany Agreements. All Contracts between the Selling Parties and any of their Affiliates which relate to or arise out of the Business;

(i) Intercompany Accounts Receivable. All accounts receivable payable to or by the Selling Parties to or by any Affiliate of the Selling Parties;

(j) [Intentionally omitted];

(k) Excluded Contracts. All of the Selling Parties’ rights under the Contracts set forth on Schedule 2.3(k) (the “Excluded Contracts”);

(l) Insurance. All insurance policies and rights thereunder, except to the extent provided in Section 2.3(l);

(m) Indebtedness. All Contracts evidencing Indebtedness and Indebtedness Guarantees;

(n) R&D Tax Credit. All of Selling Parties’ rights to receive the R&D Tax Credit;

(o) Other. All other assets set forth on Schedule 2.3(o).

None of the Excluded Assets shall be included in the term “Assets,” “Assigned Contracts,” “Assigned Permits” or any other term defined in Section 2.1.

2.4 Assumed Obligations. At the Closing, subject to the provisions of Section 2.6, the Purchaser shall assume, and shall agree to pay, perform and discharge when due, only the following Liabilities of the Selling Parties (the “Assumed Obligations”):

(a) all Liabilities of the Selling Parties under the Assigned Contracts, but only to the extent (i) the Purchaser receives the benefits of such Assigned Contracts and (ii) such Liabilities relate to the period from and after the Closing (for clarity, for Assigned Contracts that are Contracts with a customer of the Selling Parties (a “Customer Contract”), such Liabilities under the Customer Contracts shall include the deferred revenue associated with such Customer Contracts as of the Closing Date);

(b) all Liabilities with respect to the Assigned Permits only to the extent such Liabilities and obligations arise and relate to the period from and after the Closing;

(c) all Accrued Compensation and Benefits;

(d) all Assumed Severance; and

(e) the TVC Development Obligation.

2.5 Retained Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not assume or otherwise be liable in respect of any Liability of any of the Selling Parties of or relating to the Business other than to the extent set forth in Section 2.4. All other Liabilities of any of the Selling Parties of or relating to the Business or otherwise (the “Retained Obligations”) shall be retained and paid, performed and discharged or caused to be paid, performed and discharged when due by the relevant Selling Party, as the case may be. The Retained Obligations shall include, but are not limited to, the following:

(a) any Liability, except as specifically set forth in Section 2.4, relating to or arising out of the Business or any Asset, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, and based upon, relating to, arising out of or resulting from any fact, circumstance, occurrence, condition, act or omission occurring or existing, in whole or in part, on or prior to the Closing;

(b) any Liability to the extent arising out of the operation or conduct by any of the Selling Parties of any business other than the Business;

(c) any Liability (A) arising out of any actual or alleged breach of, or nonperformance under, any Contract (including any Assigned Contract, prior to the Closing, (B) accruing, or that should be or should have been accrued for in accordance with GAAP, under any Assigned Contract with respect to any period prior to the Closing, or (C) arising on any Contract either required to be listed under any Schedule hereto and not so listed or entered into in violation or breach of this Agreement;

(d) any Liability of any of the Selling Parties arising out of (A) any third-party charge, complaint, suit, action (including regulatory action), hearing, investigation, claim, demand, proceeding (including under any alternative dispute resolution procedure) or other litigation (“Proceeding”) pending or threatened as of the Closing Date, (B) any Proceeding filed after the Closing based upon, relating to, arising out of or resulting from any fact, circumstance, occurrence, condition, act or omission occurring or existing, in whole or in part, on or prior to the Closing or (C) any actual or alleged violation by any of the Selling Parties of any Law prior to or on account of the Closing;

(e) any account payable of any of the Selling Parties;

(f) any Liability to the extent that it relates to, or that arises out of, any Excluded Asset, or that arises out of the distribution to, or ownership or operation by, any of the Selling Parties or any other Person of any Excluded Asset, or that is associated with the realization of the benefits of any Excluded Asset;

(g) any Liability for Taxes whether or not accrued, assessed or currently due and payable, (A) of any of the Selling Parties or any Affiliated Group in which any of the Selling Parties or any predecessor of any of them is or has been a member (the “Seller Affiliated Group”) (whether or not related to the Business or the Assets) and including without limitation any Liability for the unpaid Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise, (B) relating to the operation or ownership of the Business or the Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date, (C) arising in connection with the consummation of the transactions contemplated hereby (including any Taxes arising because the Selling Parties are transferring the Assets) or (D) imposed under Code Section 1374 regulations or any analogous or similar state, local or foreign Law or occurring on or before the Closing;

(h) any Liability for transfer, documentary, sales, stamp, use, goods and services tax, harmonized sales tax, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes), conveyance fees, recording charges and other fees and charges and, in each case, related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Related Agreements, the Acquisition and the other transactions contemplated hereby and thereby (“Transfer Taxes”) to the extent such Transfer Taxes are payable by the Purchaser to the Selling Parties pursuant to Section 3.4 hereof and thereafter payable by the Selling Parties to the Taxing Authorities hereunder;

(i) any Liability covered by any insurance policy maintained by any of the Selling Parties;

(j) any Indebtedness or any Liabilities relating to Indebtedness Guarantees;

(k) any Liability relating to or arising out of infringement or misappropriation of Intellectual Property or Technology, that relates to, or arises out of, the operation or conduct of the Business by any of the Selling Parties or any of their Affiliates on or prior to the Closing Date, whether such Liability relates to or arises out of Losses occurring on or prior to or after the Closing Date;

(l) any Liability, whether now existing or hereafter arising, in respect of claims arising out of or related to any injury, disease, disability or any similar condition that exists or occurs, in whole or in part, on or prior to the Closing Date, or exposure or alleged exposure on or prior to the Closing Date to any materials or chemicals, including Hazardous Substances, in the work place by any Person (including any Transferred Employee or any other employee heretofore employed in the Business);

(m) any Liability that relates to, or that arises out of, the employment or the termination of the employment at or prior to Closing of any employee or former employee of any of the Selling Parties or the Business (including as a result of the Acquisition or any other transaction contemplated by this Agreement), other than Accrued Compensation and Benefits or Assumed Severance included in the Assumed Obligations;

(n) any Liabilities of any of the Selling Parties to or with respect to any Employees of the Selling Parties or the Business and obligations and Liabilities under or with respect to the Employee Plans or any other employee benefit plans, severance plans, programs, policies, arrangements or Contracts, other than Accrued Compensation and Benefits or Assumed Severance included in the Assumed Obligations;

(o) any Liability to any of the Selling Parties;

(p) any Liabilities in respect of costs and expenses incurred by any of the Selling Parties in respect of or relating to this Agreement, including compliance by any of the Selling Parties with the terms hereof, or in connection with the transactions contemplated hereby;

(q) any Pre-Closing Environmental Liability;

(r) any Liabilities of the Selling Parties with respect to the Excluded Leases and Property;

(s) any Liabilities of any of the Selling Parties under or with respect to any Excluded Contract;

(t) any Liabilities of any of the Selling Parties in connection with any dissenters’ rights or appraisal rights under Canadian Law, as well as any Losses incurred by Purchaser or a Purchaser Indemnified Party in connection therewith;

(u) any Liabilities of the Selling Parties for the Preference Payment; and

(v) all other Liabilities of any of the Selling Parties other than the Assumed Obligations.

2.6 Prorations. The parties agree that all of the items listed below relating to the Business and the Assets shall be prorated as of the Closing, with the Selling Parties liable to the extent such items relate to any time period up to and including the date on which the Closing occurs and the Purchaser liable to the extent such items relate to periods subsequent to such date:

(a) the amount of any fees and charges which in any case are payable periodically by a Selling Party with respect to any of the Assigned Contracts;

(b) the amount of any fees or charges which in any case are payable periodically by the Selling Parties with respect to any of the Transferable Permits; and

(c) Real Property Taxes and assessments on the Office Building Property.

The Selling Parties agree to furnish the Purchaser with such documents and other records as the Purchaser reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 2.6. Final payments with respect to prorations contemplated by this Section 2.6 that are not ascertainable on or before the Closing shall be settled between the parties as soon as practicable after such prorations are ascertainable.

2.7 Risk of Loss. Until Closing, the Selling Parties shall bear the risk of loss or damage to the Assets from fire, casualty or any other occurrence.

ARTICLE III

PURCHASE PRICE; ESCROW; ADJUSTMENT; ALLOCATION

3.1 Payment of Purchase Price.

(a) The total consideration for the Assets shall consist of the payment of $17,000,000 less an amount equal to the Assumed Obligations assumed by the Purchaser pursuant to Sections 2.4(a), 2.4(b), 2.4(c) and 2.4(e) hereof (the “Purchase Price”) (for clarity, any post-Closing contractually required payments to be made by Purchaser pursuant to the assumption of the Assigned Contracts and Assigned Permits in respect of the periods from and after the Closing shall not be deducted from the Purchase Price, but any deferred revenue as of the Closing Date associated with any Assigned Contracts that are Customers Contracts shall be deducted from the Purchase Price; provided however, that in connection with Section 2.4(e) and the assumption of the TVC Development Obligation, the Purchase Price payable at Closing pursuant to the first sentence of this Section 3.1(a) shall be reduced by only the Assumed New TVC Development Obligation amount). At the Closing, the Purchaser shall pay to the Selling Parties the Purchase Price calculated in accordance with the previous sentence, less the Escrow Amount, which shall be deposited into the Escrow Account by Purchaser in accordance with Section 3.2 hereof.

(b) All payments made hereunder shall be made in accordance with Section 13.4 and to such account or accounts as the receiving party shall designate in writing to the paying party at least two (2) Business Days prior to the date of such payment.

3.2 Escrow.

(a) At the Closing, to provide funds for the partial satisfaction of any claims for indemnification made by a Purchaser Indemnified Party pursuant to Article XII of this Agreement, Purchaser shall deliver Two Million Five Hundred Fifty Thousand Dollars ($2,550,000) of the Purchase Price to which the Selling Parties are entitled pursuant to Section 3.1 (the “Escrow Amount”) to an escrow account (the “Escrow Account”) to be established by Purchaser with the Escrow Agent, to be held by the Escrow Agent pursuant to the terms of an escrow agreement, substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”).

(b) The Escrow Amount shall be retained in the Escrow Account until released pursuant to Section 3.2(c) below. During the period in which the Escrow Amount is retained in the Escrow Account, it will be held for the benefit of the Selling Parties, and such Selling Parties shall be entitled to receive the economic benefit of any interest paid with respect to the Escrow Amount (less any applicable withholding tax) until it has been determined conclusively that a Purchaser Indemnified Party is entitled to retain the Escrow Amount in respect of indemnification claims pursuant to Article XII hereof (it being understood that any interest shall continue to be held in the Escrow Account for the benefit of the Selling Parties).

(c) Within five (5) Business Days following the fifteen (15) month anniversary of the Closing Date, the Escrow Agent shall distribute to the Selling Parties any remaining cash in the Escrow Account less an amount of cash which the Escrow Agent shall retain equal to the aggregate amount of indemnification claims made by the Purchaser Indemnified Parties pursuant to Section 12.5 hereof which are outstanding and unresolved as of such date (the “Aggregate Outstanding Claims”), or, in the event that the Aggregate Outstanding Claims exceed the remaining Escrow Amount, all remaining cash in the Escrow Account.

3.3 Allocation of Consideration for Assets. Prior to the Closing, the Purchaser and the Selling Parties and their respective Affiliates shall consult with each other and agree upon the allocation of the Purchase Price among the Assets (such Purchase Price Allocation to be attached hereto (after the date hereof and prior to the Closing Date) as Schedule 3.3), and shall file all necessary Tax Returns and other forms (including Internal Revenue Service Form 8594) to report the transactions contemplated herein for U.S. and Canadian federal, state, provincial, territorial, local and non-United States income Tax purposes in accordance with such allocation, and shall not take any position inconsistent with such allocation. The parties agree that such mutually agreed upon allocation shall be in accordance with GAAP and the appraisals of the Assets conducted on behalf of the Purchaser prior to the Closing. For United States purposes, any adjustment to the Purchase Price for the Assets shall be allocated as provided in Treasury Regulation Section 1.1060-1, and, in the event of such adjustment, the Purchaser and the Selling Parties agree to revise and amend Form 8594 within 30 days of such adjustment.

3.4 Payment of Transfer Taxes. To the extent any Transfer Taxes are due in connection with the Acquisition, all such Transfer Taxes shall be payable by the Purchaser, and such Transfer Taxes shall be paid to the party legally required to file the Tax Returns related to such Transfer Taxes by the Purchaser within five (5) Business Days after such amounts are calculated in accordance with Section 6.9(b) hereof, and in any event at least three (3) Business Days prior to the due date for the payment of such Transfer Taxes. No later than two (2) Business Days before the due date for the payment of such Transfer Taxes, if a Selling Party has received payments from the Purchaser in accordance with the immediately preceding sentence, such Selling Party shall remit such payments to the proper Taxing Authorities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES AND THE PRINCIPAL STOCKHOLDERS IN RESPECT OF THE SELLING PARTIES, THE ASSETS AND THE BUSINESS

For (a) the representations and warranties set forth in Sections 4.1 through 4.31, each Selling Party jointly and severally represents and warrants to the Purchaser as follows, and acknowledges and confirms that the Purchaser is relying upon the representations and warranties in connection with the purchase by the Purchaser of the Assets and the assumption of the Assumed Obligations and (b) the representations and warranties set forth in Section 4.31, each Principal Stockholder severally and not jointly represents and warrants to the Purchaser as follows, and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Assets and the assumption of the Assumed Obligations:

4.1 Due Organization. Each of Core, Core Euro and Core US (a) is a corporation duly incorporated, validly existing and in good standing under the laws of Canada, the Netherlands and Delaware, respectively, (b) has the requisite corporate power and authority to own, operate and lease its properties and to conduct the Business and its other businesses as presently conducted, and (c) is duly qualified to do business and in good standing (with respect to those jurisdictions that recognize the concept of good standing) to do business as a foreign corporation in each country, province, territory and state in which its ownership of the Assets or its conduct of the Business makes such qualification necessary, other than such jurisdictions in which the failure to be so qualified or in good standing would not reasonably be expected to have a Business Material Adverse Effect. There are no Subsidiaries of Core, except Core Euro and Core US.

4.2 Due Authorization; Capitalization; Stockholder Approval.

(a) Due Authorization. Each Selling Party has full corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which each is a party, and, subject to obtaining the Required Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Selling Party of this Agreement and the Related Agreements to which each is party and the consummation by each Selling Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of the Selling Parties, including the approval of the board of directors of each Selling Party (where such approval would be applicable or required). Each of the Selling Parties has duly and validly executed and delivered this Agreement and each of the Related Agreements to which it is a party. Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by the Purchaser, this Agreement and each of the Related Agreements constitutes each Selling Party’s legal, valid and binding obligation, enforceable against each in accordance with their respective terms, subject to the Enforceability Limitations.

(b) Capitalization and Ownership. Schedule 4.2(b) sets forth: (i) the entire authorized capital stock of the Selling Parties; (ii) the name of each stockholder of each Selling Party; (iii) the number of shares of Common Stock or Preferred Stock of each Selling Party owned by each holder of capital stock; and (iv) the percentage of each Selling Party owned by each such holder on a fully diluted basis (assuming the exercise of all outstanding options, warrants and other rights to purchase capital stock of such Selling Party which shall be exercisable at the Closing). Except as set forth on Schedule 4.2(b), no shares of Common Stock or Preferred Stock of each Selling Party are issued or outstanding. Except as set forth in the Schedule 4.2(b), no shares of capital stock of the Selling Parties are reserved for issuance or are held in treasury.

(c) Outstanding Capital Stock. All of the shares of the outstanding capital stock of the Selling Parties are duly authorized, validly issued, fully paid and nonassessable and are free of any Liens, and, except as set forth on Schedule 4.2(c), are not subject to preemptive rights or rights of first refusal created by statute, the charter documents of each respective Selling Party or any agreement to which a Selling Party is a party or by which it is bound.

(d) Warrants, Options and Rights. Schedule 4.2(d) sets forth, for each Selling Party, the number of warrants, options and other rights outstanding, the holder of each outstanding warrant, option and right, the number of shares of Common Stock or Preferred Stock subject to each warrant, option or right, an indication of the portion of each warrant, option or right that is vested and the exercise price of each warrant, option or right. Except for this Agreement or as set forth on Schedule 4.2(d), there are no options, warrants, conversion rights, debentures, notes, subscriptions or other agreements or understandings relating to the capital stock of the Selling Parties. Prior to Closing hereunder, Schedule 4.2(d) and Schedule 4.2(b) may be updated to reflect any issuances of Preferred Stock upon conversion of any debentures outstanding as of the date hereof.

(e) Required Stockholder Vote. The sale of all or substantially all of the assets of Core pursuant to the Acquisition requires the approval of holders of at least sixty-six and two thirds percent (66 2/3%) of the votes attached to the Core Common Shares, Class A Preferred Shares and Class B Preferred Shares, each voting as a separate class.

4.3 Consents and Approvals; Authority Relative to this Agreement.

(a) Except for the Governmental Required Consents or as set forth in Schedule 4.3(a), there is no requirement to make any filing with, give any notice to, or obtain any Consent of, any Governmental Authority as a condition to or in connection with the execution, delivery or performance by any Selling Party of this Agreement or any of the Related Agreements or the consummation by any Selling Party of the transactions contemplated hereby or thereby.

(b) The execution and delivery by each Selling Party of this Agreement and of each Related Agreement to which it is a party do not, and the transactions contemplated hereby and thereby and compliance by the Selling Parties with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Selling Parties or any of their respective Subsidiaries under, any provision of (i) the certificate of incorporation or by-laws or other organizational documents of the Selling Parties or any of their Subsidiaries, (ii) any Contract to which the Selling Parties or any of their Subsidiaries is a party or by which any of their respective properties or assets is bound, (iii) any judgment, order or decree (“Judgment”) or Law applicable to the Selling Parties or any of their Subsidiaries or their respective properties or assets or (iv) any Indebtedness of the Selling Parties or any of their Subsidiaries.

4.4 Financial Statements.

(a) Schedule 4.4(a) sets forth true, correct and complete copies of (i) the unaudited consolidated balance sheet of Core as of April 30, 2004 (the “Balance Sheet”) and the related consolidated statements of operations, cash flows and changes in stockholders’ deficit for the twelve (12) months ended April 30, 2004 (the statements referred to in this clause (i) (including the Balance Sheet), as well as the unaudited consolidated balance sheet of Core as of June 30, 2004 and the related consolidated statements of operations, cash flows and changes in stockholders’ deficit for the two (2) months ended June 30, 2004, to be delivered pursuant to Section 7.7 hereof, when so delivered, the “Interim Period Unaudited Core Financial Statements”); and (ii) the

audited consolidated balance sheets of Core as of April 30, 2002 and April 30, 2003, and the related consolidated statements of operations, cash flows and changes in stockholders’ deficit for the fiscal years ended April 30, 2002 and April 30, 2003 (the statements referred to in this clause (ii) (including the balance sheets), as well as the audited consolidated balance sheet of Core as of April 30, 2004 and the related consolidated statements of operations, cash flows and changes in stockholders’ deficit for the twelve (12) months ended April 30, 2004, to be delivered pursuant to Section 7.7 hereof, when so delivered, the “Audited Core Financial Statements”, and collectively with the Interim Period Unaudited Core Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position of Core as of the respective dates thereof and the results of Core’s consolidated operations for the fiscal periods therein set forth. Each of the Financial Statements have been prepared in accordance with Core’s books and records, Core’s past practice and GAAP consistently applied throughout such fiscal periods, subject to normal year-end audit adjustments and except that the Interim Period Unaudited Core Financial Statements do not contain notes that may be required by GAAP and may be subject to normal year-end audit adjustments that will not be material individually or in the aggregate.

(b) The Business does not have any Liabilities of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except (i) as reflected or reserved against in the Balance Sheet and the notes thereto, (ii) for Liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement, (iii) for Taxes that are not yet due or that are being contested in good faith by appropriate Proceedings for which adequate reserves have been established and (iv) for Liabilities set forth in Schedule 4.4(b).

4.5 Absence of Changes. Since the date of the Balance Sheet, there has not been any Business Material Adverse Effect. Except as set forth in Schedule 4.5, since the date of the Balance Sheet, the Selling Parties have caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted (including with respect to work-force reductions, collections of accounts receivable, payments of accounts payable, sales practices (including promotions, discounts and concessions), maintenance and repair expenditures, capital expenditures, environmental expenditures and inventory levels) and has made all reasonable efforts consistent with past practices to preserve the relationships of the Business with material suppliers and customers. Except as set forth in Schedule 4.5, since the date of the Balance Sheet, no Selling Party has taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 6.2.

4.6 Title to Assets.

(a) Except as disclosed in Schedule 4.6(a), each of the Selling Parties, as the case may be, has good and marketable title to, and is the lawful owner of, all of the Assets, free and clear of any Lien other than Permitted Liens. Except as set forth in Schedule 4.6(a) and subject to obtaining all applicable Consents, (a) the Selling Parties have the full right to sell, convey, transfer, assign and deliver the Assets to the Purchaser and (b) at the Closing the Selling Parties shall convey to the Purchaser good and marketable title to all of the Assets, free and clear of any Lien (other than Permitted Liens).

(b) Schedule 4.6(b) sets forth all Investments (other than Investments that are Excluded Assets) owned by any of the Selling Parties on the date of this Agreement that are used, held for use or intended to be used primarily in, or arise primarily out of, the operation or conduct of the Business.

4.7 Business Assets. The Assets include (i) except as set forth in Schedule 4.7, all the assets reflected on the Financial Statements (other than (A) receivables collected and (B) other consumable assets used, in each case, in the ordinary course of business since the date of the Balance Sheet) and (ii) all the assets used by the Seller Parties in connection with the Business. The Assets (x) are sufficient for the operation or conduct of the Business by Purchaser immediately following the Closing in substantially the same manner as operated and conducted on the date of the Balance Sheet and as currently conducted by the Selling Parties and (y) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the same manner as currently conducted by the Selling Parties.

4.8 Real Property.

(a) Schedule 4.8(a) contains (i) a legal description of each parcel of real property owned as of the date of this Agreement by the Selling Parties and being sold or leased to Purchaser pursuant to this Agreement, (ii) a legal description or street address and description of each parcel of real property leased or subleased by the Selling Parties (as lessor or lessee or as sublessor or sublessee) in connection with the Business, (iii) a legal description or street address and description of each parcel of real property subject to any option rights or rights of first refusal benefiting the Selling Parties or its real property (collectively, including all improvements thereon, the “Real Property”) and (iv) a list of all Liens (other than Permitted Liens) relating to or affecting any parcel of real property referred to in clause (i).

(b) The Selling Parties have good and marketable fee simple title to the property referred to in clause (i) of paragraph (a) above and, except for the Real Property leased or subleased to others referred to in clause (ii) of paragraph (a) above, good and marketable leasehold title to the property referred to in clause (ii) of paragraph (a) above, in each case subject only to the Permitted Liens.

(c) All licenses, approvals, permits and certificates from every Governmental Authority or private party necessary for the use and operation of the Real Property as it is currently being used and operated are valid, current, in full force and effect, and are currently held by the Selling Parties. The Real Property has been used in compliance with (i) all such approvals, licenses, permits and certificates, (ii) all Laws, including Environmental Laws, and (iii) all covenants, conditions, restrictions, easements and agreements of any kind or nature affecting the Real Property, except to the extent that failure to so use the Real Property could not reasonably be expected to result in a Business Material Adverse Effect.

(d) The Real Property is being operated in full compliance with all Laws, including without limitation, all federal, provincial, territorial, state and local building, zoning, planning, environmental, handicapped (including, without limitation, the Americans with Disabilities Act), parking, health and insurance Laws and regulations (except to the extent that failure to so operate the Real Property would not result in a Business Material Adverse Effect) and improvements on the Real Property are not legal nonconforming uses or structures. No notices of violation of or exemptions from any Laws relating to the Real Property or the Selling Parties have been served upon or issued to, received by or entered against the Selling Parties, and to the Seller’s knowledge no such violations or exemptions exist.

(e) The Selling Parties have not received any written notice of any planning, zoning or other land use regulation adversely affecting the Real Property or any part thereof nor, to the Seller’s knowledge, are such Proceedings or regulations contemplated.

(f) The Selling Parties have delivered with respect to the Real Property copies of all existing appraisals, surveys, as-built plans, grading plans, and the plans, specifications and design documents, warranties, guarantees, draft or final studies, reports, surveys and assessments relating to the environmental condition of the Real Property or any property within its vicinity, in each case to the extent that any of the foregoing are in the possession of the Selling Parties, and copies of all building, use and occupancy permits, approvals or licenses for the Real Property or equipment located thereon, drawings, specifications, engineering and architectural studies, documents, maps, soil reports and water reports including, without limitation, those related to and showing the locations, components and specifications of, the irrigation, frost protection, water delivery or drainage systems. There is no pending nor, to the Seller’s knowledge, threatened condemnation or similar Proceeding affecting any Real Property or any portion thereof, each Real Property is supplied with utilities and other services sufficient to operate the Business as presently conducted and neither the operations of the Selling Parties on the Real Property, nor the Real Property, violate in any material manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations. The Real Property is in good operating condition and repair and is suitable for the conduct of the Business as presently conducted therein.

(g) Schedule 4.8(g) sets forth a complete and correct list of all real property leased, subleased, licensed or otherwise occupied but not owned by any of the Selling Parties and primarily and currently used in connection with the Business (collectively the “Real Property Leases”) and the location of the premises. The premises subject to the Real Property Leases are hereinafter referred to as “Leased Property.” Except as set forth in Schedule 4.8(g), no Selling Party nor, to the Seller’s knowledge, any other party is in default under any of the Real Property Leases (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause a default). The Real Property Leases are valid and in full force and effect. No property subject to a Real Property Lease is occupied by a third party other than the Selling Parties, and, to Seller’s knowledge, no third party has a right to occupy such property other than the Selling Parties. The Selling Parties have provided to the Purchaser complete and correct copies of all Real Property Leases, including all amendments thereto; no term or condition of any of the Real Property Leases has been modified, amended or waived except as shown in such copies; and there are no other agreements or arrangements whatsoever relating to the Selling Parties’ use or occupancy of any of the Leased Property. No Selling Party has transferred, mortgaged or assigned any interest in any of the Real Property Leases. The Selling Parties occupy all of the Leased Property.

(h) No Selling Party has received any written complaint from residents or occupants of properties adjacent to the Real Property about the operation of the Business.

4.9 Personal Property. Schedule 4.9 sets forth a brief description of each item of material Personal Property constituting an Asset. Each such item is in all material respects in good working order, is free from any material defect and has been well maintained in all material respects in accordance with the past practice of the Business and generally accepted industry practice. Schedule 4.9 also sets forth an accurate and complete list of each lease of Personal Property used on or necessary for the conduct of the Business, true and complete copies of which have been delivered to the Purchaser by the Selling Parties.

4.10 Customers; Suppliers; TVC.

(a) Except for the customers named in Schedule 4.10(a), the Business does not have any customer from whom it received more than 5% of its revenue during its most recent full fiscal year or during the twelve month period ending June 30, 2004. Except as set forth in Schedule 4.10(a), since the date of the Balance Sheet, there has not been (i) to the Seller’s knowledge, any material adverse change in the Selling Parties’ relationship with any customer named in Schedule 4.10(a) or (ii) except for changes in volumes or prices in the ordinary course of business, any change in any material term (including credit terms) of the related agreements with any such customer. During the past two years, no Selling Party has received any written or oral customer complaint concerning the Business, other than complaints made in the ordinary course of business that, individually or in the aggregate, have not had and could not reasonably be expected to have a Business Material Adverse Effect.

(b) Except for the suppliers named in Schedule 4.10(b), the Business has not purchased, from any single supplier, goods or services for which the aggregate purchase price exceeds 5% of the total value of goods and services purchased by the Business during its most recent full fiscal year or during the twelve month period ending June 30, 2004. Except as set forth in Schedule 4.10(b), since the date of the Balance Sheet there has not been (i) to the Seller’s knowledge, any material adverse change in the Selling Parties’ relationship with any supplier named in Schedule 4.10(b) or (ii) except for changes in volumes or prices in the ordinary course of business, any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

(c) No Selling Party has entered into any arrangements that would adversely effect the Purchaser’s ability to distribute or sell the products and services of Core in any jurisdiction. The Business distributes products and services of Core exclusively through sales and distribution arrangements established and maintained by the Business.

(d) History with TVC. Communications Dynamics, Inc. and its subsidiaries, including TVC Communications, Inc. (“Old TVC”), filed for bankruptcy protection under chapter 11 of the U.S. Bankruptcy Code on September 23, 2002 (the “Petition Date”). Subsequent to the Petition Date, Core and Old TVC entered into a value added reseller agreement, dated April 23, 2003 (the “VAR Agreement”), pursuant to which Core granted to Old TVC a non-transferable, non-exclusive, limited license to use software developed by Core and appointed Old TVC as a non-exclusive reseller of Core’s services. On or about September 9, 2003, Palisades Associates, Inc., through its newly formed merger subsidiary, TVC Communications, Inc. (“New TVC”), acquired substantially all of the assets of Old TVC (the “Bankruptcy Acquisition”), including certain executory contracts which the debtor assumed and assigned to New TVC in connection with the Bankruptcy Acquisition, pursuant to a bankruptcy court order (the “Bankruptcy Acquisition Order”). Within 90 days prior to the Petition Date, Core allegedly received payments in the amount of approximately $174,000 for debts owed by Old TVC to Core (the “Preference Payment”). Old TVC assigned the VAR Agreement to New TVC pursuant to the Bankruptcy Acquisition Order.

(e) TVC Development Obligation. The TVC Development Obligation shall require no more than thirty-two (32) weeks of developer time to complete the development commitment to the TVC customer(s).

4.11 Proceedings.

(a) Except as disclosed in Schedule 4.11, there are no Proceedings pending, or, to Seller’s knowledge, Proceedings or claims threatened against any of the Selling Parties with respect to the Business or against or affecting any of the Assets before any court or any other Governmental Authority that (a) relates to or involves more than $17,500, (b) presents in large degree the same legal and factual issues as other actions or claims and, together with such actions and claims, relates to or involves more than $17,500, (c) seeks any injunctive relief or (d) relates to or otherwise may give rise to any legal restraint on or prohibition against, the transactions contemplated by this Agreement. Except as specifically set forth in Schedule 4.11, none of the Proceedings or claims listed in Schedule 4.11 as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a Business Material Adverse Effect. Except as set forth in Schedule 4.11, to the Seller’s knowledge, there are no unasserted claims of the type that would be required to be disclosed in Schedule 4.11 if counsel for or a representative of the claimant had contacted the Selling Parties that, if asserted, would have at least a reasonable possibility of an adverse determination. To the Seller’s knowledge, except as set forth in Schedule 4.11, no Selling Party is a party or subject to or in default under any Judgment applicable to the conduct of the Business or any Asset or Assumed Obligation. Except as set forth in Schedule 4.11, there is not any Proceeding or claim by any of the Selling Parties pending, or which any of the Selling Parties intends to initiate, against any other Person arising out of the conduct of the Business which involves an amount greater than $17,500. Except as set forth in Schedule 4.11, to the Seller’s knowledge, there is no pending or threatened investigation of or affecting the conduct of the Business or any Asset or Assumed Liability. Except as disclosed in Schedule 4.11, no Selling Party (solely in relation to its operation of the Business) has entered into any agreement to settle or compromise any Proceeding pending or threatened against it which has involved any obligation other than the payment of money and for which it has any continuing obligation.

(b) There are no Proceedings pending, or, to the Seller’s knowledge, threatened, by or against the Selling Parties with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby.

4.12 Intellectual Property.

(a) Generally. Schedule 4.12(a) sets forth a complete and accurate list, together with registration or application numbers, jurisdictions and filing or issuance dates, as applicable, of all United States, Canadian and foreign: (i) trademarks and service marks (whether registered or unregistered), trade names, trade dress, business names, brand names, logos and designs, including all registrations and applications for any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications (including any and all provisionals, continuations, continuations-in-part, divisionals, counterparts, reissues, reexaminations, extensions, renewals and applications for any of the foregoing and all related disclosures) (collectively “Patents”); (iii) works of authorship, literary work and all other materials of the type which may be subject to protection under applicable copyright laws, including registrations and applications with respect to such works (collectively “Copyrights”) (for clarity, only registered Copyrights need be listed on Schedule 4.12(a)); and (iv) domain names, including top-level Internet domain names and all lower-level Internet domain names for which such top-level domains are a root or parent, and World Wide Web Universal Resource Locators, and all registrations and applications with respect to the foregoing (collectively, “Domain Names”); in each case owned by or licensed to the Selling Parties, in whole or in part, including jointly with others (such Schedule 4.12(a) specifying if such Intellectual Property is owned jointly), or used by the Selling Parties in the conduct or operation of the Business.

(b) Trademarks.

(i) All Trademarks that are part of the Transferred Intellectual Property (“Core Trademarks”) for which an application for trademark registration has been filed are currently in good standing and the Selling Parties have taken all commercially reasonable efforts to protect such Core Trademarks. No registered Core Trademark has been or is now involved in any opposition or abandonment proceeding in the United States Patent and Trademark Office or any foreign trademark office. To Seller’s knowledge, there has been no prior use of any Core Trademark by any third party that confers upon said third party superior rights in any such Trademark.

(ii) Except as set forth in Schedule 4.12(b)(ii), the Selling Parties are the owner of all right, title and interest in and to all of the Core Trademarks, in each case free and clear of any and all Liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Selling Parties have not received any notice or claim challenging the Selling

Parties’ complete and exclusive ownership of the Core Trademarks and all associated goodwill or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto, nor are the Selling Parties aware of any basis for any of the foregoing. There is no agreement, decree, arbitral award or other provision or contingency which obligates the Selling Parties to grant licenses in future Core Trademarks.

(c) Patents. The Selling Parties have no Patents.

(d) Copyrights.

(i) Except for Core Outbound License Agreements as set forth in Schedule 4.12(d)(i), the Selling Parties are the owner of all right, title and interest in and to each of the Copyrights used by the Selling Parties, other than those as to which the rights being exercised by the Selling Parties have been licensed from another Person (collectively, all Selling Parties owned registered and unregistered copyrights are “Core Copyrights”), free and clear of any and all Liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, other than any Liens, covenants, conditions and restrictions or other adverse claims or interests that would not materially limit the ability of Purchaser to use or exploit in any manner the Transferred Technology after Closing, and the Selling Parties have not received any notice or claim challenging the Selling Parties’ complete and exclusive ownership of the Core Copyrights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto, nor are the Selling Parties aware of any basis for any of the foregoing.

(ii) The Selling Parties have not received any notice or claim challenging or questioning the validity or enforceability of any of the Core Copyrights or indicating an intention on the part of any Person to bring a claim that any Core Copyright is invalid, is unenforceable or has been misused and no Core Copyright otherwise has been challenged or threatened in any way, other than any challenges or threats that would not materially limit the ability of Purchaser to use or exploit in any manner the Transferred Technology after Closing.

(iii) The Selling Parties have not taken any action or failed to take any action, or used or enforced (or failed to use or enforce) any of the Core Copyrights, in each case in a manner that would result in the unenforceability of any of the Core Copyrights, other than any actions, failures to take action or uses that would not materially limit the ability of Purchaser to use or exploit in any manner the Transferred Technology after Closing. The Selling Parties have taken all reasonable steps to protect the Selling Parties’ rights in and to the Core Copyrights. To the Seller’s knowledge, no other Person has infringed or is infringing any of the Core Copyrights.

(e) Trade Secrets.

(i) The Selling Parties have taken all commercially reasonable steps in accordance with normal industry practice to protect its rights in confidential information and proprietary information, including without limitation any idea, formula, algorithm, design, pattern, unpublished patent application, compilation, program, specification, data, device, method, technique, process or other know-how or technical information as well as any other financial, marketing, customer, pricing and cost information related to the Business, that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”).

(ii) Without limiting the generality of Section 4.12(e)(i), except as set forth on Schedule 4.12(e)(ii), each former or current member of management or personnel of the Business, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception or development of the Transferred Intellectual Property or Transferred Technology (collectively, “Personnel”) has executed and delivered to the Selling Parties a proprietary information agreement restricting such Person’s right to disclose proprietary information of the Selling Parties.

(iii) Further, and without limiting the generality of Section 4.12(e)(i), the Selling Parties have provided the software that is part of the Transferred Technology to customers, licensees and other third parties in object code form only, and, except for the source code escrow agreements set forth on Schedule 4.12(m), no source code of the Transferred Technology has been provided or disclosed to customers, licensees or other third parties. The Selling Parties are under no obligation of any kind to provide any portion of the Transferred Technology in source code form to any customer, licensee or other third party, nor does any customer, licensee or third party have any right to have any access to or use of any of such source code.

(f) License Agreements.

(i) Schedule 4.12(f)(i) sets forth a complete and accurate list of all license agreements granting to the Selling Parties any right to use or practice any rights under any Intellectual Property currently or proposed to be used by the Selling Parties in the operation of the Business, and including all such agreements that are otherwise material to the Selling Parties (collectively, the “Core Inbound License Agreements”), indicating for each the title and the parties thereto.

(ii) Schedule 4.12(f)(ii) sets forth a complete and accurate list of (y) all license agreements, development agreements, professional services agreements, statements of work, support and/or maintenance agreements and other agreements currently in effect and under which the Selling Parties have granted or are obligated to grant licenses to use the Transferred Technology (or any portion thereof) or any other rights to or in any rights under any Transferred Intellectual Property or to use or practice any rights under any Transferred Intellectual Property (indicating for each such agreement the title and parties thereto) and (z) the Selling Parties’ current forms of license agreements, development agreements, professional services agreements, statements of work, support and/or maintenance agreements and other agreements used by the Selling Parties in the ordinary course of business under which the Selling Parties grant licenses to use any portion of the Transferred Technology or grant any other rights in or to, or to use or practice, any rights under any of the Transferred Intellectual Property (indicating for each the title of such form agreement) (collectively, the “Core Outbound License Agreements”).

(iii) Schedule 4.12(f)(iii) sets forth a complete and accurate list of all license agreements, development agreements, professional services agreements, statements of work and other agreements under which the Selling Parties have granted or are obligated to grant exclusive licenses to use or any other exclusive rights in or to (including but not limited to ownership or joint ownership of) the Transferred Technology (or any portion thereof) or any other exclusive rights to or in (including but not limited to ownership or joint ownership of) any rights under any Transferred Intellectual Property or to use or practice on an exclusive basis any rights under any Transferred Intellectual Property (indicating for each such agreement the title and parties thereto).

(iv) Except under the terms (including without limitation pricing) as set forth in Schedule 4.12(f)(iv), no licensee, customer or other third party is entitled to any support, maintenance or similar services with respect to the Transferred Technology or any portion thereof, including but not limited to technical support of any kind or provision of updates, upgrades or any new releases of the Transferred Technology.

(v) Each customer, licensee or other third party who has been provided with the Transferred Technology (or any portion thereof) has the right to make only the number of copies, and make the Transferred Technology available to the number of internal users, as set forth in Schedule 4.12(f)(v).

(vi) Other than in accordance with the terms of the executed Core Outbound License Agreements provided to Purchaser, no customer, licensee or other third party who has been provided with the Transferred Technology (or any portion thereof) has the right to (a) except as set forth on Schedule 4.12(f)(vi), sublicense, assign, transfer, distribute, copy, rent, lease, sell or otherwise provide to any third party such Transferred Technology, or any of such customer’s, licensee’s or third party’s rights with respect to such Transferred Technology; (b) use such Transferred Technology on a service bureau or time sharing basis or to provide services to third parties, or (c) translate, adapt, enhance, create derivative works of or otherwise modify the Transferred Technology.

(vii) The Selling Parties have made no warranties, representations or covenants with respect to the Transferred Technology to any customer, licensee or other third party who has been provided with the Transferred Technology (or any portion thereof) that are not contained within the Selling Parties’ current forms of agreements referred to in Section 4.12(f)(ii) above, nor are Selling Parties obligated in any manner to indemnify or hold harmless any customer, license or other third party with respect to any aspect of the Transferred Technology beyond the indemnification obligations set forth in the Selling Parties’ current forms of agreements referred to in Section 4.12(f)(ii) above.

(viii) There is no outstanding or, to the Seller’s knowledge, threatened dispute or disagreement with respect to any Core Inbound License Agreement or any Core Outbound License Agreement. Correct and complete executed copies of all Core Inbound License Agreements and Core Outbound License Agreements have been provided to Purchaser.

(g) Domain Names. The Selling Parties are the sole owner of the Domain Names that are part of the Transferred Intellectual Property (“Core Domain Names”), and all Core Domain Names are currently registered by the Selling Parties, as sole owner or jointly only with other Selling Parties, with an ICANN accredited registrar, and the registration fees are paid through the date(s) listed on Schedule 4.12(g). The Selling Parties are the owner or have sufficient rights to display all content displayed on the Internet site associated with each of the Core Domain Names (collectively, the “Content”), and other than the consent of the applicable registrar company, no consent, license or approval from any third party is required in connection with the sale or transfer of the ownership of the Core Domain Names and the continued use of the Content by Purchaser. To the Seller’s knowledge, no facts or circumstances exist which could reasonably form the basis of a challenge relating to Purchaser’s unencumbered use of the Core Domain Names or Content, or any part thereof.

(h) Ownership; Sufficiency of Intellectual Property Assets. The Selling Parties own or possess adequate licenses or other rights to use, free and clear of Liens (except in the case of Core Inbound License Agreements and Core Outbound License Agreements, the interests of the other party), orders, arbitration awards and contingent licenses arising from termination provisions (or other causes) in agreements between the Selling Parties and any other Person, (i) all of the Transferred Technology, (ii) all Transferred Intellectual Property, and (iii) all other Intellectual Property used in the conduct of the Business pursuant to Core Inbound License Agreements. The Intellectual Property identified in Schedule 4.12(a), together with Trade Secrets and the Selling Parties’ rights granted to it under the Core Inbound License Agreements, constitute all the Intellectual Property rights and Core Inbound License Agreements used in the operation of the Business as currently conducted and are all such Intellectual Property rights and Core Inbound License Agreements necessary to operate the Business after the Closing in substantially the same manner as the Business has been operated by the Selling Parties during the six (6) months prior to the Closing.

(i) No Infringement by the Selling Parties. None of the Transferred Technology, or Transferred Intellectual Property infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party. No litigation is now, or since incorporation of Core has been, pending and no notice or other claim has been received by the Selling Parties, with respect to the Transferred Technology or the Business, (A) alleging that any of the Selling Parties has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party, including any contamination or misappropriation of trade secrets claims, or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Selling Parties.

(j) No Infringement by Third Parties. To the Seller’s knowledge, no third party is misappropriating, infringing, diluting or violating any of (i) the Transferred Intellectual Property or (ii) any Intellectual Property licensed by the Selling Parties with respect to the Business pursuant to Core Inbound License Agreements, and no claims for any of the foregoing have been brought against any third party by the Selling Parties. The Selling Parties have taken reasonable steps in accordance with normal industry practice to protect the Transferred Intellectual Property, including without limitation unregistered Copyrights.

(k) Assignment; Change of Control. The execution, delivery and performance by the Selling Parties of this Agreement and the Related Agreements to which the Selling Parties are a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Selling Parties’ rights to own any of the Transferred Intellectual Property or rights under any Core Inbound License Agreement or Core Outbound License Agreement, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property, including without limitation unregistered Copyrights.

(l) Technology. The Transferred Technology was: (i) developed by employees of Core within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Selling Parties pursuant to written agreements; or (iii) otherwise acquired by the Selling Parties from a third party who assigned all Intellectual Property rights in the Transferred Technology to the Selling Parties, and all of the foregoing have expressly waived any moral rights they may have in their Transferred Technology. Without limiting the generality of the foregoing, all former and current Personnel either (i) have been a party to a “work for hire” arrangement or agreement with Core, in accordance with all applicable Law, that has accorded the Selling Parties full, effective, exclusive and original ownership of all tangible or intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of a member of the Selling Parties as to any claim against the Selling Parties in connection with such Person’s involvement in the conception and development of the Transferred Intellectual Property and Transferred Technology and no such claim has been asserted or is threatened. Other than disclosures subject to appropriate confidentiality obligations, there has been no disclosure by the

Selling Parties of Trade Secrets that are part of the Transferred Technology; nor have any actions been taken by the Selling Parties which would affect the Selling Parties’ ability to obtain U.S. or Canadian protection for the Selling Parties’ inventions, other than the inability to file a Patent application or to obtain a Patent in connection with the Transferred Technology. To Seller’s knowledge, none of the current officers and employees of the Selling Parties have any patents issued or applications pending for any method, device, process, design or invention of any kind now used or needed by the Selling Parties in the furtherance of the Business, which patents or applications have not been assigned to Selling Parties, with such assignment duly recorded in the United States Patent and Trademark Office and foreign patent office, as applicable.

(m) Source Code; Standards. Except as set forth in Schedule 4.12(m), none of the Transferred Technology is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement or any other agreement obligating the Selling Parties to make source code available to third parties or to publish or place in escrow source code. The Selling Parties have made no submission or suggestion and are not subject to any agreement with standards bodies or other entities that would obligate the Selling Parties to grant licenses to or otherwise impair its control of the Transferred Technology or Transferred Intellectual Property.

(n) Performance of Existing Products. The Selling Parties’ currently licensed and marketed commercially available products, including any customized products, that incorporate any of the Transferred Technology perform in all material respects in accordance with the functions described in any agreed written specifications or end user documentation provided to Purchaser or to customers or potential customers of the Selling Parties and in accordance with the Selling Parties’ contractual obligations to the Selling Parties’ customers. The Selling Parties have not been notified, either verbally or in writing, that such products do not perform as set forth above. To the extent that the Selling Parties’ products listed on Schedule 4.12(n) have not been launched, to the Seller’s knowledge, the Selling Parties have used commercially reasonable efforts to disclose to Purchaser in writing all currently known technical problems associated with such products that affect the performance of such products.

(o) Royalties and Licenses. Except pursuant to Core Inbound License Agreements or as set forth in Schedule 4.12(o), the Selling Parties have no obligation to compensate or account to any Person for the use of any of the Selling Parties’ Intellectual Property.

(p) Harmful Code. The Selling Parties have not intentionally incorporated any disabling device or mechanism in any of the Transferred Technology, and the Selling Parties have used reasonable and industry standard practices to protect the Transferred Technology from all viruses, worms, Trojan horses and other material known contaminants that would disrupt its operation or have an adverse impact on the operation of the Transferred Technology.

(q) Export Control. The Selling Parties have obtained all approvals necessary for exporting from Canada and the United States the Selling Parties’ products of the

Business, including the Transferred Technology, in accordance with all applicable export control regulations and importing the products and Transferred Technology into any country in which the products and Transferred Technology are now sold or licensed for use, and all such export and import approvals throughout the world are valid current, outstanding and in full force and effect.

4.13 Contracts. (a) Except as set forth in Schedule 4.13(a) and except for Contracts relating solely to Excluded Assets, no Selling Party is a party to or bound by any Contract that is used, held for use, intended for use, or reasonably necessary for or required in, or that arises out of, the operation or conduct of the Business and that is:

(i) an employment agreement or employment contract that cannot be terminated upon reasonable notice, or pay in lieu of reasonable notice, as required by applicable Law;

(ii) a collective bargaining agreement, letter of intent, letter of understanding or other Contract with any labor organization, union or other employee association;

(iii) a covenant not to compete or other covenant of any of the Selling Parties restricting the development, marketing or distribution of the products and services of the Business;

(iv) a Contract with (A) any shareholder or Affiliate of the Selling Parties or (B) any current or former officer, director or employee of the Selling Parties or any of its Affiliates (other than employment agreements covered by clause (i) above);

(v) a lease, sublease or similar Contract with any Person under which any of the Selling Parties is a lessor or sublessor of, or makes available for use to any Person, (A) any Assets or (B) any portion of any Leased Property;

(vi) a lease, sublease or similar Contract with any Person under which (A) any of the Selling Parties is lessee of, or holds or uses, any Personal Property owned by any Person or (B) any of the Selling Parties is a lessor or sublessor of, or makes available for use by any Person, any Personal Property owned or leased by any of the Selling Parties, in any such case that has an aggregate future Liability or receivable, as the case may be, in excess of $10,000 or is not terminable by such Selling Parties by notice of not more than 30 days at no cost;

(vii) (A) a continuing Contract (including a purchase order) for the future purchase of materials, supplies or equipment or (B) a management, service, consulting or other similar Contract in any such case that has an aggregate future Liability in excess of $10,000;

(viii) a license, sublicense, option or other Contract relating, in whole or in part, to any Transferred Intellectual Property or any Transferred Technology (including any license or other Contract under which any of the Selling Parties granted the right to use any Transferred Intellectual Property or any Transferred Technology);

(ix) (A) a Contract under which the Selling Parties have borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or (B) any other note, bond, debenture or other evidence of indebtedness for borrowed money issued to any Person (collectively, “Indebtedness”);

(x) a Contract (including any so-called take-or-pay or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed Indebtedness, or Liabilities of any of the Selling Parties or (B) any of the Selling Parties has directly or indirectly guaranteed Indebtedness, or Liabilities of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business) (“Indebtedness Guarantees”);

(xi) a Contract granting a Lien upon any Assets other than a Permitted Lien;

(xii) a Contract providing for indemnification of any Person with respect to Liabilities relating to any current or former business of the Selling Parties or any predecessor Person;

(xiii) a power of attorney;

(xiv) a Contract not made in the ordinary course of business;

(xv) a confidentiality agreement (other than a confidentiality agreement entered into in the ordinary course of business and not with any Person who (together with its Affiliates) competes in any manner with the Business);

(xvi) a purchase order (other than one-time purchase orders entered into in the ordinary course of business that (A) are subject to the Business’s standard terms and conditions and (B) do not (1) involve payment by any of the Selling Parties of more than $10,000 or (2) extend for a term more than 90 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 30 days’ notice));

(xvii) a Contract (A) for the sale of any Asset (other than licenses of Core’s products in the ordinary course of business), (B) for the grant of any preferential rights to purchase any Asset, (C) for the grant of any exclusive right to use any Asset, or (D) requiring the consent of any party to the transfer of any Asset;

(xviii) involving the payment by any Person of at least $10,000 or affecting the use of an Asset or Assets with an aggregate original cost, replacement cost or fair market value of at least $10,000 or which are otherwise material to the Business;

(xix) a Contract with any Governmental Authority;

(xx) a currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xxi) a Contract for any joint venture, partnership or similar arrangement;

(xxii) a Contract (other than a purchase order or a sales order) that has an aggregate future Liability to any Selling Party in excess of $10,000 or extends for a term more than ninety (90) days from the date of this Agreement; and

(xxiii) a Contract other than as set forth above to which any of the Selling Parties is a party or by which it or any of its assets or businesses is bound or subject that is material to the Business or the use or operation of the Assets.

(b) Except as set forth in Schedule 4.13(b), all Contracts listed in the Schedules (the “Material Contracts”) are valid, binding and in full force and effect and are enforceable against the applicable Selling Party and, to Seller’s knowledge, the other party thereto, in accordance with their terms, except as the same may be subject to Enforceability Limitations. Except as set forth in Schedule 4.13(b), each Selling Party has performed all material obligations required to be performed by it to date under the Material Contracts, there are no material Liabilities accrued under any Material Contract with respect to any period prior to Closing (other than those that will be discharged, paid or performed prior to Closing), and no Selling Party is (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder and, to the Seller’s knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder. No Selling Party has, except as disclosed in the applicable Schedule, received any notice of the intention of any party to terminate any Material Contract. Complete and correct copies of all Material Contracts have been delivered to the Purchaser by the Selling Parties.

(c) Schedule 4.13(c) sets forth each Material Contract with respect to which the Consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or under the Related Agreements to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof (the “Restricted Contracts”).

4.14 Permits.

(a) Schedule 4.14 sets forth all Permits that are necessary for the conduct of the Business as currently conducted, or the continued use of any Asset. Except as set forth in Schedule 4.14, (i) all such Permits are valid, current in full force and effect, and held by the Selling Parties, and the Selling Parties have complied in all material respects with all terms and conditions thereof, (ii) during the past four years prior to the date hereof, no Selling Party has received notice of any Proceedings relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had or could reasonably be expected to have a Business Material Adverse Effect, and (iii) none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the ownership of the Business or the Assets by Purchaser.

(b) The Selling Parties possess all Permits to own or hold under lease and operate the Assets and to conduct the Business as currently conducted.

(c) All Permits which are held in the name of any employee, officer, director, shareholder or member of, or otherwise on behalf of, any of the Selling Parties shall be deemed included under the representations and warranties contained in this Section 4.14.

4.15 Insurance. The Selling Parties currently maintain policies of fire and casualty, liability and other forms of insurance (and/or participate in insurance arrangements made by one or more of their Affiliates) with respect to the Business in such amounts, with such deductibles and against such risks and losses as are reasonable for the Business. The insurance policies maintained by the Selling Parties with respect to the Business are listed in Schedule 4.15. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and workmen’s compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. No Selling Party has received (i) any refusal of coverage under any policy described in Schedule 4.15, (ii) any notice that any issuer of any such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. The Business has been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

4.16 Employee Benefit Plans and Employment Agreements.

(a) Except as set forth in Schedule 4.16(a), the Selling Parties and their Affiliates do not have any deferred compensation, pension, retirement, health, profit sharing, incentive bonus, stock purchase, stock option, hospitalization, insurance, severance, workers’ compensation, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee pension benefit (as defined in ERISA or otherwise) or welfare benefit obligation, or any other employee benefit of any kind whatsoever whether under a plan or agreement, covering any of their current or former officers, directors, consultants or Employees of the Selling Parties (“Employee Plans”) (for clarity, the definition of Employee Plans includes both U.S. Employee Plans and Non-U.S. Benefit Plans).

(b) The Selling Parties have made available to Purchaser true, complete and correct copies of (i) all documents embodying each Employee Plan (or, in the case of any unwritten Employee Plans, descriptions thereof), (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to each Employee Plan (if any such reports were required), (iii) the most recent summary plan description for each Employee Plan for which such summary plan description is required; (iv) all discrimination tests for each Employee Plan for the three (3) most recent plan years; (v) the most recent IRS determination or opinion letter issued with respect to each Employee Plan; (vi) all fiduciary liability insurance policies covering Employee Plan fiduciaries; (vii) each trust agreement and group annuity contract relating to any Employee Plan and (viii) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Each Employee Plan complies in all material respects with applicable Laws, including, without limitation, ERISA and the Code.

(c) Each Employee Plan has been maintained, funded, operated and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to, ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each trust forming a part thereof that is intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS as to its qualification and tax-exempt status and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Employee Plan or the tax-exempt status of such related trust. No event has occurred and, to the Seller’s knowledge, there currently exists no condition or set of circumstances, in connection with which the Selling Parties could reasonably be expected to be subject to any Liability under the terms of any Employee Plans, ERISA, the Code or any other applicable Law, including any Liability under Title IV of ERISA, except as disclosed in the Financial Statements. Each Employee Plan can be amended or terminated in accordance with its terms and any applicable Laws without any Liability to the Selling Parties other than for benefits accrued or incurred before such amendment or termination. No Employee Plan is a plan subject to Section 302 or Title IV of ERISA, nor a “multiemployer plan” as defined in Section 3(37) of the ERISA and 414(f) of the Code, nor a “multiple employer plan” as described in Section 4063(a) of ERISA and 413 of the Code, and no Selling Party nor any Person which, together with the Selling Parties, would be (or would have ever been) treated as a single employer under Section 4001 of ERISA or Section 414 of the Code has ever contributed or had an obligation to contribute to any such plans.

(d) Except as set forth in Schedule 4.16(d), no current or former director, officer, consultant or other employee of a Selling Party will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of a Selling Party) as a result of the transactions contemplated hereby or any termination of employment or service in connection therewith (except as required under Section 411(d)(3) of the Code).

(e) No Employee Plan provides post-retirement health and medical, life or other welfare benefits for retired employees of the Company (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to COBRA).

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by any of the Selling Parties relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Balance Sheet Date.

(g) All Employee Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”) comply in all material respects with applicable local Law and have been approved by any Governmental Authority the approval of which is required for the lawful operation and maintenance of any of such plans, and there is no reason why such approval may be withdrawn. All Non-U.S. Benefit Plans are listed in Schedule 4.16(g). All contributions, insurance premiums, Taxes and expenses due to and in respect of any of the Non-U.S. Benefit Plans have been duly paid and the Selling Parties have no material unfunded Liabilities with respect to any such plan. As of the date hereof, there is no pending or, to the Seller’s knowledge, threatened material Proceeding relating to Non-U.S. Benefit Plans and there are no Liabilities outstanding in respect of such plans.

4.17 Employment and Labor Matters.

(a) Except as set forth in Schedule 4.17(a), (i) there is no, and during the past five (5) years there has not been any, labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending, or, to the Seller’s knowledge, threatened against or affecting the Business; (ii) there are no union claims or demands to represent or organizational campaigns in progress with respect to the Employees or Contingent Workers and no question concerning representation of such individuals exists; (iii) there is no collective bargaining or similar agreement or any arrangement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, applicable to Employees or Contingent Workers related to the Business; (iv) none of the Employees or Contingent Workers related to the Business are represented by any labor organization; (v) no Selling Party is or ever has been engaged in any unfair labor practice in connection with the conduct of the Business; (vi) the Selling Parties are and have always been in compliance in all material respects with all applicable Laws respecting labor, employment standards, human rights, fair employment practices, work place safety and health, terms and conditions of employment, classification of Employees and Contingent Workers and wages and hours; (vii) no Selling Party is or ever has been delinquent in any payments to any of the Employees or Contingent Workers related to the Business for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Employees or Contingent Workers; (viii) the Selling Parties have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, commissions, bonuses, fees and any other payments to Employees and Contingent Workers, (ix) there are no and never have been any Proceedings, formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, charges of employment discrimination, retaliation or unfair labor practices) pending or, to Seller’s knowledge, threatened in any judicial, regulatory or administrative forum, or under any dispute resolution procedure; (x) none of the Selling Parties’ employment policies or practices is currently being or ever has been audited or investigated, or to the Seller’s knowledge, subject to imminent audit or investigation by any Governmental Authority; (xi) the Selling Parties are not subject to any consent decree, order of any court, tribunal, arbitration or Government Authority or settlement thereof in respect of any labor or employment matters; (xii) the Selling Parties are, and at all times since the inception of Core, have been, in material compliance with the requirements of the Immigration Reform Control Act of 1986 in respect of non-Canadian Employees; (xiii) all non-Canadian Employees related to the Business are employed at-will; (xiv) no arbitration or other Proceeding with respect to employment matters with respect to the Business is pending or, to the Seller’s knowledge, threatened and no claim or Proceeding therefore has been asserted; (xv) there are no written employment contracts, personnel policies or procedures applicable to Employees or Contingent Workers other than those set forth in or attached to Schedule 4.17(a), true and correct copies of which have been previously delivered to Purchaser; and (xvi) to the Seller’s knowledge, no Employees or Contingent Workers are or have ever been in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement or any restrictive covenant to a former employer relating to the right of any such person to be employed by or provide service to the Selling Parties or to the use by the Selling Parties of trade secrets or proprietary information of others.

(b) [intentionally omitted]

(c) Schedule 4.17(c) sets forth the name and address of each Current full-time and part-time Employee related to the Business, their respective titles or positions, dates of hire, regular work location, current annual compensation (salary, bonus and otherwise), and any unpaid Accrued Compensation and Benefits, which shall include any accrued PTO (and current rate of accrual), and a description of their status, i.e., whether active or on leave of absence) as of the date of this Agreement (except address information which may be as of the last full month ended prior to the date of this Agreement), and contains a list of all Contingent Workers of the Business, except with respect to officers, the terms of whose employment is governed by a Material Contract. To the extent any employee or Contingent Worker listed on Schedule 4.17(c) is on leave of absence, Schedule 4.17(c) further describes the type of leave, the date it commenced and the expected duration of leave. Except as set forth on Schedule 4.17(c) , there are no employees on layoff, and there are no individuals not currently listed as employees on Schedule 4.17(c) with recall or preferential rehire rights and no employees listed on Schedule 4.17(c) have any such rights. Except as set forth on Schedule 4.17(c) or as otherwise contemplated by this Agreement, the Selling Parties are not aware that any Employee intends to terminate his or her employment with the Selling Parties.

(d) The Business generally enjoys good employer-employee relationships. Except as set forth on Schedule 4.17(d), there is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any employee of the Business. To the Seller’s knowledge, the transfer of the Assets in connection with the Acquisition and the other transactions contemplated by this Agreement and the Related Agreements will not adversely affect the authority of any Employee of the Business to work in Canada or the United States. Except as set forth on Schedule 4.17(d), no Employee of the Business is, to the Seller’s knowledge, a party to or bound by any Contract or subject to any Judgment that may materially interfere with the use of such Person’s best efforts to promote the interests of the Business, or, other than as set forth on Schedule 4.17(e), that has had or could reasonably be expected to have a Business Material Adverse Effect.

(e) Except as set forth on Schedule 4.17(d), no independent contractors, temporary employees, leased employees or any other servants or agents employed or used with respect to the Business (collectively, “Contingent Workers”) is compensated other than through reportable wages paid by the Selling Parties. To the extent that any Contingent Workers are used with respect to the Business, they are properly classified and treated in accordance with applicable Laws and for purposes of all benefit plans and perquisites.

4.18 Taxes.

(a) There are no Liens for Taxes upon the Assets except for Permitted Liens.

(b) GST Registrant. Each Selling Party that is required to be registered for the purposes of Part IX of the ETA is so registered.

(c) Each Selling Party that is selling Assets located in Canada is not, and will not be at Closing, a non-resident of Canada.

(d) The Assets that are situated within Canada are all, and at Closing will be, situated in the province of Nova Scotia.

(e) All Tax Returns required to be filed by any of the Selling Parties have been duly and timely filed (within any applicable extension periods). All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Selling Parties (whether or not shown on any Tax Return) have been timely paid in full or, to the extent not due and payable as of the Closing, adequate provision for the payment thereof has been made and such Taxes will be timely paid in full.

4.19 Compliance with Laws.

(a) Except as set forth in Schedule 4.19(a), the Selling Parties and their conduct of the Business have at all times been and are currently in compliance in all material respects with all applicable Laws including those relating to occupational health and safety. Except as set forth in Schedule 4.19(a), in the past two years no Selling Party has received any written or oral communication from any Person that alleges that the

Business is not in compliance in any material respect with any applicable Law. Except as set forth on Schedule 4.19(a), the current use by the Selling Parties of the offices and other facilities located on the Business Properties does not violate any local zoning or similar land use or government regulations in any material respect. This Section 4.19(a) does not relate to matters with respect to Taxes (which are the subject of Section 4.18), to employee benefits (which are the subject of Section 4.17 or to environmental matters (which are the subject of Section 4.20).

(b) The occupancies and uses of the Business Properties, as well as the development, construction, management, maintenance, servicing and operation of the Leased Properties, comply with all applicable Laws, including Environmental Laws, and are not in violation of any thereof; and all certificates of occupancy and all other Permits required by applicable Law for the proper use and operation of the Leased Properties are in full force and effect. All approvals, consents, Permits, Environmental Permits, utility installations and connections required for the development, construction, maintenance, operation and servicing of the Leased Properties have been granted, effected, or performed and completed (as the case may be), and all fees and charges therefor have been fully paid. No Selling Party has received written or oral notice of, or otherwise has knowledge of, any violations, Proceedings or Judgments relating to zoning, building use and occupancy, traffic, fire, health, sanitation, air pollution, ecological, environmental or other laws or regulations, against, or with respect to, the Business Properties.

4.20 Environmental Matters. Except as disclosed in Schedule 4.20:

(a) the Selling Parties have at all times been and are currently in compliance with all Environmental Laws;

(b) the Selling Parties currently hold all Environmental Permits required for the operation of the Business and their use and occupancy of the Real Property and are in compliance with all terms and conditions of all Environmental Permits;

(c) no underground storage tanks and no Hazardous Substances are present as a result of a member of the Selling Parties’ actions, or, to Seller’s knowledge, as a result of a third party’s actions or otherwise, in, on or under any property, including the land and the improvements, groundwater and surface water thereof, that the Selling Parties have at any time owned, operated, occupied or leased;

(d) no Selling Party nor any officer or employee of the Selling Parties on its behalf has transported, sold, distributed, stored, treated, processed, used, manufactured, generated, disposed of, released, or exposed its employees, others, or the environment to Hazardous Substances or any product containing a Hazardous Substance except in compliance with all Environmental Laws in effect prior to or as of the date hereof; and

(e) no Selling Party is subject to or has received notice of any past, pending or, to the Seller’s knowledge, threatened Environmental Claim from any Governmental Authority or third party. To Seller’s knowledge, there are no facts or circumstance that could involve any Selling Party in any Environmental Claim.

4.21 Accounts Receivable. All the Accounts Receivable constituting Assets (a) represent actual indebtedness incurred by the applicable account debtors, (b) have arisen from bona fide transactions in the ordinary course of business, (c) are properly stated on the books and records of the Business in accordance with GAAP and (d) have terms of payment and age consistent with customary industry practice and the historical practice of the Business. To the Seller’s knowledge, all the Accounts Receivable that constitute Assets are not factored or subject to any setoff or counterclaim and are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Balance Sheet. Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any Accounts Receivable, except for write-offs in the ordinary course of business and consistent with past practice and within the applicable reserve amounts.

4.22 Selling Parties. The entities listed on Schedule 4.22 are the only Affiliates of the Selling Parties that have title to, or use, any Asset or are subject to any obligation that is an Assumed Obligation or are otherwise engaged in the operation or conduct of the Business.

4.23 [intentionally omitted.]

4.24 Transactions with Affiliates.

(a) Except as set forth in Schedule 4.24(a), (i) none of the Contracts set forth in Schedule 4.13(a) between or among Selling Parties or any of their respective Affiliates relating to the Business (“Affiliate Contracts”), will continue in effect subsequent to the Closing and (ii) the Affiliate Contracts that will continue in effect after the Closing are not material, individually or in the aggregate, to the Business as conducted on the date of the Balance Sheet or as currently conducted. Except as set forth in Schedule 4.24(a) or as provided in this Agreement, after the Closing no Selling Party will have any interest in any property (real or personal, tangible or intangible) or Contract used in or necessary to conduct the Business as conducted on the date of the Balance Sheet or as currently conducted. Except as set forth in Schedule 4.24(a), no Selling Party nor any of their Affiliates provides any material services to the Business.

(b) No officer, director or Affiliate (nor any ancestor, sibling, descendant or spouse of any such Persons, or any trust, partnership, corporation or Person in which any of such individuals has an interest) of any of the Selling Parties has or has had, either directly or indirectly, (i) an interest in any Person or entity which furnishes or sells services or products which are similar to those furnished or sold by the Selling Parties, (ii) any interest in any Person or entity that purchases from or sells or furnishes to the Selling Parties any goods, services or products or (iii) a beneficial interest in any Contract to which any of the Selling Parties is a party or by which any of the Selling Parties may be bound.

(c) Except as set forth in Schedule 4.24(c), (i) there are no Contracts or Liabilities between any of the Selling Parties, on the one hand, and (A) any current or former officer, director, shareholder or Affiliate of any of the Selling Parties or (B) any Person who, to the Seller’s knowledge, is an Affiliate or associate of any such officer, director, shareholder or Affiliate, on the other hand, (ii) no Selling Party provides or causes to be provided any assets, services or facilities to any such current or former officer, director, shareholder or Affiliate, (iii) no Selling Party nor any such current or former officer, director, shareholder or Affiliate provides or causes to be provided any assets, services or facilities to any of the Selling Parties and (iv) no Selling Party beneficially owns, directly or indirectly, any equity interests or debt interests of any such current or former officer, director, shareholder or Affiliate.

(d) Except as set forth in Schedule 4.24(d), each of the Material Contracts or Liabilities of the Selling Parties were entered into or incurred, as the case may be, on terms no less favorable to the Selling Parties (in the reasonable judgment of the Selling Parties) than if such Contract or Liability was entered into or incurred on an arm’s length basis on competitive terms. Any Material Contract to which a Selling Party is a party and in which any director or officer of a Selling Party has a financial interest in such Contract was approved by a majority of the disinterested members of the board of directors of the Selling Party and/or shareholders of the Selling Party, as the case may be, in accordance with applicable Law.

4.25 Effect of Transactions. Except as set forth in Schedule 4.25, no creditor, employee, client, customer, supplier, distributor or other Person having a material business relationship with the Business has informed any of the Selling Parties that such Person intends to change such relationship, whether or not as a result of the purchase and sale of the Business, the ownership of the Business by the Purchaser, the entering into of this Agreement or the Related Agreements or the consummation of any other transaction contemplated hereby or thereby.

4.26 Brokers. Except as set forth on Schedule 4.26, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of any Selling Party, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.27 Bankruptcy.

(a) No Selling Party is now insolvent or will be rendered insolvent by any of the transactions contemplated under this Agreement or under the Related Agreements. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities or obligations (contingent or otherwise) of such Selling Party exceeds the present fair saleable value of the Selling Party’s respective assets.

(b) Immediately after giving effect to the consummation of the Acquisition and the other transactions contemplated hereby and under the Related Agreements: (i) each of the Selling Parties will be able to pay and fulfill its respective Liabilities and obligations as they become due in the usual course of business; (ii) no Selling Party will have unreasonably small capital with which to conduct its proposed business after Closing; (iii) each of the Selling Parties will have assets (calculated at fair market value) that exceed its Liabilities and obligations; and (iv) taking into account all pending and threatened litigation or Proceedings, final judgments against a Selling Party in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, a Selling Party will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Selling Parties. The cash available to a particular Selling Party after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

4.28 Complete Copies. The Selling Parties have delivered true and complete copies of each document (or summaries of same) that has been requested in writing (including email) by Purchaser or its counsel, and there are no amendments or modifications thereto that have not been disclosed in writing to Purchaser.

4.29 Disclosure. No representation or warranty of the Selling Parties or the Principal Stockholders contained in this Agreement or in any Related Agreement, and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of the Selling Parties or the Principal Stockholders to the Purchaser or any of its Representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule.

4.30 Canadian Employee Benefit Plans.

(a) Schedule 4.30(a) identifies all retirement, pension, supplemental pension, savings, retirement savings, retirement allowance, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of the Selling Parties for the benefit of Employees, directors, officers, shareholders, independent contractors or agents of the Selling Parties (collectively the “Canadian Employee Plans”).

(b) Each Selling Parties’ Canadian Employee Plans have been maintained in compliance with its terms and with the requirements prescribed by all applicable laws and is in good standing in respect of such applicable laws and each Canadian Employee Plan that is required to be registered under applicable legislation is duly registered with the relevant regulatory authorities.

(c) All contributions or premiums required to be paid, deducted or remitted and all obligation required to be performed by the Selling Parties pursuant to the terms of any Canadian Employee Plan or by applicable laws, have been paid, deducted, remitted or performed in a timely fashion and there are no outstanding defaults or violations with regard to same.

(d) There are no Proceedings pending or, to the knowledge of the Selling Parties, threatened with respect to the Canadian Employee Plans (other than routine claims for benefits) and no circumstances or event has occurred that could result in a Proceeding.

(e) There is no pending termination or winding-up procedure in respect of any of the Canadian Employee Plans, and no circumstance or event has occurred under which any of the Canadian Employee Plans could be declared terminated or wound-up in whole or in part under the terms of such Canadian Employee Plans or any applicable laws.

(f) Except as otherwise disclosed in Schedule 4.30(f), no Canadian Employee Plan has a deficit and, more specifically, the Canadian Employee Plans that are registered pension plans (the “Canadian Pension Plans”) are fully funded on both a going concern basis and a termination basis.

(g) The Selling Parties have delivered the following documents to the Purchaser:

(i) true and complete copies of all the text of the Canadian Employee Plans (where no text exists, a summary has been provided) and any related trust agreements, insurance contracts or other documents governing those plans, all as amended to the date hereof. With respect to the Canadian Pension Plans, those documents include the original documents and all amendments, restatements or replacements made to those documents since their establishment;

(ii) a copy of all materials or documents distributed to new or existing members of the Canadian Employee Plans during the last three years;

(iii) the most recent actuarial valuation of each Canadian Employee Plan for which such valuation is required;

(iv) the most recent accounting and certified financial statement of each Canadian Employee Plan for which such statement is made;

(v) all legal opinions relating to the administration or funding of any Canadian Employee Plan;

(vi) the most recent annual information returns filed with governmental authorities in respect of each Canadian Employee Plan for which such filing is required;

and no fact, condition or circumstances has occurred since the date of those documents which would materially affect the information contained herein.

(h) No event has occurred and there has been no failure to act on the part of either the Selling Parties, a trustee or an administrator of any Canadian Employee Plan that could subject either the Selling Parties, a trustee or administrator of any Canadian Employee Plan, any Canadian Employee Plan or any successor plan to the imposition of any tax, penalty, penalty tax or other liability, whether by way of indemnity or otherwise.

(i) No promises or commitments have been made by the Selling Parties to amend any Canadian Employee Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by applicable laws or as disclosed in Schedule 4.30(i).

(j) There have been no withdrawals or improper applications or transfers of funds or assets from any Canadian Pension Plan.

(k) Except as disclosed in Schedule 4.30(k), the Selling Parties have not taken any contribution holidays under any Canadian Pension Plan and the Selling Parties were entitled under the terms of the Canadian Pension Plan and applicable laws to take such contribution holidays.

(l) No modifications have been made to the Canadian Pension Plans’ provisions pertaining to ownership of surplus on plan wind-up nor to those pertaining to the right of the employer to take contribution holidays, and the current provisions of the Canadian Pension Plans pertaining to ownership of surplus on plan wind-up and to the right of the employer to take contributions holidays are valid and fully enforceable.

(m) None of the Canadian Pension Plans was the subject of a conversion or a merger in the past.

(n) The transactions contemplated in this Agreement shall not, alone or upon the occurrence of any additional or subsequent event, result in any payment, or severance or otherwise, or acceleration, vesting or increase in benefits under any Canadian Employee Plan with respect to any employees or former employees of the Selling Parties.

(o) Except for the Canadian Pension Plans, there are no post-retirement benefits for the Former Employees of the Selling Parties.

(p) None of the Canadian Employee Plans require or permit retroactive increases or assessments in premiums or payments.

(q) The Selling Parties do not contribute and are not required to contribute to any multi-employer pension or benefit plan. None of the Canadian Employee Plans are multi-employer pension or benefit plans.

(r) All Canadian Employee Plans can be amended or terminated without that any restrictions and the Selling Parties have the unrestricted power to amend or terminate any of the Canadian Employee Plans.

(s) The liabilities of the Selling Parties under any unfunded Canadian Employee Plan are properly accrued and reflected in the financial statements of the Selling Parties.

4.31 Representations and Warranties of Principal Stockholders in Respect of Themselves.

(a) Organization. Such Principal Stockholder is either (a) a corporation, partnership, limited partnership or limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of such Stockholder’s organization, or (b) a natural person.

(b) Authority; Validity of Agreement. Such Principal Stockholder has all necessary power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Related Agreement to which it is a party to be consummated by such Principal Stockholder. The execution and delivery of this Agreement by such Principal Stockholder and each Related Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of such Principal Stockholder and no other proceedings on the part of such Principal Stockholder are necessary to authorize this Agreement and each Related Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly authorized and validly executed and delivered by such Principal Stockholder and constitutes a legal, valid and binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms.

(c) No Conflicts. The execution and delivery of this Agreement by such Principal Stockholder and each Related Agreement to which it is a party do not, and the performance of this Agreement by such Principal Stockholder and each Related Agreement to which it is a party will not, (a) conflict with or violate any provision of the certificate or articles of incorporation or by-laws or any applicable equivalent organizational documents of such Principal Stockholder, (b) conflict with or violate any Law applicable to such Principal Stockholder or by which any property or asset of such Principal Stockholder is bound or affected, (c) require any consent or approval under, result in any breach of, or loss of any benefit under, or constitute a change of control or default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of such Principal Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation. The execution and delivery of this Agreement by such Principal Stockholder and each Related Agreement to which it is a party does not, and the performance of this Agreement by such Principal Stockholder and each Related Agreement to which it is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other Person.

(d) No Proceedings. There is no Proceeding pending or, to the knowledge of the Principal Stockholder, Proceedings or claims threatened against the Principal Stockholder that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

(e) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of such Principal Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Selling Parties as follows and acknowledges and confirms that the Selling Parties are relying on such representations and warranties in connection with the sale by the Selling Parties of the Assets:

5.1 Due Incorporation and Corporate Power. Each of SupportSoft and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and New Brunswick, respectively, and each has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and each Related Agreement to which it is a party.

5.2 Due Authorization. The execution, delivery and performance by each of SupportSoft and Sub of this Agreement and each Related Agreement to which it is a party and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, including the approval of the board of directors (or applicable body) of each of them. Each of SupportSoft and Sub has duly and validly executed and delivered this Agreement and, at or prior to the Closing, will have duly and validly executed and delivered each of the Related Agreements to which it is a party. Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by the Selling Parties and the Principal Stockholders, this Agreement constitutes and each of the Related Agreements to which each of SupportSoft and Sub is a party will after the Closing constitute their respective legal, valid and binding obligation, enforceable against them in accordance with their respective terms, subject to Enforceability Limitations.

5.3 Consents and Approvals; Authority Relative to this Agreement.

(a) Except for the Governmental Required Consents or as set forth in Schedule 5.3(a), to Purchaser’s knowledge no Consent of or with any Governmental Authority is necessary in connection with the execution, delivery or performance by either of SupportSoft or Sub of this Agreement or any of the Related Agreements or the consummation by any of them of the transactions contemplated hereby or thereby.

(b) The execution and delivery by each of SupportSoft and Sub of this Agreement and of each Related Agreement to which it is a party do not, and the transactions contemplated hereby and thereby and compliance by each of SupportSoft and Sub with the terms hereof and thereof to Purchaser’s knowledge will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of any of them under, any provision of (i) their respective organizational documents, (ii) any Contract filed with the SEC on SupportSoft’s Form 10-K for the year ended December 31, 2003, (iii) any Judgment or Law applicable to any of them or their properties or assets or (iv) any Indebtedness of any of them.

5.4 Proceedings. There are no Proceedings pending, or, to the Purchaser’s knowledge, Proceedings threatened, by or against either of SupportSoft or Sub with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby.

5.5 Financing. The Purchaser collectively has financial resources available to it in connection with the acquisition of the Assets which are in an aggregate amount sufficient to consummate the transactions contemplated hereby.

5.6 GST Registrant. Sub is registered for the purposes of Part IX of the ETA.

ARTICLE VI

COVENANTS

6.1 Access to Information. From and after the date of this Agreement until the Closing Date, the Selling Parties shall afford, and shall cause their Representatives to afford, to the Purchaser and its Representatives reasonable and timely access, upon reasonable notice during normal business hours, to all the personnel, advisors, attorneys, accountants, work-papers, information systems, properties, books, Contracts, commitments, Tax Returns and records of, or relating to, the Business and during such period shall furnish to the Purchaser and its Representatives any information concerning the Business, the Assets, the Assumed Obligations and Retained Obligations as the Purchaser or its Representatives may reasonably request, including any and all information and assistance reasonably necessary for Purchaser’s auditors to conduct an audit of the Business for the years ended April 30, 2002, 2003 and 2004; provided that nothing herein shall obligate the Selling Parties to (a) take any actions that would unreasonably interrupt the normal course of the Business or (b) violate any Law applicable to the Selling Parties or their businesses. Access to personnel shall include such access as the Purchaser may reasonably request in order to communicate initial terms and conditions of employment to be offered, take applications for employment with the Purchaser, make determinations regarding which employees should be Transferred Employees and, when applicable, negotiate terms and conditions of employment.

6.2 Preservation of Business. (a) Except for matters set forth in Schedule 6.2(a) or as otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing, the Selling Parties shall conduct the Business in the usual, regular and ordinary course in substantially the same manner as previously conducted (including with respect to work-force reductions, collections of accounts receivable, payments of accounts payable, research and development, sales practices (including promotions, discounts, concessions and payment terms), maintenance and repair expenditures, capital expenditures and environmental expenditures) and use all reasonable efforts to, and take such actions as the Purchaser reasonably requests in order to, keep intact the Business, keep available the services of the Current Employees and preserve the relationships of the Business with material customers, suppliers, distributors and others with whom the Business deals to the end that the Business shall be unimpaired at the Closing. Prior to the Closing, the Selling Parties shall not take, and shall not permit any of their Representatives to take, any action that would, or that could reasonably be expected to, result in any of the conditions to the Acquisition set forth in Article VII or Article VIII not being satisfied, including any of the representations or warranties of the Selling Parties or Principal Stockholders made in this Agreement becoming untrue or incorrect in any material respect. In addition (and without limiting the generality of the foregoing), except as otherwise expressly permitted or required by the terms of this Agreement, the Selling Parties shall not, and shall not permit any of their Representatives to, do any of the following in connection with the Business without the prior written consent of the Purchaser, not to be unreasonably withheld:

(i) adopt or amend any Benefit Plan or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Law;

(ii) grant to any officer, director, Current Employee or Contingent Worker any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements and except for any increases for which the Selling Parties shall be solely obligated at or after Closing;

(iii) terminate the employment of any of the Current Employees and Contingent Workers who work or provide services to the Business;

(iv) incur or assume any Liabilities (including Indebtedness) or guarantee any Liabilities (including Indebtedness) or otherwise take any action to incur or assume, or fail to take any action required by any obligation or duty that results in the incurrence of, any other material Liabilities of any nature, other than in the ordinary course of business and consistent with past practice;

(v) permit, allow or suffer any Asset to become subjected to any Lien of any nature whatsoever (other than Permitted Liens);

(vi) (A) prepay any long-term debt, or pay, discharge or satisfy any Liabilities, other than the payment of accounts payable in the ordinary course of business that are due on or before the Closing Date and which does not otherwise violate any covenant in this Section 6.2; (B) accelerate or delay the collection of notes receivable or accounts receivable, including agreeing to or allowing a discount for such receivables, in advance of or beyond their regular due dates or the dates on which the same would have been collected in the ordinary course of business consistent with past practice; (C) delay or accelerate the payment of any account payable in advance of its due date or the date such Liability would have been paid in the ordinary course of business consistent with past practice or (D) cancel any material Indebtedness (individually or in the aggregate) owed to it or waive any claims or rights of substantial value;

(vii) pay, loan or advance any amount to, or sell, transfer or lease any of its assets that would be Assets to, or enter into or amend or otherwise modify any agreement (including any Affiliate Contract) or arrangement with, the Selling Parties or any of their Affiliates;

(viii) make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

(ix) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets (other than inventory or supplies in the ordinary course, consistent with past practice) that are material, individually or in the aggregate, to the Business or that would be Assets;

(x) make or incur any capital expenditure that, individually, is in excess of $25,000 or make or incur any such capital expenditures which, in the aggregate, are in excess of $50,000;

(xi) sell, lease, mortgage, pledge, encumber, license or otherwise dispose of any of its assets that would be Assets, except for the sale or license of products and services in the ordinary course of business and consistent with past practice;

(xii) acquire fee title to, or an ownership interest in, any real property that would be an Asset or enter into any lease (or renewal of any lease) of real property that would be an Asset;

(xiii) enter into any transaction (including any employment agreement or contract) with any current or former officer, director, Employee or Contingent Worker of the Selling Parties or any Affiliate of the Selling Parties (or member of their families or trusts for their benefit);

(xiv) enter into or amend any covenant not to compete, or enter into or amend any other covenant restricting the development, marketing or distribution of the products and services of the Business;

(xv) make any purchase commitment in excess of the normal, ordinary and usual requirements or at any price in excess of the then current market price or for a period of greater than 30 days;

(xvi) since the date of the Balance Sheet (A) declare, set aside, make, pay or incur any obligation to pay any dividend or distribution on the capital stock of Core, Core Euro or Core US (whether payable in cash, stock, property or a combination thereof) or enter into any voting agreement with respect to the capital stock of Core, Core Euro or Core US; (B) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Core, Core Euro or Core US or other equity interests or securities of Core, Core Euro or Core US; or (C) make any change to the organizational documents of any of the Selling Parties;

(xvii) reduce or discount any prices of Business products or services;

(xviii) amend any existing material Contract;

(xix) institute, settle or agree to settle any Proceeding before any court or governmental body or waive, release, assign, settle, compromise or surrender any rights related to any material claims or any pending or threatened Proceeding relating to or effecting the Business or Assets;

(xx) enter into any license, option or other Contract relating or pertaining to Transferred Intellectual Property or Transferred Technology that would constitute Assets or to the Intellectual Property or Technology of any third party;

(xxi) take any action that limits or precludes the Purchaser from (A) rejecting any employment contract or (B) setting any initial term or condition of employment for any Transferred Employees;

(xxii) enter into any other transaction, Contract or commitment (of a type not described above) other than in the ordinary course of business;

(xxiii) take any action (or omit to take any action) with respect to Taxes if such action or omission would have the effect of increasing the present or future Tax Liability or decreasing any present or future Tax asset of the Purchaser or of the Business; or

(xxiv) authorize any of, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.

(b) Advise of Changes. The Selling Parties shall promptly advise the Purchaser in writing of the occurrence of any matter or event that is material to the assets, condition (financial or otherwise), prospects, working capital, Liabilities or results of operations of the Business.

(c) Affirmative Covenants. Until the Closing, the Selling Parties shall, and each shall cause their Affiliates to:

(i) maintain the Assets in all material respects in good working order, free from any defects and in accordance with the past practice of the Business and generally accepted industry practice, and not defer or delay any repairs, replacements or regularly scheduled maintenance relating to any Asset;

(ii) upon any damage, destruction or loss to, or condemnation of, any Asset, (A) promptly notify the Purchaser and (B) consult with the Purchaser as to the application of any and all insurance proceeds with respect thereto to repair, replace or restore such Asset;

(iii) use commercially reasonable efforts to maintain its level and quality of Accounts Receivable and supplies (A) in approximately the same proportions as reflected on the Balance Sheet, (B) in a manner consistent with its practices in place as of the date of the most recent Balance Sheet and (C) so as to be sufficient for the conduct of the Business by the Purchaser following Closing in substantially the same manner as conducted on the date of the Balance Sheet and as currently conducted by the Selling Parties; and

(iv) promptly notify the Purchaser in writing of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the execution, delivery or performance of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby and thereby.

(d) Consultation. In connection with the continuing operation of the Business between the date of this Agreement and the Closing, the Selling Parties (and their Representatives) shall consult in good faith on a regular and frequent basis with the Representatives for the Purchaser to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by the Purchaser or such Representatives. Each of the Selling Parties acknowledges that any such consultation shall not constitute a waiver by Purchaser of any rights it may have under this Agreement, and that Purchaser shall not have any Liability or responsibility for any actions of the Selling Parties or any of their respective officers or directors with respect to matters that are the subject of such consultations.

6.3 Consents and Approvals.

(a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable after the date hereof, including taking all reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing and (ii) to obtain each Governmental Required Consent and each other Consent of or with a Governmental Authority which if not obtained would reasonably be expected to have a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

(b) In furtherance and not limitation of the provisions of Section 6.3, each of the Selling Parties and the Purchaser shall cooperate with the other with respect to obtaining the Consents of Governmental Authorities and act as if all notifications, filings, submissions and other evidence, and all assurances, commitments or undertakings to be provided, or consent decrees to be entered into, in such connection are required to be prepared and filed jointly by both parties even if under particular circumstances they are formally made by only one party. In particular, the Selling Parties and the Purchaser, or Persons nominated thereby, shall promptly provide drafts to the other party, allow reasonably adequate time for comment by the other party and agree promptly to the contents of all notifications, filings, submissions, further documentation and evidence to be submitted to all relevant Governmental Authorities. The Selling Parties and the Purchaser shall, in each case where permitted by the relevant Governmental Authority, allow Persons nominated by the other party to attend all meetings with Governmental Authorities and, where appropriate, to make oral submissions at such meetings. Each of the Purchaser and the Selling Parties shall (i) furnish to the other such necessary information and reasonable assistance as the other may require in connection with its preparation of any notification, filing, submission or further documentation or evidence that is necessary in obtaining and making Consents of Governmental Authorities and (ii) promptly disclose to the other all correspondence received from or sent to any relevant Governmental Authority in connection herewith and shall keep the other fully informed of any other related communication in whatever form with any of the relevant Governmental Authorities. The Purchaser and the Selling Parties shall comply promptly with any inquiry or request for additional information from any relevant Governmental Authority in connection herewith and shall promptly provide any supplemental information requested in connection with the notifications, filings and/or submissions made hereunder for the purposes of obtaining and making the Consents of Governmental Authorities.

(c) The Selling Parties shall, and shall cause their Affiliates to, use their reasonable best efforts (at their own expense) to obtain, and the Purchaser shall cooperate with the Selling Parties in obtaining, all Consents from third parties, including Consents under Restricted Contracts and estoppel certificates from the landlords under the Leased Properties in respect of Assigned Contracts, necessary or appropriate to permit the transfer of the Assets to, and the assumption of the Assumed Obligations by, the Purchaser; provided, however, that the Selling Parties shall not be required to pay or commit to pay any amount in excess of $25,000 in the aggregate to (or incur any obligation having a cost or expense in excess of $25,000, in the aggregate, in favor of) any Person from whom any such Consent may be required; and provided further, that in no event shall the Purchaser be required to pay or covenant to pay any amount to (or incur any obligation or Liability in favor of) any Person from whom any such Consent may be required.

(d) For purposes of this Section 6.3, the “reasonable best efforts” of the Purchaser shall not require the Purchaser to agree to any prohibition, limitation or other requirement described in Section 7.6 (whether or not relating to any Proceeding).

(e) License Agreements. Between the date hereof and the Closing, the Selling Parties shall, and shall cause their Affiliates to, use their reasonable best efforts (at their own expense) to obtain, and the Purchaser shall cooperate with the Selling Parties in obtaining, executed agreements for those customers listed on Schedule 6.3(e), and such agreement shall be subject to review and approval by Purchaser, in its reasonable discretion.

(f) TVC Matters. In the event that Core’s representation in the last sentence of Section 4.10(d) is inaccurate, in addition to Purchaser’s remedies under Article XII, then Core will (i) use its reasonable best efforts to assist Purchaser in procuring a new VAR agreement with New TVC on terms substantially similar or better than the VAR Agreement; and (ii) use its reasonable best efforts to prosecute the unlawful use of the VAR Agreement by New TVC in the event that Purchaser cannot negotiate or procure a new VAR agreement with New TVC.

6.4 Post-Closing Cooperation; Access and Assistance.

(a) The Purchaser and the Selling Parties shall cooperate with each other, and shall cause their respective Representatives to cooperate with each other after the Closing to ensure the orderly transition of the Business from the Selling Parties to the Purchaser and to minimize any disruption to the Business and the Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable notice, the Purchaser and the Selling Parties shall furnish or cause to be furnished to each other and their respective Representatives reasonable access, during normal business hours, to such information and assistance relating to the Business (to the extent within the control of such party) as is contained in any records of the Selling Parties constituting an Excluded Asset, or is reasonably necessary for (i) financial reporting and accounting matters and (ii) defense or prosecution of litigation and disputes.

(b) After the Closing, upon reasonable written notice, the Purchaser and the Selling Parties shall furnish or cause to be furnished to each other and their respective Representatives, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or Proceeding related to any Tax Return. The Selling Parties and the Purchaser shall cooperate with each other in the conduct of any audit or other Proceeding relating to Taxes involving the Business. In the event that any Selling Party shall after the Closing take any position in any Tax Return, or reach any settlement or agreement on audit, which is inconsistent with any position taken by any Selling Party in any filing, settlement or agreement made by any Selling Party prior to the Closing and such inconsistent position (i) might require the payment by the Purchaser of more Tax than would have been required to be paid had such position not been taken or such settlement or agreement not been reached, (ii) affects the determination of useful life, basis or method of depreciation, amortization or accounting of any of the Assets or any of the properties, assets or rights of the Purchaser or (iii) might accelerate the time at which any Tax must be paid by the Purchaser, then the Selling Parties shall deliver timely and reasonable notice to the Purchaser of such position.

(c) In the event and for so long as any party hereto is contesting or defending against any third-party Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other party hereto shall (x) fully cooperate with it and its counsel in, and assist it and its counsel with, the contest or defense, (y) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses), and (z) provide such information, testimony and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending party as described in Section 6.4(d) (unless the contesting or defending party is entitled to indemnification therefor under Article XII). For the avoidance of doubt, this Section 6.4(c) shall not apply with respect to disputes between the parties hereto.

(d) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.4. No party shall be required by this Section 6.4 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, the Business).

6.5 Insurance. The Selling Parties shall cause each insurance policy maintained by any of the Selling Parties covering any Retained Obligation to be amended prior to Closing to name the Purchaser or the Purchaser’s designated affiliate as an additional insured, in form and substance reasonably satisfactory to the Purchaser.

6.6 Confidentiality

(a) The Purchaser shall keep confidential, and cause its Affiliates and each of their respective officers, directors, employees and advisors to keep confidential, the information regarding the Selling Parties being provided to the Purchaser in connection with the transactions contemplated hereby or by the Related Agreements, provided that the Purchaser shall be permitted to use and disclose such information to the extent Purchaser reasonably deems necessary or appropriate in order to consummate the transactions contemplated by this Agreement (including in connection with making any filing or obtaining any Consent or approval and as necessary to defend or prosecute any litigation or dispute and including disclosures in confidence to the Purchaser’s Representatives). Notwithstanding the foregoing, the Purchaser shall not be in breach of this Section 6.6(a) due to any disclosures (i) as required by Law or administrative process (to the extent so required) (in which case the Purchaser shall promptly notify the Selling Parties and give the Selling Parties an opportunity to oppose such disclosure), (ii) as necessary to defend or prosecute any litigation or dispute in any Proceeding, and (iii) of information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 6.6(a). Effective upon, and only upon, the Closing, the confidentiality obligations in this Section 6.6(a) shall not apply to any and all information relating to the Business, the Assets and the Assumed Obligations. The covenant set forth in this Section 6.6(a) shall terminate six years after the Closing Date.

(b) The Selling Parties shall keep confidential, and cause their Affiliates and each of their respective officers, directors, employees and advisors to keep confidential, (i) all information regarding the Purchaser or any of its businesses or products, being provided to it in connection with the transactions contemplated hereby or by the Related Agreements and (ii) after the Closing, all information relating to the Business, the Assets and the Assumed Obligations, except (A) as required by Law or administrative process (to the extent so required) (in which case the Selling Parties shall promptly notify the Purchaser and give the Purchaser an opportunity to oppose such disclosure), (B) as necessary to defend or prosecute any litigation or dispute in any Proceeding (in which case the Selling Parties shall promptly notify the Purchaser and give the Purchaser an opportunity to oppose such disclosure), and (C) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 6.6(b). The covenant set forth in this Section 6.6(b) shall terminate six years after the Closing Date or such later date as may be required by a Selling Party’s obligation to a third party regarding confidentiality.

(c) Promptly following the Closing Date, each of the Selling Parties shall use all reasonable efforts to assign to the Purchaser all of such Selling Party’s rights under all confidentiality agreements entered into by any of the Selling Parties with any Person in connection with any proposed sale of the Business or any of the Assets to the extent such rights are assignable and relate to the Business, to secure the return or destruction of all information and materials relating to the Business, the Assets and the Assumed Obligations provided to any such Person or otherwise covered by such confidentiality agreements prior to the Closing Date. Each of the Selling Parties shall provide the Purchaser with all information reasonably requested by the Purchaser regarding the status of such process, including copies of such confidentiality agreements and details as to the information provided, the Persons to which it was provided and what information has not been returned.

(d) Each party providing any information in connection with this Agreement is not waiving, and shall not be deemed to have waived or diminished, any of its attorney work product protections, solicitor-client or attorney-client privileges or similar protections and privileges as a result of disclosing such information (including information related to pending or threatened Proceedings) to the other party, regardless of whether such disclosing party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (i) share a common legal and commercial interest in all of such information that is subject to such privileges and protections; (ii) may become joint defendants in Proceedings to which such information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should any party become subject to any actual or threatened Proceeding to which such information covered by such protections and privileges relates; and (iv) intend that after the Closing the receiving party shall have the right to assert such protections and privileges. No receiving party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any party disclosing such information waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material disclosed to a party due to a disclosing party disclosing information (including information related to pending or threatened litigation) to such receiving party.

(e) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article XII and other remedies at law may be inadequate in the case of any breach of the covenants contained in this Section 6.6. Accordingly, each party hereto shall be entitled to seek equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

6.7 Release of Liens. On or prior to the Closing, the Selling Parties shall cause any and all Liens other than Permitted Liens recorded against or in any way affecting the Assets to be satisfied and released in full and shall cause the holders of such Liens to file all documents and make all filings in all relevant jurisdictions necessary to release such Liens. All such releases, filings and documentation shall be in the form and substance acceptable to the Purchaser in its sole discretion and shall be hereafter referred to collectively as the “Debt Releases.”

6.8 Exclusive Dealing. From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Article X hereof, neither the Selling Parties or Principal Stockholders, nor any of their Representatives will directly or indirectly: (i) solicit, encourage, initiate, review, accept, support, approve or participate in any negotiations or discussions with respect to any offer or proposal (formal or informal, oral, written or otherwise) to acquire all or any part of any Selling Party, whether by purchase of assets, exclusive license, joint venture formation, strategic partnership or other alliance formation, purchase of stock, merger or other business combination or amalgamation or otherwise (each of the foregoing, an “Acquisition Proposal”), (ii) disclose any information not customarily disclosed to any Person concerning the Selling Parties and which the Selling Parties believe could be used for the purposes of formulating any Acquisition Proposal, (iii) assist, cooperate with, facilitate or encourage any Person to make, participate in any discussions or negotiations with any Person with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving any Acquisition Proposal or (v) authorize or permit any of the Selling Parties’ Representatives to take any such action. Upon the execution of this Agreement, the Selling Parties and the Principal Stockholders shall cease, and shall cause their Representatives to cease, immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and promptly request that all confidential information with respect thereto furnished by the Selling Parties or its Representatives be returned. From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Article X hereof, the Selling Parties shall notify Purchaser as promptly as practicable (and in any event within one (1) Business Day) of any proposal or offer (formal or informal, oral, written or otherwise), or any inquiry or contact with any Person with respect thereto, regarding any Acquisition Proposal or of any request for information in connection with a potential Acquisition Proposal, such notice to include the identity of the Person proposing such Acquisition Proposal and the terms thereof (including furnishing a copy of any written proposal), and shall keep Purchaser apprised, on a current basis, of the status of any such Acquisition Proposal and of any modifications to the terms thereof. The Selling Parties shall instruct each of their Representatives to observe the terms of this Section 6.8. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.8 by any Representative, whether or not such Person is purporting to act on behalf of the Selling Parties or otherwise, shall be deemed to be a breach of this Section 6.8 by the Selling Parties.

6.9 Transfer Taxes

(a) Property Taxes. All real estate, personal property, and ad valorem Taxes relating to the Assets which shall have accrued and become payable prior to the Closing Date shall be paid by the Selling Parties. All such Taxes which shall be accrued but unpaid shall be prorated to the Closing Date. In connection with such proration, in the event the actual Tax figures are not available at the Closing Date, proration of Taxes shall be based on 105% of the actual Taxes for the preceding year for which actual Tax figures are available. The amount due one party as a result of such proration shall be paid to the other party at the Closing.

(b) Taxes Related to Transaction. The sales, use and transfer Tax Returns required by reason of the transferring and recording of title to the Assets, if so required by Law, shall be timely prepared by the party legally obligated to make such filing. The party legally obligated to file any Tax Return relating to Transfer Taxes shall provide a copy of such Returns to all other parties hereto at least ten (10) Business Days prior to the date such Tax Returns are due, along with a calculation of the amount of Transfer Taxes payable by the Purchaser pursuant to Section 3.4 hereof. Purchaser shall give the Selling Parties at least twenty (20) Business Days prior notice of the due date of any such Tax Return. The parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions. Without limiting the generality of the foregoing, the parties will use their reasonable best efforts in good faith to minimize or eliminate any taxes payable under Part IX of the ETA in respect of the Closing by, among other things, making such elections and taking such steps as may be provided for under that Act (including, for greater certainty, making a joint election in a timely manner under section 167 of the ETA).

6.10 Collection of Receivables

(a) From and after the Closing, the Purchaser shall have the right and authority to collect for its own account all Accounts Receivable and other related items that are included in the Assets and to endorse with the name of the Selling Parties any checks or drafts received with respect to any Accounts Receivable or such other related items. The Selling Parties shall promptly deliver to the Purchaser any cash or other property received directly or indirectly by it with respect to the Accounts Receivable and such other related items, including any amounts payable as interest.

(b) The Purchaser and the Selling Parties agree to elect jointly in the prescribed form under section 22 of the Income Tax Act (Canada) and under any applicable provincial legislation as to the sale of the Accounts Receivable and to designate in such election an amount to be agreed by the parties on or prior to Closing.

6.11 Supplemental Disclosure. Each Selling Party and Principal Stockholder shall have the continuing obligation until the Closing promptly to supplement or amend the Schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that no supplement or amendment to any Schedule shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 7.1 or for purposes of determining whether any Person is in breach of this Agreement or whether any Person is entitled to indemnification pursuant to Article XII or any other remedy at law or in equity.

6.12 Stockholder Approval. The Selling Parties shall use their reasonable best efforts to obtain the Required Stockholder Approval for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, as promptly as possible following the date hereof, Core shall submit this Agreement and the transactions contemplated hereby, including the Acquisition, to Core’s stockholders for approval and adoption either at a meeting of Core’s stockholders or pursuant to a written consent of such stockholders. The materials submitted to Core’s stockholders in connection therewith shall be subject to review and approval by Purchaser and shall include information regarding Core, the terms of this Agreement and the Acquisition and the unanimous recommendation of Core’s board of directors that Core’s stockholders vote their shares in favor of the adoption of this Agreement and the approval of the Acquisition and the other transactions contemplated by this Agreement and the Related Agreements (including, but not limited to the Escrow Agreement).

6.13 Change of Selling Parties’ Names. On or before the third Business Day following Closing, each of the Selling Parties will amend its organizational documents to change its name to a name that does not include the Core Name. The Selling Parties will take all steps to deliver to the Purchaser on or before Closing, all documents, including consents, required in order to permit the Purchaser to use and assume, including as a business name and corporate name, a name which includes the Core Name. The Selling Parties covenant and agree that from and after the Closing Date, the Selling Parties and their Affiliates will not use the Core Name or any part thereof or any words similar thereto.

6.14 Internal Control Over Financial Reporting. The parties to this Agreement are aware that, after the Closing Date, the financial statements of the Selling Parties will be reported on a consolidated basis with the financial statements of SupportSoft, which SupportSoft is required to file with the United States Securities and Exchange Commission (“SEC”) on a periodic basis. Pursuant to Section 404 of the United States Sarbanes-Oxley Act of 2002, SupportSoft will be required to certify annually to the SEC that SupportSoft and its subsidiaries

(which will include the Business) have effective “disclosure controls and procedures” and “internal control over financial reporting” (as those terms are defined in Rule 13a-15 promulgated under the United States Securities Exchange Act of 1934). The Selling Parties agree that at the request of Purchaser, the Selling Parties shall establish effective “disclosure controls and procedures” and “internal control over financial reporting” (as those terms are defined in Rule 13a-15 promulgated under the United States Securities Exchange Act of 1934) as soon as possible following such request. Therefore, upon request by Purchaser, the Selling Parties agree to take all actions reasonably necessary to assure that the Selling Parties design and implement effective “disclosure controls and procedures” and “internal control over financial reporting” so as to be in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act as soon as possible after such request (the foregoing is referred to herein as the “Section 404 Compliance Project”). If the Section 404 Compliance Project is commenced at the request of the Purchaser, the Purchaser shall pay all expenses related to the Section 404 Compliance Project (which expenses shall be deemed to include the hourly compensation paid to Core’s acting Chief Financial Officer. The Selling Parties shall retain an independent accounting or consulting firm recommended by Purchaser to implement the Section 404 Compliance Project, and to communicate directly with representatives of such firm throughout the duration of such project. If the Purchaser terminates this Agreement in accordance with Section 10.1 hereof, then the Selling Parties may thereupon terminate the Section 404 Compliance Project and SupportSoft will promptly reimburse the Selling Parties for the expenses related to the Section 404 Compliance Project (which expenses shall be deemed to include the hourly compensation paid to Core’s acting Chief Financial Officer) that have been incurred up through the date of termination.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction or written waiver by the Purchaser of the following conditions precedent on or before the Closing Date:

7.1 Warranties True. The representations and warranties of the Selling Parties and the Principal Stockholders in this Agreement and the Related Agreements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

7.2 Compliance with Agreements and Covenants. Each of the Selling Parties and the Principal Stockholders shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement and its Related Agreements to be performed and complied with by it on or prior to the Closing Date.

7.3 Certificate of Compliance. Each of the Selling Parties and the Principal Stockholders shall have delivered to the Purchaser a certificate thereof dated as of the Closing Date, executed by an authorized officer (where applicable) of each, certifying as to compliance with Section 7.1 and Section 7.2.

7.4 [Intentionally Omitted].

7.5 No Injunctions or Other Legal Restraints. No applicable Law, injunction or other legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Acquisition shall be in effect.

7.6 Absence of Proceedings. There shall not be any Proceeding pending or any Proceeding threatened by any Governmental Authority or other Person (including any stockholder of Core) that has a reasonable likelihood of success (i) challenging or seeking to restrain or prohibit the Acquisition or any of the other transactions contemplated or the inclusion or enforcement of any covenant contemplated by this Agreement or the Related Agreements or seeking to obtain from the Purchaser or any of its Affiliates in connection with the Acquisition any damages, (ii) seeking to prohibit or limit the ownership or operation by the Purchaser or any of its Affiliates of any material portion of the Business or assets of the Purchaser (including the Business) or any of its Affiliates, or to compel the Purchaser or any of its Affiliates to dispose of or hold separate any material portion of the Business or assets of the Purchaser (including the Business) or any of its Affiliates, in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of, the Assets or the ability of the Purchaser to enforce any material rights contemplated by the Assets, this Agreement or any Related Agreement, (iv) seeking to prohibit the Purchaser or any of its Affiliates from effectively controlling in any material respect the Business, (v) seeking to require the Purchaser or any of its Affiliates to assume, or seeking to impose on the Purchaser or any of its Affiliates, any material Retained Obligation or seeking to impose a Lien on any Assets or any other assets of the Purchaser or any of its Affiliates in respect of any material Retained Obligation or (vi) which is reasonably likely to have a Business Material Adverse Effect.

7.7 Delivery of Financial Statements. At least three (3) Business Days prior to Closing, the Selling Parties shall have delivered to Purchaser (a) the Audited Financial Statements of Core as of April 30, 2004, (b) the unaudited consolidated balance sheet of Core as of June 30, 2004 and (c) the related consolidated statements of operations, cash flows and changes in stockholders’ deficit for the two (2) months ended June 30, 2004.

7.8 Transfer Taxes. To the extent due under applicable Tax Law at or prior to the Closing Date, the Selling Parties shall have prepared, executed and filed all material returns, questionnaires, applications, elections or other documents regarding any Transfer Tax that is required to be filed in connection with the Acquisition and shall have paid over to the Taxing Authorities all Taxes so payable by the Selling Parties pursuant to Section 3.4 hereof reflected thereon (if due at or prior to the Closing and paid to the Selling Parties by Purchaser in accordance with Section 3.4 prior to the Closing). Without limiting the generality of the foregoing, if the Parties wish to make or do make an election under section 167 of the ETA, the relevant Selling Parties shall prepare, execute and deliver to the relevant Purchaser the election form prescribed by that section, which the relevant Purchaser shall file with the appropriate Governmental Authority in the prescribed manner. At least five (5) Business Days prior to the

Closing Date, (a) each Selling Party that is required to be registered for the purposes of Part IX of the ETA will provide its registration number to Purchaser and (b) Sub will provide its registration number for the purposes of Part IX of the ETA to the Selling Parties.

7.9 Consents and Authorizations. The Selling Parties shall have delivered to the Purchaser (i) written consents from all third parties listed on Schedule 7.9, (ii) written consents from all other parties that the Purchaser reasonably determines after the date hereof are necessary to transfer all or any portion of the Assets or otherwise required to effect the Acquisition or to permit the Purchaser to conduct the Business substantially as it is being conducted on the date hereof, and (iii) written evidence of compliance with all applicable bulk sales Laws.

7.10 Legal Opinion. The Purchaser shall have received a legal opinion from LaBarge Weinstein LLP, legal counsel to the Selling Parties, as to the matters set forth in Exhibit F.

7.11 Material Adverse Effect. There shall not have occurred any Business Material Adverse Effect during the period from the date hereof to Closing.

7.12 Other Documents. Each of the Selling Parties shall have furnished to the Purchaser all documents required to be delivered by such parties pursuant to Section 9.2 and such other customary documents relating to the Selling Parties’ corporate existence and authority (including copies of resolutions of the board of directors of each Selling Party (where applicable)), absence of Liens other than Permitted Liens, and such other matters as Purchaser or its counsel may reasonably request.

7.13 Liens. The Selling Parties shall have delivered the Debt Releases to Purchaser, and all security interests or Liens on the Assets shall be released in full.

7.14 Stockholder Approval. The Required Stockholder Approval shall have been obtained and Purchaser shall be satisfied, acting reasonably, with copies of documentation, as evidence thereof, received from the Selling Parties.

7.15 Earlier Executed Agreements. Each of the Voting Agreements and Employment Agreements executed and delivered prior to or contemporaneously with the execution and delivery of this Agreement shall remain in full force and effect.

7.16 Employee Matters. The Key Employees shall continue to be employed by Core at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by Purchaser or an Affiliate of Purchaser (as Purchaser shall designate) following the Acquisition. In addition, at least sixty percent (60%) of the employees of Core identified on Schedule 7.16 (which Schedule 7.16 shall be provided by Purchaser to the Selling Parties at least two (2) weeks prior to Closing) shall continue to be employed by Core at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by Purchaser or an Affiliate of Purchaser (as Purchaser shall designate) following the Acquisition.

7.17 Termination of Employment Agreements. All employment agreements or offer letters of the Selling Parties with their Transferred Employees as of the date hereof, and any such agreements or offer letters entered into after the date hereof prior to Closing, shall have been terminated and shall no longer be of any force or effect.

7.18 Minimum Cash and Accounts Receivable Balance. As of the Closing, the Selling Parties shall have at least on aggregate of $150,000 in Cash and Accounts Receivable.

7.19 Estoppel Certificate. The Selling Parties shall have delivered to the Purchaser an estoppel certificate in form and substance reasonably acceptable to the Purchaser from the owner of each Leased Property that the Purchaser has agreed to assume the Real Property Lease hereunder.

7.20 Executed License Agreements. No later than two (2) Business Days prior to Closing, the Selling Parties shall have delivered to Purchaser copies of executed agreements for those customers listed on Schedule 7.20, and such agreements shall be subject to review and approval by the Purchaser, in its reasonable discretion.

7.21 Employee Plans. The entire historical documentation of each of the Selling Parties’ Employee Plans shall be delivered to the Purchaser no later than two (2) Business Days prior to Closing.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING PARTIES

The obligations of the Selling Parties to consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction or written waiver by the Selling Parties of the following conditions precedent on or before the Closing Date:

8.1 Warranties True. The representations and warranties of the Purchaser made in this Agreement and the Related Agreements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

8.2 Compliance with Agreements and Covenants. The Purchaser shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement and in its Related Agreements to be performed and complied with by it on or prior to the Closing Date.

8.3 Certificate of Compliance. The Purchaser shall have delivered to the Selling Parties a certificate of the Purchaser dated as of the Closing Date, executed by the Purchaser, certifying as to compliance with Section 8.1 and Section 8.2.

8.4 [Intentionally Omitted].

8.5 No Injunctions or Other Legal Restraints. No applicable Law, injunction or other legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Closing shall have come into effect after the date of this Agreement and continue to be in effect.

8.6 Absence of Proceedings. There shall not be any Proceeding pending or any Proceeding threatened by any Governmental Authority or any Proceeding threatened by any other Person that has a reasonable likelihood of success challenging or seeking to restrain or prohibit the Acquisition.

8.7 Stockholder Approval. The Required Stockholder Approval shall have been obtained.

8.8 Related Agreements. The Selling Parties shall have received from the Purchaser a duly executed copy of each Related Agreement to which the Purchaser is a party.

8.9 Other Documents. The Purchaser shall have furnished to the Selling Parties all documents required to be delivered by the Purchaser pursuant to Section 9.3 and such other customary documents relating to the Purchaser’s corporate existence and authority (including copies of resolutions of the Purchaser’s board of directors) and such other matters as the Selling Parties or their counsel may reasonably request.

8.10 Assumed Contracts. To the extent that Purchaser shall have agreed to assume any Assigned Contracts and if Consent to such assignment shall have been obtained by the proposed Closing Date in accordance with Section 6.3(c) hereof, Purchaser shall have assumed such Assigned Contracts at the Closing.

ARTICLE IX

CLOSING

9.1 Closing. The Closing shall take place at the offices of Pillsbury Winthrop LLP, 2475 Hanover Street, Palo Alto, California 94304, at 10:00 a.m. (Pacific Standard Time) on September 1, 2004, if, and only if, all conditions set forth in Article VII and Article VIII have then been satisfied (or, if not then satisfied, to the extent permitted, waived by the party entitled to the benefit thereof). If the Closing does not occur on September 1, 2004 because all conditions set forth in Article VII and Article VIII have not then been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), then the Closing shall occur no more than two Business Days after all conditions set forth in Article VII and Article VIII have then been satisfied (or, if not then satisfied, to the extent permitted, waived by the party entitled to the benefit thereof) or at such other place, time and date as shall be agreed between the Selling Parties and Purchaser. Notwithstanding the first sentence of this Section 9.1, Purchaser acknowledges and agrees that Purchaser will agree to close the Acquisition on September 1, 2004 if all conditions set forth in Article VII, Section 8.5 and Section 8.6 have then been satisfied (or, if not then satisfied, to the extent permitted, waived by the party entitled to the benefit thereof). Should the Closing occur, the Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (Pacific Standard Time) on the Closing Date, and this Agreement shall be interpreted accordingly.

9.2 Deliveries by the Selling Parties. At the Closing, the Selling Parties shall deliver (or cause to be delivered) to the Purchaser the following:

(a) the Assignment and Assumption Agreement duly executed by the Selling Parties;

(b) the Bill of Sale duly executed by the Selling Parties;

(c) the Escrow Agreement duly executed by the Selling Parties;

(d) the Employment Agreements duly executed by the applicable employees;

(e) [intentionally omitted];

(f) assignments of all Intellectual Property and separate assignments of all registered trade names, trademarks, service names and service marks (and applications for registration of the same) in form and substance reasonably satisfactory to Purchaser and its counsel for registration, recordation or filing with such Governmental Authority, in each case duly executed by the appropriate Selling Parties;

(g) a certificate of the secretary or an assistant secretary of each of the Selling Parties certifying resolutions (if applicable) of the board of directors or similar body thereof, approving and authorizing the execution, delivery and performance by such Selling Party of this Agreement and its Related Agreements and the consummation by such Selling Party of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of such Selling Party);

(h) the election form referred to in Section 7.8;

(i) the election form referred to in Section 6.10(b);

(j) a certificate of status, compliance, good standing or similar certificate with respect to each Selling Party and corporate Principal Stockholder issued by appropriate government officials of their respective jurisdictions of incorporation, and, in respect of the Selling Parties, of each jurisdiction in which it carries on its business; and

(k) such other documents as the Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

9.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Selling Parties the following:

(a) the Assignment and Assumption Agreement duly executed by the Purchaser;

(b) the Escrow Agreement duly executed by the Purchaser;

(c) the Purchase Price in accordance with Section 3.1 and Section 13.4; and

(d) a certificate of the secretary or an assistant secretary of each of SupportSoft and Sub certifying resolutions of the board of directors of each of them approving and authorizing the execution, delivery and performance by each of them of this Agreement and their Related Agreements and the consummation by each of them of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of each of SupportSoft and Sub).

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time on or prior to the Closing Date:

(a) with the mutual written consent of the Selling Parties and the Purchaser;

(b) by the Selling Parties or the Purchaser, if the Closing shall not have taken place on or before September 18, 2004 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) the Selling Parties if the failure of a Selling Party to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or before such date or (ii) the Purchaser if the failure of the Purchaser to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or before such date;

(c) by the Selling Parties if any of the conditions set forth in Article VIII shall have become incapable of fulfillment on or prior to the Termination Date and shall not have been waived by the Selling Parties, unless the failure of such condition is the result of a material breach of this Agreement or a representation, warranty or covenant by the Selling Parties;

(d) by the Purchaser if any of the conditions set forth in Article VII shall have become incapable of fulfillment on or prior to the Termination Date and shall not have been waived by the Purchaser, unless the failure of such condition is the result of a material breach of this Agreement or a representation, warranty or covenant by the Purchaser; or

(e) by Purchaser if, in its reasonable opinion, compliance with any request for additional information made by any Governmental Authority would be materially burdensome or unduly expensive; provided, however, that prior to such termination Purchaser shall have used commercially reasonable efforts to negotiate an arrangement acceptable to it with such Governmental Authority for satisfying such request;

(f) by the Selling Parties or Purchaser if any court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Acquisition and such order, decree or ruling or other action is or shall have become nonappealable.

In the event of termination by the Selling Parties or the Purchaser pursuant to this Section 10.1 (other than Section 10.1(a)), written notice thereof shall be given to the other party.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 6.6 (Confidentiality), Section 13.1 (Expenses) and Section 13.7 (Publicity), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

ARTICLE XI

EMPLOYEES AND EMPLOYEE BENEFITS

11.1 Offers of Employment; Transferred Employees.

(a) The Purchaser shall offer employment, effective from the Closing Date, to all Current Employees listed on Schedule 7.16 on terms and conditions of employment, including salary, incentive compensation and benefits, which, in respect of each such Current Employee, are substantially similar in the aggregate to those presently paid to or enjoyed by such Current Employees. The Purchaser will offer employment in writing to all Current Employees listed on Schedule 7.16 at least one (1) week prior to Closing. A copy of the written offers of employment shall be provided to the Selling Parties prior to the offers being given to the Current Employees listed on Schedule 7.16. The Selling Parties shall exercise reasonable efforts to persuade the Current Employees listed on Schedule 7.16 to accept such offers of employment.

(b) Each Current Employee that accepts the Purchaser’s offer of employment and who becomes an employee of the Purchaser as of the Closing Date shall be referred to herein as a “Transferred Employee”.

(c) The Purchaser shall recognize the service of the Transferred Employees who accept the Purchaser’s offer of employment with the Selling Parties up to the Closing Date for all purposes as if such service had occurred with the Purchaser.

(d) The Purchaser agrees that, in respect of each of the Transferred Employees who became employed by Purchaser at Closing, the Selling Parties shall not be responsible for any Assumed Severance, but the Selling Parties shall remain responsible for any other severance obligations to any Transferred Employees as of the Closing Date. The Purchaser shall indemnify the Selling Parties for any claims for severance obligations that are Assumed Severance hereunder made against the Selling Parties by any Transferred Employee.

11.2 Employee Benefits – Generally. Each of the Selling Parties agrees that the Purchaser shall not assume sponsorship or any responsibilities under any Employee Plans, including any Non-U.S. Benefit Plans or Canadian Employee Plans. The Selling Parties shall retain all Liabilities and obligations of the Selling Parties and their Affiliates under its Employee Plans, including any Non-U.S. Benefit Plans or Canadian Employee Plans. The Selling Parties shall cause all Transferred Employees to become 100% vested in their accrued benefits under the Employee Plans, including any non-U.S. Benefit Plans or Canadian Employee Plans, and the Purchaser shall not have any responsibility with respect thereto. The Transferred Employees will be eligible to participate in the employee benefit plans of Purchaser and its Affiliates generally offered from time to time to similarly situated employees of Purchaser and its Affiliates (subject to any applicable restrictions or limitations on new entrants or categories of entrants), at such levels as Purchaser determines is appropriate and consistent with Purchaser’s human resource policies and which are substantially similar in the aggregate to those presently paid to the Transferred Employees.

11.3 COBRA. The Selling Parties and their Affiliates shall be responsible for providing continuing group health coverage, which satisfies the requirements of COBRA applicable to the Selling Parties and any applicable state laws which require continuation of health coverage, to all U.S. Employees (and their eligible dependents) who incur a qualifying event on or prior to the Closing Date and to any Person who is an M&A qualified beneficiary within the meaning of Treasury Regulations issued under Section 4980B of the Code.

11.4 Workers and Unemployment Compensation. The Selling Parties shall retain Liability for all workers compensation and unemployment claims for Employees arising prior to the Closing Date. The Purchaser shall be responsible for all workers compensation and unemployment claims for Transferred Employees arising after the Closing Date. Purchaser shall be responsible for providing or discharging any and all notifications, benefits, and Liabilities to Transferred Employees and Governmental Authorities required by applicable Law relating to employee separations or severance pay that are first required to be provided or discharged after the Closing Date, including pre-Closing notice or Liabilities if actions by Purchaser after the Closing Date result in a notice requirement or Liability under such Laws. The Selling Parties shall be responsible for providing or discharging any and all notifications, benefits, and Liabilities to Employees and Governmental Authorities required by applicable Law relating to plant closings or employee separations or severance pay that are first required to be provided or discharged on or prior to the Closing Date. All Employees involuntarily separated from employment by a Selling Party within 90 days prior to the Closing Date, the involuntary separation of whom could result in or affect a notice requirement covered by this Section 11.4, shall be identified on a schedule to be prepared by the Selling Parties (Schedule 11.4) and submitted to Purchaser on the date hereof, and shall be updated by the Selling Parties as of the Closing Date. Purchaser and the Selling Parties shall cooperate with each other to provide timely notice, if required, to any Governmental Authority of the consummation of this Agreement and the related transfer of employees.

11.5 Wages. The Selling Parties shall retain all Liability for salary, wages and bonuses, accrued or earned vacation pay, and any other Liability arising with respect to Employees on or before the Closing Date, other than Accrued Compensation and Benefits that are Assumed Obligations hereunder.

11.6 Severance. The Selling Parties agree that the Purchaser shall not be responsible for any severance obligations to any Employees, whether or not they are Transferred Employees, related to such employees’ employment by the Selling Parties prior to the Closing Date, and that the Selling Parties shall be responsible for any such obligations, other than Assumed Severance. The Selling Parties shall indemnify the Purchaser from and against all Losses relating to any claims made by Employees against Purchaser for severance obligations, other than Assumed Severance.

11.7 No Third Party Beneficiaries. Nothing in this Article XI or elsewhere in this Agreement shall be deemed to make (a) any Employee or Contingent Worker of (i) the Selling Parties or (ii) any Affiliate of the Selling Parties or (b) any of the Selling Parties, a third party beneficiary of this Agreement.

11.8 Cooperation. The Selling Parties shall cooperate with the Purchaser in its efforts to screen and hire Transferred Employees but only to the extent of providing nonconfidential information on Employees and in publishing and disseminating communications of the Purchaser regarding the employment of Transferred Employees.

11.9 Pension Plan Deficit or Solvency Deficiency. If any of the Selling Parties’ Pension Plan has a deficit or solvency deficiency, as at the Closing Date, the Purchase Price shall be adjusted accordingly or the Selling Parties shall pay the amount of such deficit or solvency deficiency to the Purchaser.

ARTICLE XII

INDEMNIFICATION

12.1 Survival. The representations and warranties of the parties hereto contained herein, in the disclosure schedules hereto, in the certificates delivered pursuant to Section 7.3 and Section 8.3 and in the Related Agreements, shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of a party, shall continue for a period of fifteen (15) months after the Closing, except that (i) the representations and warranties contained in Sections 4.2 and 4.6, shall survive the Closing until expiration of the statutes of limitations applicable to the underlying claim and (ii) the representations and warranties contained in Section 4.18 shall survive until the Tax Statute of Limitations Date. No party shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefor in this Section 12.1. All covenants and obligations of the parties hereto contained herein and in the Related Agreements shall survive forever.

12.2 Indemnification by the Selling Parties and Principal Stockholders. Subject to Section 12.4, from and after the Closing, each of the Selling Parties agrees to indemnify, jointly and severally, the Purchaser and its respective officers, directors, employees, stockholders, agents and Representatives (each, a “Purchaser Indemnified Party”) against, and to hold them harmless from, any Losses arising from, suffered or sustained as a result of in connection with or otherwise with respect to, incidental to, or by virtue of any of the following, and subject to Section 12.4, from and after the Closing, each of the Principal Stockholders agrees to indemnify, severally and not jointly, the Purchaser Indemnified Parties against, and to hold them harmless from, any Losses arising from, suffered or sustained as a result of in connection with or otherwise with respect to, incidental to, or by virtue of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by the Selling Parties in this Agreement, or any Related Agreement or any document delivered by the Selling Parties at the Closing;

(b) (i) any and all Taxes (or the non-payment thereof) (A) of the Selling Parties, (B) of any member of a Seller Affiliated Group (or any predecessor of the foregoing) including pursuant to Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), (C) of any Person imposed on any Selling Party or on any member of the Seller Affiliated Group as a transferee or successor, by contract or pursuant to any Law, rule, or regulation; (D) relating to the operation or ownership of the Business or the Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date; (E) arising in connection with the consummation of the transactions contemplated hereby (including any Taxes arising because the Selling Parties are transferring the Assets) and (F) imposed under Code Section 1374 regulations or any analogous or similar state, local, or foreign Law or occurring on or before the Closing, and (ii) any and all Property Taxes not paid by the Selling Parties as required by Section 6.9 hereof or any and all Transfer Taxes paid over to the Selling Parties pursuant to Section 3.4 hereof and not remitted to the Taxing Authorities as required by Section 3.4;

(c) any breach of or failure by the Selling Parties or the Principal Stockholders to perform any of their covenants or obligations under this Agreement or any Related Agreement or any document delivered by the Selling Parties or the Principal Stockholders at the Closing (which excludes the Employment Agreements);

(d) the Excluded Assets or the Retained Obligations;

(e) the operation of the Business prior to the Closing Date;

(f) fraudulent transfer Laws or any failure to comply with any statutory provisions relating to bulk sales and transfers;

(g) claims by officers and directors of any Selling Party in connection with their service as officers and directors and their resignation or removal from office in connection with the Acquisition (should such resignation or removal occur);

(h) any breach of or any inaccuracy in any representation or warranty made by the Principal Stockholders in this Agreement, or any Related Agreement or any document delivered by the Principal Stockholders at the Closing;

(i) any matter disclosed by the Selling Parties in the Selling Parties’ Schedules, and which is listed on Schedule 12.2(i).

12.3 Indemnification by the Purchaser. Subject to Section 12.4, SupportSoft agrees to indemnify the Selling Parties and their respective officers, directors, employees, stockholders, agents and Representatives (each, a “Seller Indemnified Party”) against, and to hold them harmless from, any Losses arising from, suffered or sustained as a result of, in connection with or otherwise with respect to, incidental to, or by virtue of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by the Purchaser in this Agreement or any Related Agreement or any document delivered by the Purchaser at the Closing;

(b) any breach of or failure by the Purchaser to perform any covenant or obligation of the Purchaser set out in this Agreement or any Related Agreement or any document delivered by the Purchaser at the Closing;

(c) the Assumed Obligations;

(d) the operation of the Business subsequent to the Closing Date or

(e) any and all Transfer Taxes not paid by the Purchaser as required by Section 3.4 and Section 6.9 hereof.

12.4 Limitations on Liability

(a) The Purchaser Indemnified Parties shall have the right to receive payment by the Selling Parties, jointly and severally, or by the Principal Stockholders, severally and not jointly, under Section 12.2(a) only if the Purchaser Indemnified Parties collectively shall have incurred indemnifiable Losses under such Section 12.2(a) in excess of $150,000, and then the Purchaser Indemnified Parties shall have the right to receive payment of the full amount of such Losses (including the first $150,000 thereof) (it being agreed and acknowledged by the parties that for purposes of a Purchaser Indemnified Party’s right to indemnification pursuant to this Section 12.4(a), the representations or warranties of the Selling Parties shall not be qualified by any references therein to materiality generally, whether or not any breach results or may result in a Business Material Adverse Effect, knowledge, awareness or other similar standard (as if such qualifications were deleted from such representation or warranty)). The Seller Indemnified Parties shall have the right to receive payment by the Purchaser under Section 12.3(a) only if the Seller Indemnified Parties collectively shall have incurred indemnifiable Losses under such Section 12.3(a) in excess of $150,000, and then the Seller Indemnified Parties shall have the right to receive payment of the full amount of such Losses (including the first $150,000 thereof) (it being agreed and acknowledged by the parties that for purposes of a Seller Indemnified Party’s right to indemnification pursuant to this Section 12.4(a), the representations or warranties of the Purchaser shall not be qualified by any references therein to materiality generally, whether or not any breach results or may result in a Business Material Adverse Effect, knowledge, awareness or other similar standard (as if such qualifications were deleted from such representation or warranty)).

(b) No Selling Party shall have any liability under Section 12.2(a) of this Agreement in excess of the Purchase Price in the aggregate; provided, however, that the limitation on indemnification liability of the Selling Parties pursuant to the foregoing sentence shall not apply to matters arising in respect of Section 4.18; and provided, further that the indemnification liability of the Selling Parties pursuant to Sections 12.2(b), 12.2(c), 12.2(d), 12.2(e), 12.2(f), 12.2(g), 12.2(h) and 12.2(i) shall be unlimited. Notwithstanding any other provision of this INDEMNIFICATION, no Principal Stockholder’s individual liability under this INDEMNIFICATION shall exceed such Principal Stockholder’s Net Proceeds. Notwithstanding the foregoing, except in the event of fraud or knowing and intentional breach or misrepresentation, the indemnification liability of the Selling Parties and the Principal Stockholders under Section 12.2(a) related to the last sentence of Section 4.12(n) shall be limited to the Escrow Amount. For clarity, the indemnification liability of the Selling Parties and the Principal Stockholders pursuant to this Article XII is not duplicative (i.e., the Purchaser cannot recover the full Purchase Price from the Selling Parties and recover the Net Proceeds from the Principal Stockholders as well; similarly, in the event that a Principal Stockholder has received Net Proceeds in connection with the Acquisition, which Net Proceeds are later recovered from the Principal Stockholder by a Selling Party or Selling Parties in connection with a Proceeding or claim by a Purchaser Indemnified Party only against a Selling Party or Selling Parties, then in such event the Net Proceeds of such Principal Stockholder shall be reduced by an amount equal to the amount of such recovery by such Selling Party). The liability of the Purchaser under Section 12.3 of this Agreement shall not exceed the Purchase Price in the aggregate.

(c) Except as otherwise specifically provided in this Agreement or in any Related Agreement, each of the Selling Parties and the Purchaser acknowledges that its sole and exclusive monetary remedy after the Closing with respect to any and all claims relating to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby (other than claims of, or causes of action arising from, fraud or a knowing and intentional breach or misrepresentation) shall be pursuant to the indemnification provisions set forth in this Article XII. In furtherance of the foregoing, each of the Selling Parties, on the one hand, and the Purchaser, on the other hand, hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or knowing and intentional breach or misrepresentation) for Losses it may have against the other arising under or based upon this Agreement or any Related Agreement, any document or certificate delivered in connection herewith, any applicable Law or otherwise (except pursuant to the indemnification provisions set forth in this Article XII).

(d) The right to indemnification under this Article XII shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) by the Selling Parties or the Purchaser at any time, whether before or after the execution and delivery of the Agreement or the Closing Date with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation. Similarly, the waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

12.5 Claims.

(a) As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement or a Related Agreement (other than a claim, or the commencement of any suit, action or Proceeding, of the type described in Section 12.8), the Indemnified Person shall give written notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim, including, if applicable, the representations, warranties, covenants and obligations hereunder or under a Related Agreement alleged to have been breached, and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 12.4 have been satisfied or do not apply (the “Officer’s Certificate”); provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article XII except to the extent (if any) that the Indemnifying Person demonstrates that it has been materially prejudiced thereby; and provided further that in the event that the Indemnified Person is a Purchaser Indemnified Party, such Purchaser Indemnified Party shall send a copy of the Officer’s Certificate to the Escrow Agent at the same time such Officer’s Certificate is sent to the Selling Parties.

(b) In the event that the Indemnifying Person agrees with the amount of the claim set forth in the Officer’s Certificate, the Indemnifying Person shall, subject to the provisions of this Article XII, deliver the amount of such claim to the Indemnified Person within one (1) Business Day of such agreement (and in any event no later than the sixteenth (16th) calendar day after receipt of the Officer’s Certificate), pursuant to Section 13.4; provided, however, that if the Indemnifying Person is a Selling Party or any of the Principal Stockholders, then the Indemnifying Person shall direct the Escrow Agent to deliver the amount of such claim to the Purchaser Indemnified Parties from out of the Escrow Account within the time frames set forth above

12.6 Objections to Claims. Upon receipt of an Officer’s Certificate from an Indemnified Person, the Indemnifying Person shall have a period of fifteen (15) calendar days after such receipt to object in good faith to the claims set forth in such Officer’s Certificate by delivering to the Indemnified Person (and the Escrow Agent, if applicable) within the fifteen (15) calendar day period a written notice of the Indemnifying Person’s objection to the claims made in the Officer’s Certificate (the “Objection Notice”). After the expiration of such fifteen (15) calendar day period, the Indemnifying Person shall be obligated to pay the amount of such claim, within one (1) Business Day, pursuant to Section 13.4, unless the Indemnifying Person has delivered the Objection Notice within the fifteen (15) calendar day period. In the event that the Indemnifying Person delivers the Objection Notice within the fifteen (15) calendar day period, the Indemnifying Person (or the Escrow Agent, if applicable) shall not be required to deliver payment as set forth in Section 12.5 to the Indemnified Person until resolution of such claim.

12.7 Resolution of Conflicts; Arbitration

(a) If the Indemnifying Person shall deliver an Objection Notice within the fifteen (15) calendar day period set forth in Section 12.6, such Indemnifying Person and such Indemnified Person shall attempt in good faith to agree upon their respective rights with respect to each of such claims. If the parties should so agree a memorandum setting forth such agreement shall be prepared and signed by both parties (and shall be delivered to the Escrow Agent, if applicable) and shall govern the payment of any claim pursuant to Section 12.5(b).

(b) If no such agreement can be reached after good faith negotiation within thirty (30) calendar days after objection, either the Indemnified Person or the Indemnifying Person may demand arbitration of the matter, and the matter shall be settled by arbitration conducted by one arbitrator, selected in accordance with the arbitration rules set forth in Section 12.7(c) below. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be final and binding and conclusive upon the parties to such arbitration. In the event that a Purchaser Indemnified Party is entitled to indemnification as a result of the final resolution of the validity of a disputed claim hereunder, such Purchaser Indemnified Party shall provide written notice (the “Resolved Claim Notice”) of such right to the Escrow Agent. Within two (2) Business Days after receipt of the Resolved Claim Notice, the Escrow Agent shall deliver to such Purchaser Indemnified Party an amount of cash out of the Escrow Account equal in value to the lesser of the amount of such resolved claim and the remainder of the Escrow Account.

(c) Any such arbitration shall be held in the County of Santa Clara, California under the JAMS Comprehensive Arbitration Rules and Procedures then in effect, before a sole arbitrator, in accordance with the laws of the State of Delaware for agreements made in and to be performed in the State of Delaware. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. A claimant shall be deemed to be the non-prevailing party in the event that the arbitrator awards such claimant less than one-half (1/2) of the amount that is in dispute in the arbitration; otherwise, the other party shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fees of JAMS, and the expenses, including without limitation, reasonable attorneys’ fees and costs, incurred by the other party to the arbitration as well as the amount of any damages awarded.

12.8 Notice of Third Party Claims. The Indemnified Person shall give notice to the Indemnifying Person within twenty (20) Business Days of the assertion in writing of any claim, or the commencement of any suit, action or Proceeding, by any Person not a party hereto (a “Third Party Claim”) in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount (to the extent known by the Indemnified Person) of such claim together with such information as may be necessary for the

Indemnifying Person to determine that the limitations in Section 12.4 have been satisfied or do not apply); provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article XII except to the extent (if any) that the Indemnifying Person has demonstrated that it has been materially prejudiced thereby. The Indemnified Person shall control the defense of any Third Party Claim and shall be entitled to select the counsel for the defense, although the Indemnifying Person may participate in such defense at its own expense. The Indemnifying Person shall be responsible for paying all fees and expenses incurred in connection with the defense.

12.9 Time Limits. Any right to indemnification or other recovery under this Article XII shall only apply to Losses arising from claims with respect to which the Indemnified Person shall have notified the Indemnifying Person in writing within the applicable time period set forth in Section 12.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any Losses arising from claims as to which the Indemnified Person shall have, before the expiration of the applicable period, previously delivered a notice pursuant to Section 12.5 or Section 12.8 to the Indemnifying Person.

12.10 Net Losses and Subrogation. Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, and (ii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds and recoveries. If any such proceeds or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall promptly pay to the Indemnifying Person the amount of such proceeds or recoveries (up to the amount of the Indemnifying Person’s payment).

12.11 General Indemnification Provisions

(a) The Indemnifying Party shall pay the Indemnified Party immediately available funds on an as-incurred basis for any Losses for which the Indemnified Party is entitled to indemnification under this Article XII. Any such indemnification payments shall include interest at the rate of 5% per annum compounded annually (computed on the basis of a 360-day year) from the date any such Losses are suffered or sustained by the Indemnified Party.

(b) If and to the extent that any provision of Section 12.2 or Section 12.3 is unenforceable for any reason, each party hereto agrees to make the maximum contribution to the payment and satisfaction of any Losses as to which such party would otherwise have been responsible for indemnification pursuant to Section 12.4 which is permissible under applicable Law.

(c) Each Indemnifying Party hereby waives (i) presentment, demand, protest, notice of protest, notice of dishonor and notice of nonpayment; (ii) the right, if any, to the benefit of, or to direct the application of, any security hypothecated to the Indemnified

Party (if any), until all indemnification liability of another Indemnifying Party to the Indemnified Party, howsoever arising, shall have been satisfied; (iii) the right to require the Indemnified Party to proceed against another Indemnifying Party, or to pursue any other remedy in the Indemnified Party’s power (if any); and agrees that Indemnified Party may proceed against Indemnifying Party directly and independently of any other Indemnifying Party, and that any extension, forbearance, amendment, or acceptance, release or substitution of security, or any impairment or suspension of Indemnified Party’s remedies or rights against another Indemnifying Party or the cessation of the liability for indemnification hereunder of another Indemnifying Party for any reason other than full satisfaction of the indemnification obligation at issue, shall not in anywise affect the liability of Indemnifying Party hereunder.

12.12 Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 12.2 or Section 12.3 shall be treated by the Purchaser and the Selling Parties as an adjustment to the Purchase Price.

12.13 Other Adjustments. If any indemnity payable under this Article XII is deemed to include goods and services tax or harmonized sales tax under the ETA, the Indemnifying Party agrees to pay the Indemnified Party, in addition to the indemnification payment determined under this Article, an amount equal to the amount of the indemnity multiplied by the applicable rate of goods and services tax or harmonized sales tax, as applicable, at the time of the payment of the indemnity

ARTICLE XIII

MISCELLANEOUS

13.1 Expenses. Except as contemplated by Section 6.9, each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby.

13.2 Amendment. This Agreement may be amended, modified or supplemented only in writing signed by the Purchaser, each of the Selling Parties and each of the Principal Stockholders.

13.3 Notices. Any notice, request, instruction or other document to be given or delivered hereunder by a party hereto shall be in writing and shall be deemed to have been delivered, (a) when received if given in Person or by a nationally recognized courier or a courier service, or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

(i)	If to the Purchaser, addressed as follows:

  SupportSoft, Inc.

  575 Broadway

  Redwood City, California 94063

Attention: Chief Financial Officer

Facsimile: (650) 556-1194

with a copy to, which shall not constitute notice:

Pillsbury Winthrop LLP

2475 Hanover Street

Palo Alto, California 94304

Attention: Jorge A. del Calvo

Bradley D. Kohn

Facsimile: (650) 233-4545

Ogilvy Renault

77 King Street West, Suite 2100

P.O. Box 141, Royal Trust Tower

Toronto, Ontario

M5K 1H1

Attention: Anthony Milazzo

Facsimile: (416) 216-3930

(ii)	If to the Selling Parties or Principal Stockholders, addressed as follows:

Core Networks Incorporated

155 Chain lake Drive, Suite 19

Halifax, Nova Scotia B3S 1B3

Canada

Attention: Craig Soderquist

Facsimile:

Skypoint Capital Corporation

555 Legget Drive Tower B

Suite 830

Kanata, ON K2K 2X3

Canada

Attention:

Facsimile:

Royal Bank of Canada

Royal Bank Plaza,

North Tower, 4th floor

Toronto, ON

Attention:

Fax: (416) 842 4060

ACF Equity Atlantic

Purdy’s Wharf Tower II

Suite 2106, 1969 Upper Water Street

Halifax, Nova Scotia B3J 3R7

Canada

Attention:

Facsimile:

Lake Street Capital, LLC

601 Montgomery Street, 16th Floor

San Francisco, CA 94111

Main Phone: (415) 291-0500

Attention:

Facsimile:

with a copy to, which shall not constitute notice:

LaBarge Weinstein LLP

515 Legget Drive, Suite 800

Ottawa, ON

K2K 3G4

Attention: Lawrence Weinstein

Facsimile: (613) 599-0018

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

13.4 Payments in Dollars. Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto shall be made by wire transfer in Dollars in same day or immediately available funds without any set-off, deduction or counterclaim whatsoever. The party or parties receiving such funds shall provide wire transfer instructions to the party or parties paying such funds at least two (2) Business Days prior to such wire transfers.

13.5 Waivers; Time of the Essence. Except as otherwise provided in Article XII, the failure of a party hereto at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty. Time shall be of the essence of this Agreement.

13.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that, except with the written consent of the other party, no assignment of this Agreement or any rights or obligations hereunder, by operation of law or otherwise, may be made by either party, other than to an Affiliate of such party (but no such assignment shall relieve the assigning party of its obligations hereunder), and any assignment in contravention of this Section 13.6 shall be of no effect and shall be void; and provided further, that Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to (i) an Affiliate of Purchaser, in which event all of the rights and powers of Purchaser and remedies available to Purchaser under this Agreement shall extend to and be enforceable by such Affiliate (provided that Purchaser remains jointly and severally liable with such assignee for any obligations of Purchaser hereunder after such assignment) or (ii) any Person who acquires Purchaser, whether by way of merger or the purchase of all of Purchaser’s outstanding capital stock or substantially all of Purchaser’s assets.

13.7 Publicity. Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or any of the Related Agreements or their contents or the transactions contemplated hereby or thereby shall be made by the Purchaser, the Selling Parties or any of their respective Affiliates, officers, directors, employees, Representatives or agents, without the prior written agreement of SupportSoft and Core, in any case, as to form, content, timing and manner of distribution or publication. Notwithstanding the foregoing, nothing in this Section 13.7 shall prevent any party or its Affiliates or any other Person from (a) making any public announcement or disclosure required by Law or the rules of any applicable stock exchange or automated quotation system, (b) so long as any disclosure is consistent with Section 6.6 hereof, disclosing this Agreement or any of the Related Agreements or their contents or the transactions contemplated hereby or thereby to (i) current and future officers, directors, employees, Representatives and agents of such party and its Affiliates, (ii) current and potential lenders to, investors in and purchasers of such party and its Affiliates (or any portion thereof), and (iii) those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions, or (c) enforcing its rights hereunder.

13.8 Further Assurances. Upon the reasonable request of the Purchaser, the Selling Parties shall on and after the Closing Date execute and deliver, or cause to be executed and delivered, to the Purchaser such deeds, assignments and other instruments as may be reasonably requested by the Purchaser and are required to effectuate completely the transfer and assignment to the Purchaser of the Seller Parties’ right, title and interest in and to the Assets, and to otherwise carry out the purposes of this Agreement.

13.9 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

13.10 Entire Understanding; Conflicts. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and supersede any and all prior agreements, arrangements and understandings, both written and oral, among the parties relating to the subject matter hereof. In the event of a conflict between the terms and provisions of this Agreement and one or more of the Related Agreements, the terms and provisions of this Agreement shall control; provided, however, that nothing in this Agreement shall limit any remedy available under a Related Agreement; and provided, further that nothing in any Related Agreement shall alter any remedies set forth in this Agreement.

13.11 Language. The Selling Parties and the Purchaser agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against the Selling Parties or the Purchaser. Each of the Selling Parties and the Purchaser and their respective counsel have reviewed and negotiated the terms of this Agreement.

13.12 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

13.13 Remittances. All remittances, payments, mail and other communications relating to the Assets or the Assumed Obligations received by the Selling Parties at any time after the Closing Date shall be promptly turned over to the Purchaser by the Selling Parties. All remittances, payments, mail and other communications relating to the Excluded Assets or the Retained Obligations received by the Purchaser at any time after the Closing Date shall be promptly turned over to the Selling Parties by the Purchaser.

13.14 Jurisdiction of Disputes; Waiver of Jury Trial. Subject to the provisions of Section 12.7 which shall govern any claim for indemnification as discussed therein, each party to this agreement hereby (a) agrees that any Proceeding in connection with or relating to this Agreement, any Related Agreement or any matters contemplated hereby or thereby, may be brought by either party in a court of competent jurisdiction located within the State of Delaware, whether a state or federal court; (b) agrees that in connection with any such Proceeding, such party shall consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 13.14 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) agrees to waive to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding was brought in an inconvenient forum; (d) agrees to service of process in any such Proceeding by mailing of copies thereof to such party at its address set forth in Section 13.3; (e) agrees that any service made as provided herein shall be effective and binding service in every respect; and (f) agrees that nothing herein shall affect the rights of either party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

13.15 Schedules. Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement or any Related Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not material for purposes of this Agreement or any Related Agreement. Neither the specification of any item or matter in any provision of this Agreement or any Related Agreement nor the inclusion of any specific item or matter in any

Schedule hereto or thereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Related Agreement.

13.16 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature shall be deemed to have the same effect as if the original signature had been delivered to the other part(ies). The original signature copy shall be delivered to the other part(ies) by express overnight delivery. The failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SELLING PARTIES:		PURCHASER:

CORE NETWORKS INCORPORATED:		SUPPORTSOFT, INC.:

By:	/s/ CRAIG SODERQUIST	By:	/s/ RR BASU
Name:	Craig Soderquist	Name:	Radha Basu
Title:	CEO	Title:	CEO & Chairman

CORE NETWORKS (EUROPE) B.V.:		SUPPORTSOFT CANADA INC.:

By:	/s/ CRAIG SODERQUIST	By:	/s/ BRIAN M. BEATTIE
Name:	Craig Soderquist	Name:	Brian Beattie
Title:	CEO	Title:	CFO

CORE NETWORKS (U.S.) INC.:

By:	/s/ CRAIG SODERQUIST
Name:	Craig Soderquist
Title:	CEO

PRINCIPAL STOCKHOLDERS:

SKYPOINT CAPITAL CORPORATION, as Nominee:		SKYPOINT TELECOM FUND

By:	/s/ ANDREW KATZ	By:	/s/ ANDREW KATZ
Name:	Andrew Katz	Name:	Andrew Katz
Title:	President	Title:	President

SIGNATURE PAGE TO

PROJECT CUBA

ASSET PURCHASE AGREEMENT

ROYAL BANK OF CANADA:		ACF EQUITY ATLANTIC INC.

By:	/s/ ALAN HIBBEN	By:	/s/ PETER FORTON
Name:	Alan Hibben	Name:	Peter R. Forton
Title:	CEO – RBC Capital Partners	Title:	President & CEO

LAKESTREET CAPITAL FUND I, L.P.:

By:	/s/ GRETCHEN KNOELL
Name:	Gretchen Knoell
Title:

SIGNATURE PAGE TO

PROJECT CUBA

ASSET PURCHASE AGREEMENT

EXHIBIT A

[TO BE DETERMINED]

EXHIBIT B

[TO BE DETERMINED]

EXHIBIT C

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made as of the 20th day of July, 2004 by and between SupportSoft,, Inc. a Delaware corporation (“SupportSoft”), and the person or entity whose name appears on the signature page hereto (“Stockholder”).

WHEREAS, SupportSoft, SupportSoft Canada Inc.], a New Brunswick corporation (“SupportSoft Sub” and together with SupportSoft, the “Purchaser”), Core Networks Incorporated, a corporation continued under the laws of Canada (“Core”), Core Networks (Europe) B.V., a Netherlands corporation (“Core Euro”), Core Networks (U.S.) Inc., a Delaware corporation (“Core US” and together with Core and Core Euro, the “Selling Parties”) and the Principal Stockholders have entered into that certain Asset Purchase Agreement, of even date herewith (the “Purchase Agreement”), pursuant to which the Purchasers shall purchase from the Selling Parties certain assets used in the Business and assume from the Selling Parties certain Assumed Obligations relating to the Business (the “Acquisition”) (capitalized terms used and not otherwise defined herein shall have the respective meaning ascribed to them in the Purchase Agreement); and

WHEREAS, the Stockholder owns the number of shares and class or series of capital stock of Core, set forth on Schedule 4.2(b) to the Purchase Agreement (all of such shares now owned and any additional shares of capital stock of Core which may hereafter be acquired by Stockholder from any source prior to the termination of this Agreement, the “Company Shares”); and

WHEREAS, as an inducement and a condition to entering into the Purchase Agreement, the Purchaser has required that the Stockholders agree, and each Stockholder has agreed, to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, SupportSoft and the Stockholder agree as follows:

1. Definitions. For purposes of this Agreement, “Beneficial ownership,” “beneficially own” and similar terms shall refer to beneficial ownership as such term is defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 13d-3 thereunder (notwithstanding that Core is not subject to the Exchange Act).

2. Provisions Concerning the Company Shares. During the period commencing on the date hereof and continuing until the first to occur of the Closing Date or a valid termination of the Purchase Agreement in accordance with its terms, Stockholder agrees that Stockholder shall, at any meeting (or any adjournment thereof) of the holders of shares of capital stock of Core, however called, or in connection with any written consent of the holders of shares of capital stock of Core, vote (or cause to be voted) the Company Shares then held of record or beneficially owned by Stockholder (unless such shares are otherwise voted pursuant to the proxy granted hereunder), (a) for (i) approval of the Acquisition, the Purchase Agreement and the transactions contemplated thereby and (ii) approval of the amount of the Escrow Amount to be placed in the Escrow Fund in respect of each such Stockholder as set forth in the Purchase Agreement; and (b) against (i) any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Selling Parties under the Purchase Agreement, or could reasonably be expected to result in any of the conditions set forth in Article VII of the Purchase Agreement not being fulfilled, (ii) any Acquisition Proposal (as defined in Section 3(e) hereof) other than the Acquisition, the Purchase Agreement and transactions contemplated thereby, (iii) any other extraordinary corporate transaction other than the Acquisition, the Purchase Agreement and the transactions contemplated thereby, such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving any one of the Selling Parties or any of their subsidiaries or (iv) any other proposal or transaction not covered by the foregoing which would in any way impede, frustrate, prevent, hinder, delay or nullify the Acquisition, the Purchase Agreement and the transactions contemplated thereby. Stockholder agrees not to enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2.

Stockholder, in furtherance of the transactions contemplated hereby and by the Purchase Agreement, and in order to secure the performance of Stockholder’s duties under this Agreement, shall, if requested by SupportSoft, execute and deliver to SupportSoft, within one (1) Business Day of such request by SupportSoft, an irrevocable proxy, substantially in the form of Exhibit A hereto, which executed proxy shall irrevocably appoint SupportSoft or its designees, with full power of substitution, its attorney, agent and proxy to vote (or cause to be voted) or, if applicable, to give consent with respect to, all of the Company Shares in the manner, and with respect to the matters, set forth above. Stockholder acknowledges that the proxy executed and delivered by it pursuant to the preceding sentence shall be coupled with an interest, shall constitute, among other things, an inducement for the Purchaser to enter into the Purchase Agreement, shall be irrevocable and binding on any successor in interest of Stockholder and shall not be terminated by operation of Law upon the occurrence of any event, including, without limitation, the death or incapacity of Stockholder. Such proxy shall operate to revoke and render void any prior proxy as to any of the Company Shares heretofore granted by the Stockholders. Such proxy, if executed, shall terminate upon the first to occur of the Closing or termination of the Purchase Agreement in accordance with its terms (the “Expiration Date”). In addition, if the proxy is executed, Stockholder shall promptly cause to be delivered to SupportSoft an additional proxy substantially in the form attached hereto as Exhibit A executed on behalf of the record owner of any outstanding Company Shares that Stockholder owns beneficially (but not of record). Stockholder agrees that any Company Shares that Stockholder purchases or with respect to which Stockholder otherwise acquires record or beneficial ownership (“New Shares”) after the execution of this Agreement and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Company Shares as of the date hereof.

3. Covenants, Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to and agrees with SupportSoft as follows:

(a) Ownership of Company Shares. Stockholder is the record and beneficial owner of the Company Shares. On the date hereof, Stockholder’s Company Shares constitute all of the capital stock of Core that Stockholder has the right to vote with respect to the transactions contemplated by the Purchase Agreement. Stockholder has sole voting power, and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal or dissenters’ rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder’s Company Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement.

(b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders’ agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.

(c) No Conflicts. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) conflict with or result in any breach of any applicable organizational documents applicable to Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration (herein collectively, a “Default”)) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of its properties or assets may be bound, (iii) violate any Law applicable to Stockholder or any of its properties or assets or (iv) require any filing with, authorization, Consent or approval of, any Governmental Authority; which Default or violation or the failure to obtain any Consent, in the case of clauses (ii), (iii) and (iv) above, would have a material adverse effect on the ability of Stockholder to perform Stockholder’s obligations hereunder.

(d) No Encumbrances. Except as permitted by this Agreement, the Company Shares of Stockholder and the certificates representing such Company Shares are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

(e) No Solicitation. Stockholder shall not, directly or indirectly and Stockholder shall cause its Representatives not to, directly or indirectly: (i) solicit, encourage, initiate, review, accept, support, approve or participate in any negotiations or discussions with respect to any offer or proposal (formal or informal, oral, written or otherwise) to acquire all or any part of any Selling Party, whether by sale of Company Shares, purchase of assets, exclusive license, joint venture formation, strategic partnership or other alliance formation, purchase of stock, merger or other business combination or amalgamation or otherwise (each of the foregoing, an “Acquisition Proposal”), (ii) disclose any information not customarily disclosed to any Person concerning the Selling Parties and which the Selling Parties believe could be used for the purposes of formulating any Acquisition Proposal, (iii) assist, cooperate with, facilitate or encourage any Person to make, participate in any discussions or negotiations with any Person with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving any Acquisition Proposal or (v) authorize or permit any of the Stockholder’s Representatives to take any such action. Upon the execution of this Agreement, the Stockholder shall cease, and shall cause its Representatives to cease, immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. From the date of this Agreement until the Expiration Date, the Stockholder shall notify Purchaser (or shall cause the Selling Parties to notify Purchaser) as promptly as practicable (and in any event within one (1) Business Day) of any proposal or offer (formal or informal, oral, written or otherwise), or any inquiry or contact with any Person with respect thereto, regarding any Acquisition Proposal or of any request for information in connection with a potential Acquisition Proposal, such notice to include the identity of the Person proposing such Acquisition Proposal and the terms thereof (including furnishing a copy of any written proposal), and shall keep Purchaser apprised, on a current basis, of the status of any such Acquisition Proposal and of any modifications to the terms thereof. The Stockholder shall instruct each of its Representatives to observe the terms of this Section 3(e). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 3(e) by any Representative, whether or not such Person is purporting to act on behalf of the Stockholder or otherwise, shall be deemed to be a breach of this Section 3(e) by the Stockholder.

(f) Non-Interference. During the term of this Agreement, Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

(g) Reliance by SupportSoft. Stockholder understands and acknowledges that SupportSoft is entering into the Purchase Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

(h) Transfer of Title. During the term of this Agreement, Stockholder covenants and agrees not to, directly or indirectly, sell, assign, pledge, hypothecate, transfer, exchange, convert (including without limitation converting any Company Shares into shares of common stock of Core) or dispose of (collectively, a “Transfer”), or enter into any contract, option or other arrangement with respect to the Transfer of, any of the Company Shares, any options or warrants to purchase capital stock of Core or any interest therein or deposit any of the Company Shares into a voting trust or enter into a voting trust agreement or arrangement with respect to the Company Shares, or take any other action with respect to the Company Shares, or otherwise permit or authorize any of the foregoing actions, other than pursuant to the Purchase Agreement or this Agreement, without the prior written consent of SupportSoft.

(i) Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Acquisition under the terms of any agreements between Stockholder (or any of its Affiliates) and any of the Selling Parties or pursuant to any other rights Stockholder may have.

(j) Waiver of Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Acquisition that Stockholder may have (if any).

(k) Accuracy of Representations and Warranties. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate as of the date of the consummation of the Acquisition as if made on that date.

4. Further Assurances. From time to time, at SupportSoft’s request and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

5. Stop Transfer. Stockholder agrees that it shall not request that Core or any other Person register the Transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of Stockholder’s Company Shares, unless such Transfer is made in compliance with this Agreement and unless the transferee agrees in writing, in form and substance satisfactory to SupportSoft, to be bound by the provisions hereof for the benefit of SupportSoft.

6. Termination. This Agreement (other than Section 7 and Section 8, which shall survive indefinitely) shall terminate upon the earlier to occur of (a) the written agreement of the parties hereto to terminate this Agreement or (b) the Expiration Date.

7. Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, Stockholder agrees that it shall not and it shall use its best efforts to cause its Representatives not to disclose or discuss such matters with anyone not a party to this Agreement (other than such Representatives, if any) without the prior written consent of SupportSoft, except for disclosures which Stockholder’s counsel advises are necessary in order to fulfill Stockholder’s obligations imposed by Law, in which event Stockholder shall give prior notice of such disclosure to SupportSoft as promptly as practicable and in any event prior to the time any such disclosure is made.

8. Miscellaneous.

(a) Entire Agreement. Except as otherwise provided herein or in the Purchase Agreement, this Agreement contains the entire understanding of the parties with respect to the specific subject matters covered herein and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

(b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Company Shares and shall be binding upon any Person to which record or beneficial ownership of such Company Shares shall pass, whether by operation of Law or otherwise. Notwithstanding any Transfer of Company Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

(c) Assignment. This Agreement shall not be assignable by operation of Law or otherwise without the prior written consent of the other parties, provided that SupportSoft may assign, in its sole discretion, its rights and obligations hereunder to any wholly-owned direct or indirect subsidiary of SupportSoft, but no such assignment shall relieve SupportSoft of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding on Stockholder and Stockholder’s heirs, estate, executors, personal representatives, successors and assigns.

(d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e) Legends. Any stock certificates representing the Company Shares or any New Shares shall be legended at the request of SupportSoft to reflect the voting agreement and the irrevocable proxy granted by this Agreement.

(f) Notices. Unless otherwise provided, any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or when sent by telecopier (with receipt confirmed), or overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or at such other address as a party may designate by notice to the other):

If to SupportSoft to:

SupportSoft, Inc.
575 Broadway
Redwood City, California 94063
Attention: Chief Financial Officer
Facsimile: (650) 556-1194

with a copy to, which shall not constitute notice:

Pillsbury Winthrop LLP
2475 Hanover Street
Palo Alto, CA 94304
Attn:	Jorge A. del Calvo
Bradley D. Kohn
Fax:	(650) 233-4545

and

Ogilvy Renault
77 King Street West, Suite 2100
P.O. Box 141, Royal Trust Tower
Toronto, Ontario
M5K 1H1
Attention: Anthony Milazzo
Facsimile: (416) 216-3930

If to the Stockholder:

To the address set forth on the signature page hereto.

(g) Severability. If one or more provisions of this Agreement are held to be unenforceable, invalid or void by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(h) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at Law for money damages, and, therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at Law or in equity.

(i) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other right, power or remedy by such party.

(j) No Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against whom such waiver is sought to be enforced. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(k) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person that is not a party hereto.

(l) Governing Law; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof. STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY GRANTED HEREUNDER.

(m) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference in this Agreement to a statutory provision or rule or regulation promulgated thereunder shall be deemed to include any similar successor statutory provision or rule or regulation promulgated thereunder.

(n) Legal Counsel. Stockholder acknowledges that he, she or it has been advised to, and has had the opportunity to consult with his, her or its personal attorney prior to entering into this Agreement. Stockholder acknowledges that attorneys for the Selling Parties represent the Selling Parties and do not represent any of the stockholders of the Selling Parties in connection with the Purchase Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

(o) Agreement Negotiated. The form of this Agreement has been negotiated by or on behalf of SupportSoft and the Selling Parties, each of which was represented by attorneys who have carefully negotiated the provisions hereof. Stockholder acknowledges that he, she or it has been advised to, and has had the opportunity to, consult with his, her or its personal attorney prior to entering into this Agreement. As a consequence, SupportSoft and Stockholder do not believe that any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

(p) Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature shall be deemed to have the same effect as if the original signature had been delivered to the other part(ies). The original signature copy shall be delivered to the other part(ies) by express overnight delivery. The failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUPPORTSOFT, INC.:

By	/s/ Radha Basu
Name	RADHA BASU
Title	CEO & CHAIRMAN

STOCKHOLDER:

SKYPOINT TELECOM FUND

By	/s/ Andrew Katz
Name	ANDREW KATZ
Title	PRESIDENT

Address:	555 Legget Drive
KANATA ONT
K2K 2X3

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUPPORTSOFT, INC.:

By	/s/ Radha Basu
Name	RADHA BASU
Title	CEO & CHAIRMAN

STOCKHOLDER:

SKYPOINT CAPITAL CORPORATION as NOMINEE

By	/s/ Andrew Katz
Name	ANDREW KATZ
Title	PRESIDENT

Address:	555 Legget Drive
KANATA ONT
K2K 2X3

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUPPORTSOFT, INC.:

By	/s/ Radha Basu
Name	RADHA BASU
Title	CEO & CHAIRMAN

STOCKHOLDER:

By	/s/ Gretchen Knoell
Name	GRETCHEN KNOELL
Title

Address:	LAKE STREET CAPITAL FUND I, LP
601 MONTGOMERY ST, 16TH FLOOR
SF, CA 94111

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUPPORTSOFT, INC.:

By	/s/ Radha Basu
Name	RADHA BASU
Title	CEO & CHAIRMAN

STOCKHOLDER:

By	ROYAL BANK OF CANADA
Name	[ILLEGIBLE]
Title

Address:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUPPORTSOFT, INC.:

By	/s/ Radha Basu
Name	RADHA BASU
Title	CEO & CHAIRMAN

STOCKHOLDER:

By	/s/ Alan R. Hibben
Name	ALAN R. HIBBEN
Title	CEO - RBC CAPITAL PARTNERS

Address:	200 BAY ST
TORONTO, CANADA
M5J 2W7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUPPORTSOFT, INC.:

By	/s/ Radha Basu
Name	RADHA BASU
Title	CEO & CHAIRMAN

STOCKHOLDER:

ACF EQUITY ATLANTIC INC.

By	/s/ Peter R. Forton
Name	PETER R. FORTON
Title	PRESIDENT & CEO

Address:	1969 UPPER WATER ST. SUITE 1204
HALIFAX, NOVA SCOTIA
B3J 3R7

EXHIBIT A

Irrevocable Proxy

In order to secure the performance of the duties of the undersigned pursuant to the Voting Agreement, dated as of July 20, 2004 (the “Voting Agreement”), between the undersigned and SupportSoft, Inc., a Delaware corporation (“SupportSoft”), a copy of such agreement being attached hereto and incorporated by reference herein, the undersigned hereby irrevocably appoints Radha Basu and Brian Beattie and each of them, as the sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned, and in the name, place and stead of the undersigned, to vote (or cause to be voted), and exercise all voting and related rights or, if applicable, to give consent, in such manner as each such attorney, agent and proxy or his/her substitute shall in his/her sole discretion deem proper to record such vote (or consent) in the manner, and with respect to the matters, set forth in Section 2 of the Voting Agreement with respect to all of the Company Shares (as such term is defined in the Voting Agreement) of Core, a corporation organized under the laws of Canada (the “Company”), which the undersigned is or may be entitled to vote at any meeting of Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto (the “Proxy”). This Proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of Law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned. This Proxy shall operate to revoke and render void any prior proxy as to the Company Shares heretofore granted by the undersigned, and the undersigned agrees that no subsequent proxies will be given by the undersigned with respect to any of the Company Shares. This Proxy shall terminate upon the termination of the Voting Agreement. If any provision of this Proxy or any part of such provision is held to be invalid or unenforceable in any circumstances and in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstance and jurisdiction, be deemed amended to conform to applicable Law so as to be valid and enforceable to the fullest extent possible, and (b) the invalidity or unenforceability of such provision or part of a provision under such circumstances and in such jurisdiction shall not affect the validity or enforceability (i) of such provision or part thereof under any other circumstance or in any other jurisdiction, (ii) of the remainder of such provision or (iii) of any other provision of this Proxy.

Dated: July     , 2004

By
Name
Title

EXHIBIT D

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Escrow Agreement”), made as of the      day of                     , 2004, by and among SupportSoft, Inc., a Delaware corporation (“SupportSoft”), SupportSoft Canada Inc., a New Brunswick corporation (“Sub” and together with SupportSoft, the “Purchaser”), Core Networks Incorporated, a corporation continued under the laws of Canada (“Core”), Core Networks (Europe) B.V., a Netherlands corporation (“Core Euro”), Core Networks (U.S.) Inc., a Delaware corporation (“Core US” and together with Core and Core Euro, the “Selling Parties” and each a “Selling Party”), the undersigned stockholders of Core (the “Principal Stockholders”), [                     in [his] capacity as the Securityholder Agent (the “Securityholder Agent”) for the Selling Parties and the Principal Stockholders], and BNY Trust Company of Canada, as Escrow Agent hereunder (the “Escrow Agent”). Capitalized terms used herein that are not otherwise defined in this Escrow Agreement shall have the meanings set forth in the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Purchaser, the Selling Parties and the Principal Stockholders have entered into an Asset Purchase Agreement, dated July 20, 2004 (the “Purchase Agreement”), pursuant to which Purchaser will purchase from the Selling Parties certain assets used in the Business (as defined in the Purchase Agreement) and assume from the Selling Parties certain Assumed Obligations (as defined in the Purchase Agreement) relating to the Business (the “Acquisition”), a copy of which Purchase Agreement has been delivered to the Escrow Agent; and

WHEREAS, Section 3.2 of the Purchase Agreement provides that the Purchaser will deposit the Escrow Amount with the Escrow Agent for the purpose of partially securing the Purchaser’s claims for indemnification pursuant to Article XII of the Purchase Agreement; and

WHEREAS, the Escrow Agent is willing to act as escrow agent for the Purchaser, the Selling Parties, the Principal Stockholders and the Securityholder Agent on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, the parties hereto hereby agree as follows:

1. Consent of Securityholders. By approval and adoption of the Purchase Agreement, the stockholders of Core, including the Principal Stockholders, have consented: (a) to the provisions of the Purchase Agreement, including, but not limited, to Sections 3.2 and Article XII of the Purchase Agreement, (b) to the appointment of the Escrow Agent as the escrow agent for the Escrow Amount for the purposes set forth herein and in the Purchase Agreement, (c) to the indemnification obligations to the Purchaser as set forth in Article XII of the Purchase Agreement, (d) to be bound by the terms of this Escrow Agreement, (e) to be a party hereto with the same force and effect as if it were a signatory hereto, including, without limitation, the appointment of the Securityholder Agent as its representative for purposes of this

Escrow Agreement and its attorney-in-fact and agent for and on its behalf, and (f) to the taking by the Securityholder Agent of any and all actions and the making of any decisions required or permitted to be taken or made by such Securityholder Agent under this Escrow Agreement and under the Purchase Agreement.

2. Appointment. The Purchaser, the Selling Parties and the Securityholder Agent hereby appoint the Escrow Agent as their Escrow Agent for the purposes set forth herein and in Section 3.2 and Article XII of the Purchase Agreement, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

3. Escrow.

(a) Establishment of Escrow.

(i) On the Closing Date, to provide funds for the partial satisfaction of any claims for indemnification made by a Purchaser Indemnified Party pursuant to Article XII of the Purchase Agreement, Purchaser shall deposit Two Million Five Hundred Fifty Thousand United States Dollars (USD$2,550,000) of the Purchase Price to which the Selling Parties are entitled pursuant to Section 3.1 of the Purchase Agreement (the “Escrow Amount”) with the Escrow Agent. Such deposit shall constitute an escrow fund (the “Escrow Fund”). The Escrow Fund shall be held by the Escrow Agent in escrow subject to the terms and conditions set forth herein and in the Purchase Agreement. The Purchaser shall pay all costs and fees of the Escrow Agent in connection with this Escrow Agreement, as set forth on the Escrow Fee Schedule attached hereto as Exhibit A (the “Fee Schedule”).

(ii) The Escrow Amount shall be retained in the Escrow Fund until released pursuant to Section 3(a)(iii) below. During the period in which the Escrow Amount is retained in the Escrow Fund, it will be held for the benefit of the Selling Parties, and such Selling Parties shall be entitled to receive the economic benefit of any interest paid with respect to the Escrow Amount (less any applicable withholding tax) until it has been determined conclusively that a Purchaser Indemnified Party is entitled to retain the Escrow Amount in respect of indemnification claims pursuant to Article XII of the Purchase Agreement (it being understood that any interest shall continue to be held in the Escrow Account for the benefit of the Selling Parties).

(iii) Within five (5) Business Days following the fifteen (15) month anniversary of the Closing Date, the Escrow Agent shall distribute to the Selling Parties any remaining cash in the Escrow Fund less an amount of cash which the Escrow Agent shall retain equal to the aggregate amount of indemnification claims made by the Purchaser Indemnified Parties pursuant to Section 3(b) hereof which are outstanding and unresolved as of such date (the “Aggregate Outstanding Claims”), or, in the event that the Aggregate Outstanding Claims exceed the remaining Escrow Amount, all remaining cash in the Escrow Fund.

(b) Claims.

(i) As promptly as is reasonably practicable after becoming aware of a claim for indemnification under the Purchase Agreement or a Related Agreement (other than a claim,

or the commencement of any suit, action or Proceeding, of the type described in Section 12.8 of the Purchase Agreement), the Indemnified Person shall give written notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim, including, if applicable, the representations, warranties, covenants and obligations under the Purchase Agreement or under a Related Agreement alleged to have been breached, and the amount that the Indemnified Person seeks under the Purchase Agreement from the Indemnifying Person, together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 12.4 of the Purchase Agreement have been satisfied or do not apply (the “Officer’s Certificate”); provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under Article XII of the Purchase Agreement except to the extent (if any) that the Indemnifying Person demonstrates that it has been materially prejudiced thereby; and provided further that in the event that the Indemnified Person is a Purchaser Indemnified Party, such Purchaser Indemnified Party shall send a copy of the Officer’s Certificate to the Escrow Agent at the same time such Officer’s Certificate is sent to the Selling Parties.

(ii) In the event that the Indemnifying Person agrees with the amount of the claim set forth in the Officer’s Certificate, the Indemnifying Person shall, subject to the provisions of the Article XII of the Purchase Agreement and this Escrow Agreement, deliver the amount of such claim to the Indemnified Person within one (1) Business Day of such agreement (and in any event no later than the sixteenth (16th) calendar day after receipt of the Officer’s Certificate), pursuant to Section 13.4 of the Purchase Agreement; provided, however, that if the Indemnifying Person is a Selling Party or any of the Principal Stockholders, then the Indemnifying Person shall direct the Escrow Agent to deliver the amount of such claim to the Purchaser Indemnified Parties from out of the Escrow Account within the time frames set forth above.

(c) Objections to Claims. Upon receipt of an Officer’s Certificate from an Indemnified Person, the Indemnifying Person shall have a period of fifteen (15) calendar days after such receipt to object in good faith to the claims set forth in such Officer’s Certificate by delivering to the Indemnified Person (and the Escrow Agent, if applicable) within the fifteen (15) calendar day period a written notice of the Indemnifying Person’s objection to the claims made in the Officer’s Certificate (the “Objection Notice”). After the expiration of such fifteen (15) calendar day period, the Indemnifying Person shall be obligated to pay the amount of such claim, within one (1) Business Day, pursuant to Section 13.4 of the Purchase Agreement, unless the Indemnifying Person has delivered the Objection Notice within the fifteen (15) calendar day period. In the event that the Indemnifying Person delivers the Objection Notice within the fifteen (15) calendar day period, the Indemnifying Person (or the Escrow Agent, if applicable) shall not be required to deliver payment as set forth in Section 3(b) hereof to the Indemnified Person until resolution of such claim.

(d) Resolution of Conflicts; Arbitration.

(i) If the Indemnifying Person shall deliver an Objection Notice within the fifteen (15) calendar day period set forth in Section 3(c) hereof, such Indemnifying Person and such Indemnified Person shall attempt in good faith to agree upon their respective rights with respect to each of such claims. If the parties should so agree a memorandum setting forth such agreement shall be prepared and signed by both parties (and shall be delivered to the Escrow Agent, if applicable) and shall govern the payment of any claim pursuant to Section 3(b)(ii).

(ii) If no such agreement can be reached after good faith negotiation within thirty (30) calendar days after objection, either the Indemnified Person or the Indemnifying Person may demand arbitration of the matter, and the matter shall be settled by arbitration conducted by one arbitrator, selected in accordance with the arbitration rules set forth in Section 3(d)(iii) below. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be final and binding and conclusive upon the parties to such arbitration. In the event that a Purchaser Indemnified Party is entitled to indemnification as a result of the final resolution of the validity of a disputed claim hereunder, such Purchaser Indemnified Party shall provide written notice (the “Resolved Claim Notice”) of such right to the Escrow Agent. Within two (2) Business Days after receipt of the Resolved Claim Notice, the Escrow Agent shall deliver to such Purchaser Indemnified Party an amount of cash out of the Escrow Fund equal in value to the lesser of the amount of such resolved claim and the remainder of the Escrow Fund.

(iii) Any such arbitration shall be held in the County of Santa Clara, California under the JAMS Comprehensive Arbitration Rules and Procedures then in effect, before a sole arbitrator, in accordance with the laws of the State of Delaware for agreements made in and to be performed in the State of Delaware. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. A claimant shall be deemed to be the non-prevailing party in the event that the arbitrator awards such claimant less than one-half (1/2) of the amount that is in dispute in the arbitration; otherwise, the other party shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fees of JAMS, and the expenses, including without limitation, reasonable attorneys’ fees and costs, incurred by the other party to the arbitration as well as the amount of any damages awarded.

4. Investment of Escrow Fund.

(a) Subject to the provisions of this Agreement and the Purchase Agreement, the Escrow Agent agrees to hold, invest and disburse the Escrow Fund in accordance with the terms of this Agreement. The Purchaser and the Securityholder Agent hereby authorize and direct the Escrow Agent to invest the cash portion of the Escrow Fund, in the name of the Escrow Agent or its nominee, in any of the following investments, as jointly instructed by the Purchaser and the Securityholder Agent to the Escrow Agent from time to time, in writing, by telecopier or otherwise (an “Investment Instruction”):

(i) a demand deposit or time deposit with a Canada Schedule A Chartered bank;

(ii) U.S. Treasury obligations; and

(iii) such other investments as the Purchaser, the Securityholder Agent and the Escrow Agent may from time to time mutually agree upon, as evidenced by an Investment Instruction delivered by the Purchaser and the Securityholder Agent with respect to such investment.

In no event shall any of the Escrow Fund be invested in equity instruments. In the absence of Investment Instructions, the Escrow Agent shall invest the Escrow Fund, to the extent reasonably practicable, pursuant to Section 4(a)(i).

(b) All investment orders involving U.S. Treasury obligations and other direct investments may be executed through broker-dealers selected by the Escrow Agent (which may include affiliates of the Escrow Agent). Periodic statements will be provided to the Purchaser and the Securityholder Agent reflecting transactions executed on behalf of the Escrow Fund. The Purchaser and the Securityholder Agent will receive, upon written request delivered to the Escrow Agent and at no additional cost, a statement of transaction details upon completion of any securities transaction in the Escrow Fund.

(c) The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments to Purchaser under this Escrow Agreement or Article XII of the Purchase Agreement. None of the Escrow Agent, the Securityholder Agent or the Purchaser shall have any liability for any loss sustained as a result of any investment made in accordance with this Section 4 or any investment made pursuant to an Investment Instruction or as a result of any liquidation of any investment prior to its maturity or for the failure of the Purchaser or the Securityholder Agent to give the Escrow Agent instructions to invest or reinvest the Escrow Fund.

(d) All interest or other return earned by the investment of the Escrow Fund and received by the Escrow Agent (“Interest”) shall become a part of the Escrow Fund.

(e) The Purchaser and the Securityholder Agent each represent that the correct Taxpayer Identification Number (“TIN”) of Core assigned by the Internal Revenue Service or any other taxing authority is set forth opposite its name on Exhibit B to this Agreement. All interest or other income earned on the Escrow Fund under the Escrow Agreement (whether or not distributed) shall be chargeable for tax purposes to Core, and reported by Core to the Internal Revenue Service or any other taxing authority. All proceeds of the Escrow Fund (other than interest and other income earned thereon) shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in this Section 4.

5. Escrow Provisions; Disposition and Termination.

(a) The provisions of the escrow shall be as set forth herein, and the Escrow Agent shall administer the Escrow Fund in accordance with the provisions hereof.

(b) The Purchaser, the Securityholder Agent and the Escrow Agent acknowledge and agree that, in the event Investment Instructions are given after the establishment of the Escrow Fund, whether such instructions are given in writing, by telecopier, or other written format, the Escrow Agent shall be authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit C hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated; provided, however that any change to the Investment Instructions must be in writing. The Purchaser, the Securityholder Agent and the Escrow Agent further agree that the Purchaser or Securityholder Agent may change their respective persons and telephone numbers for call backs only in a writing actually received and acknowledged by the Escrow Agent.

(c) The Escrow Fund shall terminate in accordance with the provisions of Section 3.2(c) of the Purchase Agreement. Immediately after the termination of the Escrow Fund, the Purchaser and the Securityholder Agent shall give the Escrow Agent written instructions to transfer the balance of the Escrow Fund that is not subject to any Aggregate Outstanding Claims.

6. Duties; Liability.

(a) The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Purchaser, the Selling Parties, the Principal Stockholders [or the Securityholder Agent] even though reference thereto may be made herein. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, except as set forth in this Section 6.

(b) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Purchaser, the Selling Parties, the Principal Stockholders [or the Securityholder Agent] or any entity acting on behalf of any of them, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians (except if such acts or omissions constitute gross negligence or willful misconduct), or (iv) for an amount in excess of the Escrow Amount.

(c) If any fees, expenses, or costs incurred by, or any obligations owed to, the Escrow Agent hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefor from the Escrow Fund.

(d) As security for the due and punctual performance of any and all of Purchaser’s obligations to the Escrow Agent hereunder, now or hereafter arising, the Purchaser, the Selling Parties, Principal Stockholders [and the Securityholder Agent] individually and collectively, hereby pledge, assign and grant to the Escrow Agent a continuing security interest in, and a lien on, the Escrow Fund and all earnings thereon. The security interest of the Escrow Agent shall at all times be valid, perfected and enforceable by the Escrow Agent against the Purchaser, the Selling Parties, Principal Stockholders [and the Securityholder Agent].

(e) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of any wire or communication facility).

(f) Unless otherwise specifically set forth herein, the Escrow Agent shall proceed as soon as practicable to collect any cheques or other collection items at any time deposited hereunder. All such collections shall be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any cheque, note or security deposited hereunder, or to exercise any right or privilege which may be afforded to the holder of any such security.

(g) The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

(h) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Escrow Fund, unless the Escrow Agent receives written instructions, signed by the Purchaser, the Selling Parties, the Principal Stockholders [or the Securityholder Agent], which eliminates such ambiguity or uncertainty.

(i) In the event of any dispute between or conflicting claims by or among the Purchaser, the Selling Parties, Principal Stockholders [or the Securityholder Agent] and/or any other person or entity with respect to the Escrow Fund, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to the Escrow Fund so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Purchaser, the Selling Parties, Principal Stockholders [or the Securityholder Agent] for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole reasonable discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary including, without limiting the generality of the foregoing, paying all or any part of the Escrow Fund into court. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, Purchaser, the Selling Parties and the Principal Stockholders.

(j) Each of the Purchaser, the Selling Parties, the Principal Stockholders [and the Securityholder Agent] shall provide to the Escrow Agent an incumbency certificate setting out the names and sample signatures of persons authorized to give instructions to the Escrow Agent hereunder, as set forth in Exhibit D. The Escrow Agent shall be entitled to rely on such certificate until a revised certificate is provided to it hereunder. The Escrow Agent shall be entitled to refuse to act upon any instructions given by a party which are signed by any person other than a person described in the incumbency certificate provided to it pursuant to this section.

(k) The Escrow Agent shall be entitled to rely, and act upon, on any direction, order, instruction, notice or other communication provided to it hereunder which is sent to it by facsimile transmission as if such communication was an executed original version of such document.

7. Succession. Any company into which the Escrow Agent may be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which it shall be a party, or any company to which the Escrow Agent may sell or transfer all or substantially all of its escrow/custody business, provided such company shall be eligible to serve as Escrow Agent hereunder, shall be the successor hereunder to the Escrow Agent without the execution or filing of any paper or any further act.

8. Indemnification. The Purchaser and the Securityholder Agent, the Selling Parties and the Principal Stockholders shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “Indemnitees”) from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, except, in the case of any Indemnitee, to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions from the Purchaser or the Securityholder Agent, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification and amounts due hereunder by the Securityholder Agent or the Principal Stockholders.

9. Delivery of Certificate. Upon execution of this Agreement, each of SupportSoft and Core shall present the Escrow Agent with a certificate designating the Purchaser’s authorized representatives, which certificate shall be in the form attached hereto as Exhibit E.

10. Miscellaneous.

(a) This Escrow Agreement shall be governed by the laws of the Province of Ontario without regard to principles of conflicts of laws.

(b) Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid by telecopy, or by courier service, as follows:

If to Purchaser:	SupportSoft, Inc. 575 Broadway Redwood City, CA 94063 Attention: Chief Financial Officer Facsimile: (650) 556-1194

with a copy to, which shall not constitute notice:	Pillsbury Winthrop LLP 2475 Hanover Street Palo Alto, CA 94304 Attn: Jorge A. del Calvo Bradley D. Kohn Fax: (650) 233-4545

Ogilvy Renault 77 King Street West, Suite 2100 P.O. Box 141, Royal Trust Tower Toronto, Ontario M5K 1H1 Attention: Anthony Milazzo Facsimile: (416) 216-3930

If to the Selling Parties or Principal Stockholders, addressed as follows:	Core Networks Incorporated 155 Chain Lake Drive, Suite 19 Halifax, Nova Scotia B3S 1B3 Canada Attention: Craig Soderquist Facsimile:

Skypoint Capital Corporation 555 Legget Drive Tower B Suite 830 Kanata, ON K2K 2X3 Canada Attention: Facsimile:

Royal Bank of Canada Royal Bank Plaza, North Tower, 4th floor Toronto, ON Attention: Fax: (416) 842 4060

ACF Equity Atlantic Purdy’s Wharf Tower II Suite 2106, 1969 Upper Water Street Halifax, Nova Scotia B3J 3R7 Canada Attention: Facsimile:

Lake Street Capital, LLC 601 Montgomery Street, 16th Floor San Francisco, CA 94111 Main Phone: (415) 291-0500 Attention: Facsimile:

with a copy to, which shall not constitute notice:	LaBarge Weinstein LLP 515 Legget Drive, Suite 800 Ottawa, ON K2K 3G4 Attention: Lawrence Weinstein Facsimile: (613) 599-0018

If to the Escrow Agent:	BNY Trust Company of Canada Suite 1101, 4 Key Street West Toronto, Ontario MSH-1B6 Attention: Senior Trust Officer Facsimile: (416) 360-1711/1727

or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

(c) Attorneys’ Fees. If any legal action is brought for the enforcement of this Escrow Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

(d) Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, all parties hereto, or by a waiver in accordance with Section 6(e).

(e) Waiver. Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights, powers, privileges or remedies hereunder, and any delay on the part of any party in exercising any right, power, privilege or remedy hereunder shall not constitute a waiver of any of such rights, powers, privileges or remedies.

(f) Counterpart Signatures; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other parties. The original signature copy shall be delivered to the other parties by express overnight delivery. The failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

(g) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among Purchaser, the Selling Parties, the Principal Stockholders, the Securityholder Agent and the Escrow Agent with respect to the subject matter hereof.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

SELLING PARTIES:	PURCHASER:

CORE NETWORKS INCORPORATED:	SUPPORTSOFT, INC.:

By:	By:
Name:	Name:
Title:	Title:

CORE NETWORKS (EUROPE) B.V.:	SUPPORTSOFT CANADA INC.:

By:	By:
Name:	Name:
Title:	Title:

CORE NETWORKS (U.S.) INC.:

By:
Name:
Title:

PRINCIPAL STOCKHOLDERS:

SKYPOINT CAPITAL CORPORATION, as Nominee:	SKYPOINT TELECOM FUND

By:	By:
Name:	Name:
Title:	Title:

ROYAL BANK OF CANADA:	ACF EQUITY ATLANTIC INC.

By:	By:
Name:	Name:
Title:	Title:

ROYAL BANK OF CANADA:

By:
Name:
Title:

LAKESTREET CAPITAL FUND I, L.P.:

By:
Name:
Title:

ESCROW AGENT:

BNY TRUST COMPANY OF CANADA:

By:
Name:
Title:

Exhibit A

ESCROW FEE SCHEDULE

A-1

Exhibit B

TAX IDENTIFICATION NUMBERS

Name	Tax Identification Number
Core Networks Incorporated

B-1

Exhibit C

TELEPHONE NUMBER(S) FOR CALL-BACKS AND PERSONS(S)

DESIGNATED TO CONFIRM FUNDS TRANSFER AND PAYMENT INSTRUCTIONS

Escrow Agent is authorized to confirm Investment Instructions issued in the name of the Purchaser with any person purporting to be a person designated below, whether or not that person is the person who has issued the payment instructions to the Escrow Agent.

Name	Telephone Number

SupportSoft, Inc.
Customer Name or Entity

Printed Name of Authorized Signatory

Signature

Title

C-1

TELEPHONE NUMBER(S) FOR CALL-BACKS AND PERSONS(S)

DESIGNATED TO CONFIRM FUNDS TRANSFER AND PAYMENT INSTRUCTIONS

Escrow Agent is authorized to confirm Investment Instructions issued in the name of Core Networks Incorporated with any person purporting to be a person designated below, whether or not that person is the person who has issued the payment instructions to the Escrow Agent.

Name	Telephone Number

Core Networks Incorporated
Customer Name or Entity

Printed Name of Authorized Signatory

Signature

Title

C-2

Exhibit D

INCUMBENCY CERTIFICATE

D-1

Exhibit E

CERTIFICATE DESIGNATING PURCHASER AUTHORIZED REPRESENTATIVES

For all purposes contemplated by the Escrow Agreement, dated                          , 2004 (the “Escrow Agreement”), by and among SupportSoft, Inc., a Delaware corporation (“SupportSoft”), Havana Canada Sub, a New Brunswick corporation (“Sub” and together with SupportSoft, the “Purchaser”), Core Networks Incorporated, a corporation continued under the laws of Canada (“Core”), Core Networks (Europe) B.V., a Netherlands corporation (“Core Euro”), Core Networks (U.S.) Inc., a Delaware corporation (“Core US” and together with Core and Core Euro, the “Selling Parties” and each a “Selling Party”), the stockholders of Core who are signatories to the Escrow Agreement (the “Principal Stockholders”) [                     in [his] capacity as the Securityholder Agent (the “Securityholder Agent”) for the Selling Parties and the Principal Stockholders], and BNY Trust Company of Canada, as Escrow Agent under the Escrow Agreement, the Purchaser hereby designates each of the following persons as an authorized representative (an “Authorized Representative”) on behalf of the Purchaser:

Printed Name	Specimen Signature

The above designations of Authorized Representatives on behalf of the Purchaser may be amended or rescinded at any time hereafter by a replacement Certificate.

IN WITNESS WHEREOF, the Purchaser has caused this Certificate to be executed as of this      day of                     , 2004.

SUPPORTSOFT, INC.

By:
Name:
Title:

SUPPORTSOFT CANADA INC.

By:
Name:
Title:

E-1

CERTIFICATE DESIGNATING SELLING PARTIES AUTHORIZED

REPRESENTATIVES

For all purposes contemplated by the Escrow Agreement, dated                          , 2004 (the “Escrow Agreement”), by and among SupportSoft, Inc., a Delaware corporation (“SupportSoft”), Havana Canada Sub, a New Brunswick corporation (“Sub” and together with SupportSoft, the “Purchaser”), Core Networks Incorporated, a corporation continued under the laws of Canada (“Core”), Core Networks (Europe) B.V., a Netherlands corporation (“Core Euro”), Core Networks (U.S.) Inc., a Delaware corporation (“Core US” and together with Core and Core Euro, the “Selling Parties” and each a “Selling Party”), the stockholders of Core who are signatories to the Escrow Agreement (the “Principal Stockholders”) [                     in [his] capacity as the Securityholder Agent (the “Securityholder Agent”) for the Selling Parties and the Principal Stockholders], and BNY Trust Company of Canada, as Escrow Agent under the Escrow Agreement, the Selling Parties hereby designate each of the following persons as an authorized representative (an “Authorized Representative”) on behalf of the Selling Parties:

Printed Name	Specimen Signature

The above designations of Authorized Representatives on behalf of the Selling Parties may be amended or rescinded at any time hereafter by a replacement Certificate.

IN WITNESS WHEREOF, the Selling Parties have caused this Certificate to be executed as of this      day of                     , 2004.

CORE NETWORKS INCORPORATED

By:
Name:
Title:

CORE NETWORKS (EUROPE) B.V.

By:
Name:
Title:

CORE NETWORKS (U.S.) INC.

By:
Name:
Title:

EXHIBIT E

[Form of Employment Agreement]

EXHIBIT F

LW LEGAL OPINION

[We will negotiate the text of the full opinion, including qualification paragraphs, prior to the Closing. Set forth below are the opinion paragraphs we would require.]

1. Cuba is a corporation duly organized, validly existing and in good standing under the laws of Canada, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Cuba US and Cuba Euro is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Netherlands, respectively, and each has all requisite power and authority to own, lease and operate its respective properties and to carry on its business as it is now being conducted.

2. Each of the Selling Parties has the requisite corporate power and authority to enter into the Asset Purchase Agreement and the Related Agreements to which it is a party (the “Transaction Documents”) and to perform its respective obligations thereunder and to consummate the transactions contemplated thereby.

3. The execution, delivery and performance of the Transaction Documents by the Selling Parties, and the consummation by them of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of each of them, including approval by the Board of Directors of each of them and by the stockholders of each of them. The Transaction Documents have been duly executed and delivered by an authorized officer of each of the Selling Parties and each constitutes a valid and binding obligation of each of them, enforceable1 against them in accordance with the terms of such Transaction Documents.

4. Except for the Governmental Required Consents or as set forth in Schedule 4.3(a), no Consent of, or filing with, any Governmental Authority or any Person, including a party to any Contract with one or more of the Selling Parties is required or necessary on the part of the Selling Parties in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby.

5. The execution, delivery and performance by the Selling Parties of the Transaction Documents and the consummation of the transactions contemplated thereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, require a Consent under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under any provision of the organizational documents of a Selling Party, (b) does not conflict with or result in any breach or violation of any Law applicable to the Selling Parties which in our experience is generally applicable to transactions of the type contemplated by the Transaction Documents (without our having made any investigation concerning the applicability of any other Law), and (c) does not violate, contravene or, with or without the lapse of time, result in a default under, any of the Contracts listed on Schedule A2 attached hereto.

[1]	Understood that this opinion would likely be given by Massachusetts counsel on an “as if” Delaware law basis.
[2]	This Schedule A would contain a list of the material Contracts of the Selling Parties.

6. To our knowledge, there is no Proceeding pending against any of the Selling Parties or the Assets before any court or Governmental Authority, nor has any Selling Party received any written threat thereof, that questions the validity of the Agreement or any of the Related Agreements or that seeks to enjoin or restrain the transactions contemplated thereby.